Exhibit 10.1

THIRD AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of August 8, 2024 (the “Amendment”), is made pursuant to that certain Revolving Credit and Security Agreement dated as of August 12, 2021 (as renewed, amended or restated from time to time, the “Credit Agreement”), among PENNANTPARK FLOATING RATE FUNDING I, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”); PENNANTPARK INVESTMENT ADVISERS, LLC, a Delaware limited liability company, as the collateral manager (together with its permitted successors and assigns, the “Collateral Manager”), the LENDERS from time to time party hereto; TRUIST BANK, as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”), TRUIST BANK, as the swingline lender (the “Swingline Lender”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as successor in interest to U.S. Bank National Association, as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Collateral Agent”); U.S. BANK NATIONAL ASSOCIATION, as custodian (in such capacity, together with its successors and assigns, the “Custodian”); U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as successor in interest to U.S. Bank National Association, as collateral administrator (in such capacity, together with its successors and assigns, the “Collateral Administrator”); and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as successor in interest to U.S. Bank National Association, as backup collateral manager (in such capacity, together with its successors and assigns, the “Backup Collateral Manager”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Collateral Manager, the Lenders, the Administrative Agent, the Collateral Agent, the Custodian, and the Backup Collateral Manager have previously entered into and are currently party the Credit Agreement; and;

WHEREAS, the parties hereto desire to make certain amendments to the Credit Agreement pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms hereof, the Credit Agreement is hereby amended as follows:

Section 1. Defined Terms. Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Credit Agreement.

Section 2. Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement shall be amended with text marked in underline (e.g., addition or addition) indicating additions to the Credit Agreement and with text marked in strikethrough (e.g., ~~deletion~~ or ~~deletion~~) indicating deletions to the Credit Agreement as set forth in Exhibit A attached hereto.

Section 3 Conditions Precedent. This Amendment shall become effective upon satisfaction of the following conditions precedent:

3.1 the Borrower, the Collateral Manager, the Lenders and the Administrative Agent shall have executed and delivered this Amendment;

3.2 the Borrower, the Servicer, the Lenders, and the Administrative Agent shall have executed and delivered the Third Amendment Lender Fee Letter;

3.3. Counsel of the Borrower shall have delivered a corporate and enforceability opinion to the Administrative Agent and Lenders;

3.4 the Exiting Lender (as hereinafter defined) shall have received the payoff amount contemplated by Section 5 hereof; and

3.5 evidence that (x) all fees due and owing to the Administrative Agent and each Lender on or prior to the date hereof have been received or will be contemporaneous with closing; and (y) the reasonable and documented accrued fees and expenses of Chapman and Cutler LLP, counsel to the Administrative Agent, in connection with the transactions contemplated hereby (to the extent invoiced prior to the date hereof), shall have been paid by the Borrower or will be contemporaneous with closing.

Section 4. Representations.

4.1 In order to induce the Administrative Agent and the Lenders to execute and deliver this Amendment, each of the Borrower and the Collateral Manager hereby represents to the Administrative Agent and the Lenders that as of the date hereof the representations and warranties of the Borrowers contained in Credit Agreement (as amended by this Amendment) and in the other Facility Documents are true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) as though made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they were true and correct as of such date) and that no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment. The execution, delivery, and performance by the Borrower and the Collateral Manager in connection with this Amendment has been duly authorized by all requisite action by or on behalf of the Borrower and the Collateral Manager, and this Amendment has been duly executed and delivered on behalf of the Borrower and the Collateral Manager. This Amendment is enforceable against each of the Borrower and the Collateral Manager in accordance with its terms, except as enforceability may be limited by applicable debtor relief laws and general principles of equity.

Section 5. Termination of First Financial Bank. On the date hereof, and contemporaneously with the effectiveness of this Amendment, the parties hereto hereby agree that (a) the Lenders shall make such purchases and sales of the outstanding Advances funded by First Financial Bank (the “Exiting Lender”) on the date of this Amendment so that after giving effect to such purchases and sales, each Lender is then holding its Percentage of the outstanding Advances based on the Commitments as amended by this Amendment and reflected on Schedule 1 of Exhibit A hereto, (b) the Exiting Lender shall cease to be a party to the Credit Agreement and all of its respective rights and obligations under the Credit Agreement and the other Facility Documents (other than those rights which expressly survive the termination or cancellation of the Credit Agreement, as amended by this Amendment) shall terminate and cease to be of further force or effect, (c) the “Commitment” of the Exiting Lender shall terminate and cease to be of further force or effect and (d) each Lender (including the Exiting Lender) and the Administrative Agent consent to the termination of the Commitment of the Exiting Lender and the repayment of the outstanding Advances of the Exiting Lender in the manner contemplated by this Amendment and waive compliance with any other terms, conditions or requirements in the Credit Agreement applicable to the transactions contemplated under clauses (a) through (c) above. The purchases and sales referenced in clause (a) above shall be arranged through the Administrative Agent who shall distribute any amounts received to the Lenders in accordance with the foregoing, and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith.

Section 6. Agreement in Full Force and Effect. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms, and the Liens created and provided for by the Facility Documents remain in full force and effect and continue to secure, among other things, the performance of all of the Borrower’s Obligations under the Facility Documents and the Credit Agreement as amended hereby. Reference to this specific Amendment need not be made in the Credit Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

Section 7. Execution in Counterparts. Delivery of an executed counterpart hereof by facsimile transmission or by e-mail transmission of an electronic signature (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, or DocuSign) shall be effective as delivery of a manually executed counterpart hereof.

Section 8. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT THE CONFLICT OF LAW PRINCIPLES THEREOF WHICH WOULD HAVE THE EFFECT OF APPLYING THE LAW OF ANY OTHER JURISDICTION.

IN WITNESS WHEREOF, the Administrative Agent has caused this Third Amendment to Revolving Credit and Security Agreement to be executed and delivered by its duly authorized officers as of the date set forth above.

PENNANTPARK FLOATING RATE FUNDING I, LLC, as Borrower

By:	PennantPark Floating Rate Capital Ltd., as Designated Manager

By:	/s/ Jeffrey S. Sion
Name: Jeffrey S. Sion
Title: Authorized Signatory

PENNANTPARK INVESTMENT ADVISERS, LLC, as Collateral Manager

By:	/s/ Jeffrey S. Sion
Name: Jeffrey S. Sion
Title: Authorized Signatory

[Signature Page to Third Amendment to Revolving Credit and Security Agreement (PennantPark)]

TRUIST BANK, as Administrative Agent

By:	/s/ Christopher Petrinec
Name: Christopher Petrinec
Title: Vice President

TRUIST BANK, as Lender and Swingline Lender

By:	/s/ Christopher Petrinec
Name: Christopher Petrinec
Title: Vice President

[Signature Page to Third Amendment to Revolving Credit and Security Agreement (PennantPark)]

WESTERN ALLIANCE BANK, as a Lender

By:	/s/ Tyler Peterson
Name: Tyler Peterson
Title: Vice President

[Signature Page to Third Amendment to Revolving Credit and Security Agreement (PennantPark)]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Troy Pierce
Name: Troy Pierce
Title: Director

[Signature Page to Third Amendment to Revolving Credit and Security Agreement (PennantPark)]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Pawan Churiwal
Name: Pawan Churiwal
Title: Executive Director

[Signature Page to Third Amendment to Revolving Credit and Security Agreement (PennantPark)]

CITY NATIONAL BANK, as a Lender

By:	/s/ Jeffrey Feinberg
Name: Jeffrey Feinberg
Title: Senior Vice President

[Signature Page to Third Amendment to Revolving Credit and Security Agreement (PennantPark)]

COMERICA BANK, as a Lender

By:	/s/ Robert Wilson
Name: Robert Wilson
Title: Robert Wilson

[Signature Page to Third Amendment to Revolving Credit and Security Agreement (PennantPark)]

STIFEL BANK & TRUST, as a Lender

By:	/s/ Matthew L. Diehl
Name: Matthew L. Diehl
Title: Senior Vice President

[Signature Page to Third Amendment to Revolving Credit and Security Agreement (PennantPark)]

RAYMOND JAMES, as a Lender

By:	/s/ Mark Specht
Name: Mark Specht
Title: Senior Vice President

[Signature Page to Third Amendment to Revolving Credit and Security Agreement (PennantPark)]

FIRST FINANCIAL BANK, as Exiting Lender

By:	/s/ Michael Mendenhall
Name: Michael Mendenhall
Title: Managing Director

[Signature Page to Third Amendment to Revolving Credit and Security Agreement (PennantPark)]

CIBC BANK USA, as a Lender

By:	/s/ Nick Koziak
Name: Nick Koziak
Title: Managing Director

[Signature Page to Third Amendment to Revolving Credit and Security Agreement (PennantPark)]

EXHIBIT A

See Attached

~~CHAPMAN DRAFT DATED MAY 6, 2024~~

CONFORMED THROUGH ~~SECOND~~  THIRD AMENDMENT DATED AS OF ~~JUNE~~  AUGUST  ~~12~~8 , 2024

REVOLVING CREDIT AND SECURITY AGREEMENT

among

PENNANTPARK FLOATING RATE FUNDING I, LLC,

as Borrower,

PENNANTPARK INVESTMENT ADVISERS, LLC,

as Collateral Manager

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

TRUIST BANK,

as Administrative Agent

TRUIST SECURITIES, INC.,

as Lead Arranger

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Administrator

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Backup Collateral Manager

and

U.S. BANK NATIONAL ASSOCIATION,

as Custodian

Dated as of August 12, 2021

~~Ex A to Second Amendment to RCSA (2024) 4890-7677-2795 v4~~4892-9469-1282 v9.doc 4359360

TABLE OF CONTENTS

SECTION	HEADING	PAGE

ARTICLE I	DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS	1

Section 1.01.	Definitions	1
Section 1.02.	Rules of Construction	~~59~~62
Section 1.03.	Computation of Time Periods	~~59~~63
Section 1.04.	Collateral Value Calculation Procedures	~~60~~63
Section 1.05.	Classification of Loans and Borrowings	~~62~~65
Section 1.06.	Currencies Generally	~~62~~65
Section 1.07.	Calculation of Borrowing Base	~~62~~66
Section 1.08.	~~LIBOR~~Rates	~~62~~66

ARTICLE II	ADVANCES	~~63~~66

Section 2.01.	Revolving Credit Facility	~~63~~66
Section 2.02.	Making of the Advances	~~64~~67
Section 2.03.	Evidence of Indebtedness	~~66~~69
Section 2.04.	Payment of Principal and Interest	~~67~~70
Section 2.05.	Prepayment of Advances	~~68~~71
Section 2.06.	Changes of Commitments	~~69~~72
Section 2.07.	Maximum Lawful Rate	~~70~~73
Section 2.08.	Several Obligations	~~70~~73
Section 2.09.	Increased Costs	~~70~~73
Section 2.10.	Compensation; Breakage Payments	~~71~~75
Section 2.11.	~~Illegality;~~ Inability to Determine Rates	~~72~~75
Section 2.12.	Rescission or Return of Payment	~~81~~85
Section 2.13.	Post-Default Interest	85
Section 2.14.	Payments Generally	85
Section 2.15.	Increase in Facility Amount	86
Section 2.16.	Defaulting Lenders	~~83~~87

ARTICLE III	CONDITIONS PRECEDENT	89

Section 3.01.	Conditions Precedent to Initial Borrowing	89
Section 3.02.	Conditions Precedent to Each Borrowing	91

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	92

Section 4.01.	Representations and Warranties of the Borrower	92
Section 4.02.	Representations and Warranties of the Collateral Manager	96

ARTICLE V	COVENANTS	98

Section 5.01.	Affirmative Covenants of the Borrower	98
Section 5.02.	Negative Covenants of the Borrower	104

-i-

-ii-

ARTICLE XI	ADMINISTRATION AND SERVICING OF CONTRACTS	135

Section 11.01.	Designation of the Collateral Manager	135
Section 11.02.	Duties of the Collateral Manager	135
Section 11.03.	Liability of the Collateral Manager; Indemnification of the Collateral Manager Persons	138
Section 11.04.	Authorization of the Collateral Manager	138
Section 11.05.	Realization Upon Defaulted Collateral Loans	139
Section 11.06.	Collateral Management Compensation	139
Section 11.07.	Payment of Certain Expenses by Collateral Manager	140
Section 11.08.	The Collateral Manager Not to Resign; Assignment	140
Section 11.09.	Appointment of Successor Collateral Manager	140

ARTICLE XII	THE AGENTS	143

Section 12.01.	Authorization and Action	143
Section 12.02.	Delegation of Duties	~~142~~145
Section 12.03.	Agent’s Reliance, Etc	~~142~~145
Section 12.04.	Indemnification	147
Section 12.05.	Successor Agents	~~145~~148
Section 12.06.	Administrative Agent’s Capacity as a Lender	148
Section 12.07.	Erroneous Payments	148

ARTICLE XIII	THE BACKUP COLLATERAL MANAGER	~~148~~151

Section 13.01.	Duties of the Backup Collateral Manager	~~148~~151
Section 13.02.	Fees of Backup Collateral Manager	~~149~~151
Section 13.03.	Assumption of Servicing Duties	~~149~~152
Section 13.04.	Indemnity	152
Section 13.05.	Additional Provisions Applicable to Backup Collateral Manager	~~150~~153
Section 13.06.	Resignation of the Backup Collateral Manager	~~151~~154

ARTICLE XIV	THE CUSTODIAN	154

Section 14.01.	Designation of Custodian	154
Section 14.02.	Duties of Custodian	~~152~~154
Section 14.03.	Merger or Consolidation	~~154~~157
Section 14.04.	Custodian Compensation	~~154~~157
Section 14.05.	Custodian Removal	157
Section 14.06.	Limitation on Liability	~~155~~157
Section 14.07.	Resignation of the Custodian	~~156~~159
Section 14.08.	Release of Related Documents	159
Section 14.09.	Return of Related Documents	~~157~~160
Section 14.10.	Access to Certain Documentation and Information Regarding the Collateral; Audits	160
Section 14.11.	Representations and Warranties of the Custodian	~~158~~160
Section 14.12.	Covenants of the Custodian	~~159~~161

-iii-

ARTICLE XV	MISCELLANEOUS	162

Section 15.01.	No Waiver; Modifications in Writing	162
Section 15.02.	Notices, Etc.	163
Section 15.03.	Taxes	163
Section 15.04.	Costs and Expenses; Indemnification	~~164~~166
Section 15.05.	Execution in Counterparts	169
Section 15.06.	Assignability	169
Section 15.07.	Governing Law	171
Section 15.08.	Severability of Provisions	171
Section 15.09.	Confidentiality	~~169~~171
Section 15.10.	Merger	~~170~~172
Section 15.11.	Survival	~~170~~172
Section 15.12.	Submission to Jurisdiction; Waivers; Etc.	~~170~~172
Section 15.13.	Waiver of Jury Trial	173
Section 15.14.	Service of Process	~~171~~173
Section 15.15.	Waiver of Setoff	174
Section 15.16.	PATRIOT Act Notice	174
Section 15.17.	Legal Holidays	~~172~~174
Section 15.18.	Non-Petition	~~172~~174
Section 15.19.	CP Conduit Provisions	~~172~~174
Section 15.20.	Third Party Beneficiary	176
Section 15.21.	Reserved	176
Section 15.22.	No Fiduciary Duty	176
Section 15.23.	Sharing of Payments by Lenders	~~174~~176
Section 15.24.	Judgment Currency	~~175~~177
Section 15.25.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	177

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SCHEDULES

Schedule 1	Initial Commitments and Percentages
Schedule 2	Forms of Monthly Report and Payment Date Report
Schedule 3	Initial Collateral Loans
Schedule 4	S&P Industry Classifications
Schedule 5	[Reserved]
Schedule 6	Notice Information
Schedule 7	Covered Account Details

EXHIBITS

Exhibit A	Form of Excess Interest Proceeds Estimate
Exhibit B	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation)
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Account Control Agreement
Exhibit F	Form of Facility Amount Increase Request
Exhibit G	Form of Release of Related Documents
Exhibit H	Closing Certificate

-v-

REVOLVING CREDIT AND SECURITY AGREEMENT

REVOLVING CREDIT AND SECURITY AGREEMENT dated as of August 12, 2021 among PENNANTPARK FLOATING RATE FUNDING I, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”); PENNANTPARK INVESTMENT ADVISERS, LLC, a Delaware limited liability company, as the collateral manager (together with its permitted successors and assigns, the “Collateral Manager”), the LENDERS from time to time party hereto; TRUIST BANK, as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”), TRUIST BANK, as the swingline lender (the “Swingline Lender”), U.S. BANK   TRUST    COMPANY ,   NATIONAL    Association, as successor in interest to U.S. Bank National Association, as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Collateral Agent”); U.S. BANK NATIONAL ASSOCIATION, as custodian (in such capacity, together with its successors and assigns, the “Custodian”); U.S. BANK   TRUST    COMPANY ,   NATIONAL    ASSOCIATION , as successor in interest to U.S. Bank National Association, as collateral administrator (in such capacity, together with its successors and assigns, the “Collateral Administrator”); and U.S. BANK   TRUST    COMPANY ,   NATIONAL    ASSOCIATION , as successor in interest to U.S. Bank National Association, as backup collateral manager (in such capacity, together with its successors and assigns, the “Backup Collateral Manager”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

“ABL Facility”means a lending facility pursuant to which the loans thereunder are secured by a perfected, first priority security interest in accounts receivable, inventory, machinery, equipment, or periodic revenues, where such collateral security consists of assets generated or acquired by the related Obligor in its business.

“Account Control Agreement”means an agreement in substantially the form of Exhibit E hereto.

“Adjusted ~~Eurocurrency~~Term Benchmark Rate” means (a) for the Interest Accrual Period for any ~~Eurocurrency~~Term Benchmark Borrowing denominated in Dollars, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (A) zero percent (0%) and (B) the ~~sum of (i) the Eurocurrency~~Term Benchmark Rate for such Interest Accrual Period for Dollars, ~~plus (ii) 0.11448% and~~ (b) for the Interest Accrual Period for any ~~Eurocurrency~~Term Benchmark Borrowing denominated in Canadian Dollars, the rate per annum equal to the greater of (A) zero percent (0%), and (B) the sum of (i) Term Benchmark Rate for such Interest Accrual Period for Canadian Dollars, plus (ii) the Term CORRA Adjustment, and (c) for the Interest Accrual Period for any Term Benchmark Borrowing denominated in a Currency (other than Dollars or Canadian Dollars) an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (A) zero percent (0%) and (B) the ~~Eurocurrency~~Term Benchmark Rate for such Interest Accrual Period for such Currency.

~~“Adjusted Term CORRA” means, for the Interest Accrual Period for any Term CORRA Borrowing denominated in Canadian Dollars, the rate per annum equal to the greater of (A) zero percent (0%), and (B) the sum of (i) Term CORRA for such Interest Accrual Period plus (ii) the Term CORRA Adjustment.~~

“Administrative Agent”has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Expense Cap”means, for any rolling 12-month period, an amount equal to $300,000.

“Administrative Expenses”means the fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable in the following order:

(a) first, to the Collateral Agent, the Collateral Administrator, the Backup Collateral Manager, Securities Intermediary and the Custodian, any amounts payable pursuant to the Collateral Agent Fee Letter, the Backup Collateral Manager Fee Letter, the Custodian Fee Letter, the Collateral Administration Agreement, this Agreement and the other Facility Documents;

(b) second, to the Administrative Agent for fees and accrued expenses;

(c) third, to the Collateral Manager for expenses (including indemnities) incurred by the Collateral Manager in connection with the services provided under this Agreement and as further described in Sections 11.03, 11.07 and 11.09; and

(d) fourth, on a pro rata basis, to:

(i) the Independent Accountants, agents (other than the Collateral Manager) and counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents;

(ii) the Rating Agencies for fees and expenses in connection with the rating of (or provision of credit estimates in respect of) any Collateral Loans;

(iii) any other Person in respect of any other fees or expenses permitted under or incurred pursuant to or in connection with the Facility Documents; and

(iv) the Lenders and the Agents (or related indemnified parties) for fees, expenses and other amounts payable by the Borrower under any Facility Document;

provided that, for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal, other amounts owing in respect of the Advances and the Commitments, the Senior Collateral Management Fees and the Subordinated Collateral Management Fees) shall not constitute Administrative Expenses.

“Advance Rate” means, with respect to any Collateral Loan, the corresponding percentage for the loan type set forth below:

Loan Type	Advance Rate
First Lien Loan	70.0%
Split First Lien Loan	70.0%
Tier 1 Split Lien Loan	53.0%
Tier 2 Split Lien Loan	44.0%
Second Lien Loan	35.0%

“Advances”has the meaning assigned to such term in Section 2.01.

“Affected Person”means (i) each Lender and each of its Affiliates, (ii) any Liquidity Bank and (iii) any assignee or participant of any Lender.

“Affiliate”means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agents”means, collectively, the Administrative Agent and the Collateral Agent.

“Agent’s Account”means ~~SunTrust~~Truist Bank, Atlanta, GA, ABA #~~061000104~~ 053101121, Account to be credited: Agency Services Operating Account, Account number: 1000022220783, Attn: ~~Doug Weltz~~Karen Weich, Ref: PennantPark Floating Rate Funding I, LLC.

“Aggregate Collateral Balance”means, at any time, the sum of:

(a) the Aggregate Principal Balance of all Eligible Collateral Loans (other than Defaulted Collateral Loans, Credit Improved Loans, Haircut Collateral Loans and Discount Collateral Loans), plus

(b) the Defaulted Collateral Loan Balance, plus

(c) the Dollar Equivalent of the aggregate purchase price of all Discount Collateral Loans that are Eligible Collateral Loans and not Defaulted Collateral Loans, Haircut Collateral Loans or Credit Improved Loans, plus

(d) the Revolving Exposure in respect of all Delayed Drawdown Collateral Loans and Revolving Collateral Loans that are Eligible Collateral Loans, plus

(e) for each Credit Improved Loan, an amount equal to the lower of (i) its Principal Balance and (ii) its Market Value, plus

(f) the Haircut Collateral Loan Balance;

provided that, in calculating the Aggregate Collateral Balance, no Collateral Loans shall be included at a value in excess of the value of such Collateral Loan as reflected on the books and records of the Collateral Manager on such date of determination.

“Aggregate Funded Spread”means, as of any date, the sum of:

(a) in the case of each Floating Rate Obligation (excluding any Floor Obligation) that bears interest at a spread over an index (including any London interbank offered rate based index), (i) the excess of the sum of such spread and such index over Specified ~~Eurocurrency~~ Rate as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of such Collateral Loan; and

(b) in the case of each Floor Obligation, (i) the excess of the interest rate on such Floor Obligation (including any interest rate spread) as of such date over Specified ~~Eurocurrency~~ Rate as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Collateral Loan.

“Aggregate Principal Balance”means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

“Aggregate Unfunded Spread”means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Loan and Revolving Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect as of such date and (b) the undrawn commitments of each such Delayed Drawdown Collateral Loan and Revolving Collateral Loan as of such date.

“Agreed Foreign Currency”means, at any time, any of Canadian Dollars, Pounds Sterling, Euros, and Australian Dollars.

“Agreement”means this Revolving Credit and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means any laws, rules and regulations of any jurisdiction applicable from time to time to the Borrower concerning bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, (15 U.S.C. § 78dd-1, et seq.) and the U.K. Bribery Act 2010.

“Applicable Law”means any Law of any Governmental Authority, including all Federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin”has the meaning assigned to such term in the Lender Fee Letter.

“Appraisal”means:

(a) with respect to any Defaulted Collateral Loan, an appraisal of the assets securing such Defaulted Collateral Loan that is conducted by an Approved Appraisal Firm on the basis of the fair market value of such assets (that is, the price that would be paid by a willing buyer to a willing seller of such assets in an expedited sale on an arm’s-length basis), which may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an Appraisal of such Defaulted Collateral Loan previously performed by an Approved Appraisal Firm; and

(b) with respect to any Collateral Loan (other than a Defaulted Collateral Loan), an appraisal of such Collateral Loan that is conducted by an Approved Appraisal Firm, which may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an Appraisal of such Collateral Loan previously performed by an Approved Appraisal Firm.

“Approved Appraisal Firm”means (a) an independent appraisal firm recognized as being experienced in conducting valuations of secured loans or (b) an independent financial adviser of recognized standing retained by the Borrower, the Collateral Manager or the agent or lenders under any Collateral Loan, in each case as consented to by the Administrative Agent.

“Assignment and Acceptance”means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“AUS”, “AUS$”or “Australian Dollar”means lawful money of the Commonwealth of Australia.

“Backup Collateral Manager”means U.S. Bank Trust Company, National Association, a national banking association, and any successor thereto appointed under this Agreement.

“Backup Collateral Manager Fee Letter”means the Collateral Agent Fee Letter, setting forth the fees payable by the Borrower, among other parties, to the Backup Collateral Manager in connection with the transactions contemplated by this Agreement, as the same may be amended or amended and restated from time to time.

“Backup Collateral Manager Indemnified Amounts” has the meaning set forth in Section 13.04 hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”means the United States Bankruptcy Code, as amended.

“Base Rate”means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, and (c) the sum of (i) the greater of (1) the sum of (A) the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) ~~Eurocurrency~~ Term Benchmark Banking Days for Dollars prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the rate under this clause (A) will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding ~~Eurocurrency~~ Term Benchmark Banking Day for Dollars for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding ~~Eurocurrency~~Term Benchmark Banking Day for Dollars is not more than three (3) ~~Eurocurrency~~Term Benchmark Banking Days for Dollars prior to such Base Rate Term SOFR Determination Day; plus (B) .11448%, and (2) the Floor; plus (ii) solely to the extent that an Event of Default has occurred and is continuing, 1.00%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clauses (b) and (c) above will be determined based on a year of 360 days and actual days elapsed. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Term SOFR Reference Rate as set forth above shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Term SOFR Reference Rate, respectively.

“BDC”means PennantPark Floating Rate Capital Ltd., a Maryland corporation.

“Borrower”has the meaning assigned to such term in the introduction to this Agreement.

“Borrower LLC Agreement”means the Limited Liability Company Operating Agreement of the Borrower, dated as of June 23, 2011.

“Borrowing”has the meaning assigned to such term in Section 2.01.

“Borrowing Base”means, at any time, an amount equal to:

(a) the Aggregate Collateral Balance (excluding the Revolving Exposure pursuant to clause (d) of such definition), minus

(b) (i) during the Reinvestment Period, the Excess Concentration Amount and (ii) after the Reinvestment Period, the Excess Concentration Amount calculated as of the last day of the Reinvestment Period.

“Borrowing Base Calculation Statement”means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base required hereunder.

“Borrowing Date”means the date of a Borrowing.

“Business Day”means any day other than a Saturday or Sunday, provided that the following shall not constitute Business Days (i) days on which banks are authorized or required to close in New York, New York, Minneapolis, Minnesota, Florence, South Carolina, or Charlotte, North Carolina, (ii) days on which the Depository Trust Company or commercial paper markets in the United States are closed, and (iii) if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of an Advance denominated in any Agreed Foreign Currency, days on which commercial banks and the London foreign exchange market settle payments in the Principal Financial Center are closed.

“Canadian Dollars”and “Cdn $”each means the lawful currency of Canada.

“Cash”means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency.

“Cause”means the indictment for or conviction of any crime of dishonesty or moral turpitude or any act or omission that would constitute gross negligence, bad faith or willful misconduct.

“Certificated Security”has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”means, at any time, the occurrence of one of the following events: (1) the BDC fails to own 100% of the equity interests of the Borrower; or (2) PennantPark Investment Advisers, LLC is no longer the investment adviser of the BDC.

“Class”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are Syndicated Dollar Advances, Syndicated Multicurrency Advances or Swingline Advances.

“Clearing Agency”means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security”means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date”means August 12, 2021.

“Code”means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Collateral”has the meaning assigned to such term in Section 7.01(a).

“Collateral Administration Agreement”means that certain Collateral Administration Agreement, dated as of August 12, 2021 by and among ~~U.S. Bank National Association~~the Collateral Administrator, the Collateral Manager and the Borrower, as amended from time to time.

“Collateral Administrator”means U.S. Bank Trust Company, National Association, and any successor thereto under the Collateral Administration Agreement.

“Collateral Agent”has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent Fee Letter”means the fee letter, dated as of the date hereof, among the Collateral Agent, the Custodian, U.S. Bank National Association as Securities Intermediary under the Account Control Agreement, the Backup Collateral Manager, the Collateral Administrator, the Borrower and the Collateral Manager setting forth the fees payable by the Borrower to the Collateral Agent in connection with the transactions contemplated by this Agreement and other Facility Documents.

“Collateral Interest Amount”means, as of any date of determination, without duplication, the Dollar Equivalent of the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Defaulted Collateral Loans, Ineligible Collateral Loans and Non-Cash Paying PIK Loans, in each case unless actually received), in each case during the Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day) in which such date of determination occurs.

“Collateral Loan” means a loan, debt obligation or debt security acquired by the Borrower (including Participation Interests).

“Collateral Management Fees”means, collectively, Senior Collateral Management Fees and Subordinated Collateral Management Fees.

“Collateral Management Standard”means, with respect to any Collateral Loans included in the Collateral, to service and administer such Collateral Loans in accordance with the Related Documents and all customary and usual servicing practices (a) which are consistent with the higher of: (i) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Collateral Loans for its own account, and (ii) the same care, skill, prudence and diligence with which the Collateral Manager services and administers loans for its own account or for the account of others; (b) to the extent not inconsistent with clause (a), with a view to maximize the value of the Collateral Loans; and (c) without regard to: (i) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any Obligor or any Affiliate of any Obligor, (ii) the Collateral Manager’s obligations to incur servicing and administrative expenses with respect to a Collateral Loan, (iii) the Collateral Manager’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Collateral Manager or any Affiliate thereof of any retained interest or one or more loans of the same class as any Collateral Loans, (v) the ownership, servicing or management for others by the Collateral Manager of any other loans or property by the Collateral Manager, or (vi) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any holder of other loans of the Obligor with respect to such Collateral Loans.

“Collateral Manager”has the meaning assigned to such term in the introduction of this Agreement.

“Collateral Manager Event of Default”means the occurrence of any of the events, acts or circumstances set forth in Section 6.02.

“Collateral Manager Replacement Event”means the occurrence of the following event:

(a) the Default Ratio shall exceed 10.0%.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Loans owned (or, in relation to a proposed purchase of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated, in each case, in accordance with Section 1.04:

(a) the Minimum Weighted Average Spread Test;

(b) the Minimum Weighted Average Coupon Test; and

(c) the Maximum Weighted Average Life Test.

“Collection Account”means the trust account established pursuant to Section 8.02, which includes each Principal Collection Subaccount and each Interest Collection Subaccount.

“Collection Period”means, with respect to any Payment Date, the period commencing immediately following the prior Collection Period (or on the Closing Date, in the case of the Collection Period relating to the first Payment Date) and ending on the last day of the month prior to the month in which such Payment Date occurs (or, if such last day of the month is not a Business Day, the next succeeding Business Day) or, in the case of the final Collection Period preceding the Final Maturity Date or the final Collection Period preceding an optional prepayment in whole of the Advances, ending on the day preceding the Final Maturity Date or the date of such prepayment, respectively.

“Collections”means all cash collections, distributions, payments and other amounts received, and to be received by the Borrower, from any Person in respect of any Collateral Loans constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans.

“Commitment”means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01. The aggregate Dollar Equivalent of the principal amount of Advances made by any Lender at any one time outstanding shall not exceed the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 15.06(a).

“Commitment Fees”has the meaning assigned to such term in the Lender Fee Letter.

“Commitment Termination Date”means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Concentration Limitations”means, as of any date of determination, the following limitations (calculated without duplication) as applied to the Eligible Collateral Loans (including, for Delayed Drawdown Collateral Loans and Revolving Collateral Loans, the unfunded commitments thereunder) owned (or, in relation to a proposed purchase of an Eligible Collateral Loan, proposed to be owned) by the Borrower, calculated as a percentage of the Aggregate Principal Balance of all Eligible Collateral Loans (including, for Delayed Drawdown Collateral Loans and Revolving Collateral Loans, the unfunded commitments thereunder) owned by the Borrower (after giving effect to any proposed purchase of Eligible Collateral Loans)

(a) not more than 5.00% may consist of Collateral Loans that are issued by a single Obligor and its Affiliates, except that (1) up to 6.67% may consist of Collateral Loans issued by each of the three (3) largest single Obligors and their respective Affiliates and (2) up to 6.00% may consist of Collateral Loans issued by each of the fourth (4th) and fifth (5th) largest single Obligors and their respective Affiliates;

(b) not more than 30.00% may consist of Collateral Loans that are issued by the five (5) largest single Obligors and their respective Affiliates in the aggregate;

(c ) not more than 15.00% may consist of Collateral Loans that are issued by Obligors and their Affiliates that belong to any single S&P Industry Classification, except that up to 25.00% may consist of Collateral Loans with Obligors and their Affiliates in the largest S&P Industry Classification;

(~~c~~d) not more than 15.00% may consist of Second Lien Loans and Split Lien Loans, provided that not more than 10.00% may consist of Second Lien Loans;

(~~d~~e) not more than 5.00% may consist of DIP Collateral Obligations;

(~~e~~f) not more than 15.00% may consist of Collateral Loans with Obligors organized or incorporated in an Eligible Foreign Country;

(~~f~~g) not more than 10.00% may consist of Partial PIK Loans;

(~~g~~h) not more than 15.0% may consist of Revolving Collateral Loans and Delayed Drawdown Collateral Loans;

(~~h~~i) not more than 10.00% may consist of Discount Collateral Loans;

(~~i~~j) not more than 25.00% may consist of Credit Improved Loans;

(~~j~~k) not more than 10.00% may consist of Collateral Loans that provide for payment of interest less frequently than quarterly;

(~~k~~l) not more than 3.00% may consist of Collateral Loans with attached equity kickers;

(~~l~~m) not more than 20.00% may consist of Collateral Loans whose Obligors have an EBITDA that is less than $15,000,000 (excluding Haircut Collateral Loans); provided that not more than 5.00% may consist of Collateral Loans whose Obligors have an EBITDA that is at least $5,000,000 and less than $7,500,000;

(~~m~~n) not more than 20.00% may consist of Collateral Loans that exceed one or more of the following limits (excluding Haircut Collateral Loans): (i) the Obligor on such Collateral Loan is a Tier 1 Obligor and has (x) with respect to a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 5.00x, or (B) a Total Leverage Ratio greater than 7.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 6.00x; (ii) the Obligor on such Collateral Loan is a Tier 2 Obligor and has (x) with respect to a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 4.25x, or (B) a Total Leverage Ratio greater than 6.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 5.25x; or (iii) the Obligor on such Collateral Loan is a Tier 3 Obligor and has (x) with respect to a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 3.75x, or (B) a Total Leverage Ratio greater than 5.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 4.50x;

(~~n~~o) not more than 15.00% may consist of Collateral Loans that, at the time of acquisition thereof by the Borrower or the Borrower’s commitment to acquire the same, were LBO Loans;

(~~o~~p) not more than 5.00% may consist of Participation Interests;

(~~p~~q) not more than 15.00% may consist of Eligible Covenant Lite Loans;

(~~q~~r) not more than 10.00% may consist of Fixed Rate Obligations; and

(~~r~~s) not more than 15.00% may consist of Collateral Loans denominated in an Agreed Foreign Currency.

“Constituent Documents”means in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control”means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent and the Collateral Administrator specified on Schedule 6 hereto or such other address within the United States as the Collateral Agent and the Collateral Administrator may designate from time to time by notice to the Administrative Agent.

“Covenant Lite Loan”means a Collateral Loan that does not require the Obligor to comply with at least one of the following financial covenants during each reporting period applicable to such Collateral Loan, whether or not any action by, or event relating to, the Obligor has occurred: maximum leverage, maximum senior leverage, maximum first lien leverage, minimum fixed charge coverage, minimum tangible net worth, minimum net worth, minimum debt service coverage, minimum interest coverage, maximum capital expenditures, minimum EBITDA, or other customary financial covenants.

“Coverage Test”means each of (i) the Maximum Advance Rate Test and (ii) the Interest Coverage Ratio Test.

“Covered Account”means each of the Collection Account (including each Interest Collection Subaccount and Principal Collection Subaccount therein), each Payment Account, the Revolving Reserve Account and the Custodial Account.

“CP Conduit”means any multi-seller asset-backed commercial paper conduit established to use the direct or indirect proceeds of the issuance of commercial paper notes to finance financial assets and that is a Lender.

“Credit and Collection Policies”means the PennantPark Floating Rate Ltd Policies and Procedures dated as of July 1, 2021, as amended subject to the terms hereof.

“Credit Improved Loan” means:

(a) with respect to any Defaulted Collateral Loan, after the date on which such loan became a Defaulted Collateral Loan, (i) it is current on all required payments for a period of three months (if such loan pays monthly), two quarters (if such loan pays quarterly) or one year (if such loan pays semiannually) and (ii) it would satisfy the definition of Eligible Collateral Loan (with the exception of clauses (k) and (dd) thereof) if purchased at such time; and

(b) with respect to any Collateral Loan which has been the subject of a Material Modification, either (i) after the date on which such loan became a Collateral Loan which is the subject of a Material Modification, (A) it is current on all required payments for a period of three months (if such loan pays monthly), two quarters (if such loan pays quarterly) or one year (if such loan pays semiannually) and (B) it would satisfy the definition of Eligible Collateral Loan (with the exception of clause (k) thereof as a result of such Eligible Collateral Loan being subject to Material Modification) if purchased at such time, or (ii) the Administrative Agent has consented in writing to such Collateral Loan no longer constituting a loan which has been the subject of a Material Modification hereunder.

“Credit Risk Collateral Loan” means any Collateral Loan that in the Collateral Manager’s commercially reasonable business judgment (i) has a significant risk of declining in credit quality and, with a lapse of time, becoming a Defaulted Collateral Loan, and (ii) as a result of one or more factors including but not limited to credit quality, has a significant risk of declining in market price (but not including any such decline experienced by the market generally as a result of interest rate movement, general economic conditions or similar factors.

“Currency”means Dollars or any Agreed Foreign Currency.

“Currency Valuation Trigger Event”means, an event that occurs if, as of any date of determination (i) with respect to any Agreed Foreign Currency that either (x) is the applicable Agreed Foreign Currency that any Collateral Loan that is part of the Collateral is denominated in, or (y) is the Agreed Foreign Currency that any outstanding Advances are denominated in, such Agreed Foreign Currency, the spot selling rate at which such Agreed Foreign Currency is sold for Dollars in the London foreign exchange market at approximately 4:00 p.m. (New York time) on such date of determination for delivery two (2) Business Days later fluctuates by a factor greater than 10.0% from (ii) the spot selling rate at which such Agreed Foreign Currency was sold for Dollars in the London foreign exchange market at approximately 4:00 p.m. (New York time) for delivery two (2) Business Days later as of the date two (2) Business Days prior to the date on which the Borrowing Base was calculated in the most recent Monthly Report or Borrowing Base Calculation Statement that was delivered to the Administrative Agent. None of the Administrative Agent, the Collateral Administrator or the Collateral Agent, shall have any responsibility for any calculation of a Currency Valuation Trigger Event made by the Collateral Manager. For avoidance of doubt, neither the Collateral Administrator nor the Collateral Agent shall have any responsibility to calculate a Currency Valuation Trigger Event pursuant to this Agreement.

“Current Modified Loan” means a Collateral Loan that, as of the date such Collateral Loan is modified, (a) has been current on all required payments for a period of three (3) months (if such Collateral Loan pays monthly), two quarters (if such Collateral Loan pays quarterly) or one year (if such Collateral Loan pays semiannually) and (b) would satisfy the definition of Eligible Collateral Loan if purchased on the date of such modification.

“Custodial Account”means the custodial account established pursuant to Section 8.03(b).

“Custodian”means U.S. Bank National Association, a national banking association, and any successor thereto appointed under this Agreement.

“Custodian Fee Letter”means the Collateral Agent Fee Letter setting forth the fees payable by the Borrower to, among other parties, the Custodian in connection with the transactions contemplated by this Agreement.

“Custodian Termination Notice”is defined in Section 14.05 hereof.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to for any RFR Advance denominated in Sterling, the greater of (i) SONIA for the day (the “RFR Reference Day”) that is five Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day and (ii) 0.00%. If by 5:00 pm, (local time for the applicable RFR), on the second Business Day immediately following any RFR Reference Day, the applicable RFR Rate in respect of such RFR Reference Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR Rate for such RFR Reference Day will be the RFR Rate as published in respect of the first preceding RFR Business Day for which such RFR Rate was published on the RFR Administrator’s Website; provided that any RFR Rate as determined pursuant to this sentence shall be utilized for purposes of calculating the Daily Simple RFR for no more than three consecutive RFR Interest Days. Any change in Daily Simple RFR due to a change in the applicable RFR Rate shall be effective from and including the effective date of such change in such RFR Rate without notice to the Borrower.

“Data File” has the meaning assigned to such term in Section 8.06(a).

“Debt to Capitalization Ratio” means, with respect to any Collateral Loan, the ratio of total indebtedness to total capitalization of the related Obligor as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Default”means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Default Ratio”means, on any date of determination, the annualized ratio (expressed as a percentage) equal to (a) the sum of the Defaulted Balances of all Collateral Loans that became Defaulted Collateral Loans during the previous twelve (12) calendar months, divided by (b) the weighted average Aggregate Principal Balance of all Collateral Loans during the previous twelve (12) calendar months.

“Defaulted Balance”means, with respect to any Defaulted Collateral Loan, (i) the Principal Balance of such Defaulted Collateral Loan multiplied by (ii) 1 minus the applicable Recovery Rate for such Defaulted Collateral Loan.

“Defaulted Collateral Loan”means any Collateral Loan as to which at any time:

(a) a default as to all or any portion of one or more payments of principal, interest or commitment fees has occurred after the earlier of (i) any grace period applicable thereto and (ii) five (5) Business Days, in each case, past the applicable due date;

(b) a default (other than a default described in clause (a) of this definition) has occurred under the applicable Related Documents and for which the Borrower (or the agent or required lenders pursuant to the applicable Related Documents, as applicable) has elected to exercise any of its rights or remedies under the applicable Related Documents (including acceleration, foreclosing on collateral or the imposition of default pricing);

(c) except in the case of a DIP Collateral Obligation, an Insolvency Event with respect to the related Obligor has occurred;

(d) any portion of principal and/or interest payable thereunder has been waived or forgiven by the holders of such obligation;

(e) the Collateral Manager has reasonably determined in accordance with the Credit and Collection Policies that such obligation is not collectible or should be placed on “non-accrual” status; or

(f) is subject to a Material Modification;

provided, that any Collateral Loan that has been subject to any of the preceding conditions for a period of 180 days or less prior to acquisition by the Borrower will be classified as a Defaulted Collateral Loan unless such Collateral Loan is a DIP Collateral Obligation; provided, further that a Collateral Loan that meets the criteria for a Credit Improved Loan shall no longer be characterized as a Defaulted Collateral Loan hereunder.

“Defaulted Collateral Loan Balance” means, for each Defaulted Collateral Loan, at any time, the lesser of (a) the current Market Value of such Defaulted Collateral Loan and (b) the product of (i) the Recovery Rate of such Defaulted Collateral Loan and (ii) the Principal Balance of such Defaulted Collateral Loan; provided that the Defaulted Collateral Loan Balance shall be zero (0) if such loan (x) is a Defaulted Collateral Loan pursuant to the definition thereof for six (6) consecutive months or (y) is a Defaulted Collateral Loan pursuant to clause (d) of the definition thereof or pursuant to clauses (b) or (e) of the definition of Material Modification; provided further that a loan, debt obligation, debt security or Participation Interest that meets the criteria for a Credit Improved Loan shall no longer be characterized as a Defaulted Collateral Loan hereunder. The Market Value of any Defaulted Collateral Loan determined under clause (a) shall be subject to the Administrative Agent’s right to challenge such value in its sole discretion; provided that the Collateral Manager shall have the right to dispute such challenge by providing the Administrative Agent with an Appraisal.

“Defaulting Lender”means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participations in Swingline

Advances) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, each Swingline Lender and each Lender.

“Delayed Drawdown Collateral Loan”means a Collateral Loan that (a) requires the Borrower to make one or more future advances to the Obligor under the Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Loan will be a Delayed Drawdown Collateral Loan only to the extent of undrawn commitments and solely until all commitments by the Borrower to make advances on such Collateral Loan to the borrower under the Related Documents expire or are terminated or are reduced to zero.

“Deliver”or “Delivered”or “Delivery”means the taking of the following steps:

(a) in the case of each Certificated Security (other than a Clearing Corporation Security), Instrument and Participation Interest in which the Participation Interest or the underlying loan is represented by an Instrument:

(i) causing the delivery of such Certificated Security or Instrument to the Custodian (which for the avoidance of doubt shall be the Document Custodian) by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(ii) causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Covered Account; and

(iii) causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(b) in the case of each Uncertificated Security (other than a Clearing Corporation Security), unless covered by clause (e) below:

(i) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(ii) causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Covered Account;

(c) in the case of each Clearing Corporation Security:

(i) causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(ii) causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Covered Account;

(d) in the case of each security issued or guaranteed by the United States of America or agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (“FRB”) (each such security, a “Government Security”):

(i) causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such FRB, and

(ii) causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Covered Account;

(e) in the case of each Security Entitlement not governed by clauses (a) through (d) above:

(i) causing a Securities Intermediary to receive a Financial Asset from a Securities Intermediary or to acquire the underlying Financial Asset, and in either case, accepting it for credit to the Custodian’s securities account,

(ii) causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that such Security Entitlement is credited to the Custodian’s securities account, and

(iii) causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Covered Account;

(f) in the case of Cash or Money:

(i) causing the delivery of such Cash or Money to the Custodian,

(ii) causing the Custodian to credit such Cash or Money to a deposit account maintained as a sub-account of the applicable Covered Account, and

(iii) causing the Custodian to indicate continuously on its books and records that such Cash or Money is credited to the applicable Covered Account; and

(g) in the case of each account or general intangible (including any Participation Interest in which none of the Participation Interest or the underlying loan, is represented by an Instrument), causing the filing of a Financing Statement in the office of the Secretary of State of the State of Delaware.

In addition, the Collateral Manager on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date”means the last day of each Collection Period.

“DIP Collateral Obligation”means an obligation:

(a) obtained or incurred after the entry of an order of relief in a case pending under Chapter 11 of the Bankruptcy Code,

(b) to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code),

(c) on which the related Obligor is required to pay interest and/or principal on a current basis, and

(d) approved by a Final Order or Interim Order of the bankruptcy court so long as such obligation is (A) fully secured by a Lien on the debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (B) fully secured by a Lien of equal or senior priority on property of the debtor estate that is otherwise subject to a Lien pursuant to Section 364(d) of the Bankruptcy Code or (C) is secured by a junior Lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor).

“Discount Collateral Loan” means any Collateral Loan having a purchase price of less than 95.0% of par.

“Document Custodian” means the Custodian when acting in the role of a custodian of the Related Documents hereunder.

“Document Custodian Facilities” means the office of the Document Custodian specified on Schedule 6.

“Dollar Equivalent”means, on any date of determination, with respect to an amount denominated in any Agreed Foreign Currency, the amount of Dollars that would be required to purchase such amount of such Agreed Foreign Currency based upon the spot selling rate at which such Agreed Foreign Currency may be exchanged for Dollars on the FXC GO screen of the Bloomberg Financial Markets System at approximately 4:00 p.m. (New York Time) on such date. None of the Administrative Agent, the Collateral Administrator or the Collateral Agent, shall have any responsibility for any calculation of a Dollar Equivalent made by the Collateral Manager. For avoidance of doubt, neither the Collateral Administrator nor the Collateral Agent shall have any responsibility to calculate any Dollar Equivalent pursuant to this Agreement.

“Dollars”and “$”mean lawful money of the United States of America.

“Due Date”means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA”means, with respect to any Relevant Test Period and any Collateral Loan, the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable definition in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan) as determined in the good faith discretion of the Collateral Manager, and, in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable definition is not defined in such Related Documents, an amount, for the principal Obligor thereunder and any of its parents or subsidiaries that are obligated as guarantor pursuant to the Related Documents for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Collateral Manager in case of any acquisitions)) equal to earnings from continuing operations for such period plus interest expense, income taxes, unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), amortization of intangibles (including goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, extraordinary, one-time and/or non-recurring losses or charges, and any other item the Collateral Manager and the Administrative Agent deem to be appropriate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Collateral Loan”means a Collateral Loan that meets each of the following criteria:

(a) is a First Lien Loan (including a Stretch Senior Loan), a Split First Lien Loan, a Split Lien Loan or a Second Lien Loan;

(b) at the time of acquisition, was acquired for a purchase price of more than 85% of par;

(c) permits the purchase thereof by or assignment thereof to the Borrower and the pledge to the Collateral Agent;

(d) is denominated and payable in (i) Dollars or (ii) Pounds Sterling, Euros, Canadian Dollars, Australian Dollars to the extent that, in the case of this clause (ii), (x) such loan, debt obligation or Participation Interest would also constitute a Floating Rate Obligation, and (y) such loan, debt obligation or Participation Interest is not a Revolving Collateral Loan or Delayed Drawdown Collateral Loan;

(e) the primary Obligor thereon (i.e., the Obligor under which the loan was principally underwritten) is organized or incorporated in the United States (or any state thereof) or any Eligible Foreign Country;

(f) no portion thereof (including any conversion option, exchange option, warrant or other component thereof) is exchangeable or convertible into an Equity Security at the option of the related Obligor;

(g) is not an Equity Security or a component of an Equity Security;

(h) at the time of acquisition, is not the subject of an offer or call for redemption;

(i) does not constitute Margin Stock;

(j) does not subject the Borrower to withholding tax unless the related Obligor is required to make “gross-up” payments that ensure that the net amount actually received by the Borrower (after payment of all taxes, whether imposed on such Obligor or the Borrower) will equal the full amount that the Borrower would have received had no such taxes been imposed;

(k) at the time of acquisition, is not a Defaulted Collateral Loan;

(l) is not a Non-Cash Paying PIK Loan;

(m) is not a Zero Coupon Obligation;

(n) is not a Covenant Lite Loan unless such loan is an Eligible Covenant Lite Loan;

(o) is not a Structured Finance Obligation, a bond, a synthetic security, a finance lease or chattel paper;

(p) provides for the full principal balance to be payable at or prior to its maturity;

(q) if such Collateral Loan is a Participation Interest, then such Participation Interest is acquired from a Selling Institution incorporated or organized under the laws of the United States which has a long-term rating of at least “A/A2” and a short-term rating of at least “A-2/P2” by S&P and Moody’s, respectively;

(r) has a remaining term to maturity of not more than seven (7) years;

(s) provides for payment of interest at least semi-annually;

(t) at the time of acquisition, the obligation of the related Obligor to pay principal and interest is not contingent on any material non-credit related risk (such as the occurrence of a catastrophe), as determined by the Collateral Manager in its sole discretion;

(u) is not an obligation (other than a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(v) will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(w) is not (i) underwritten as a real estate loan or principally secured by real property; (ii) a construction loan or (iii) a project finance loan;

(x) is not an interest only obligation (meaning, for the avoidance of doubt, that the obligations thereunder constitute only interest payments (e.g., an I/O strip and not an obligation with a bullet or balloon principal payment));

(y) is not a letter of credit (other than a Revolving Collateral Loan that includes a letter of credit sub-facility as long as the Borrower is not the letter of credit issuer with respect thereto);

(z) is in “registered” form for U.S. federal income tax purposes;

(aa) is evidenced by a note or other instrument (including an assignment agreement or transfer document) that has been delivered to the Custodian;

(bb) at the time of acquisition has (i) a Tier 1 Obligor with (A) in respect of a loan or debt obligation other than a Stretch Senior Loan, (1) a Senior Leverage Ratio of less than 5.50x and (2) a Total Leverage Ratio of less than 7.50x, or (B) in respect of a Stretch Senior Loan, a Total Leverage Ratio of less than 6.50x; (ii) a Tier 2 Obligor with (A) in respect of a loan or debt obligation other than a Stretch Senior Loan, (1) a Senior Leverage Ratio of less than 4.75x and (2) a Total Leverage Ratio of less than 6.50x, or (B) in respect of a Stretch Senior Loan, a Total Leverage Ratio of less than 5.75x; or (iii) a Tier 3 Obligor with (A) in respect of a loan or debt obligation other than a Stretch Senior Loan, (1) a Senior Leverage Ratio of less than 4.25x and (2) a Total Leverage Ratio of less than 5.50x, or (B) in respect of a Stretch Senior Loan, a Total Leverage Ratio of less than 5.00x; provided that any such Collateral Loan which does not meet the criteria in this clause (bb) at the time of acquisition or at any time thereafter will not be wholly ineligible, but will be deemed to be a Haircut Collateral Loan;

(cc) at the time of acquisition, has an Obligor with an EBITDA of at least $5,000,000;

(dd) at the time of acquisition, has not been more than thirty (30) days past due with respect to payments of either interest or principal on such Collateral Loan within the past twelve (12) months; and

(ee) at the time of acquisition, is not an obligation of an Obligor (or guarantor) engaged in a Prohibited Industry.

“Eligible Covenant Lite Loan”means a Covenant Lite Loan that (i) is not subordinate in right or payment to any other obligation for borrowed money of the obligor of such loan and is secured by a valid first priority perfected security interest or Lien in, to or on specified collateral, (ii) has an original principal balance of (and unfunded commitments in respect of) the Dollar Equivalent of $250,000,000 or more and (iii) such loan is rated by either or both of S&P and Moody’s and (x) if rated only by S&P, such loan has a rating of B- or better, (y) if rated only by Moody’s, such loan has a rating of B3 or better and (z) if rated by both S&P and Moody’s, such loan has a rating of B- or better by S&P and B3 or better by Moody’s.

“Eligible Foreign Country” means the United Kingdom, Canada, the Netherlands Antilles, Bermuda, the Cayman Islands, the British Virgin Islands, the Channel Islands, the Isle of Man, Australia, the Netherlands, Germany, Sweden, Switzerland, Austria, Belgium, Denmark, Finland, Iceland, Ireland, Lichtenstein, Luxembourg and Norway.

“Eligible Foreign Obligor” means an Obligor with its headquarters, principal place of business and primary operations in an Eligible Foreign Country.

“Eligible Investment Required Ratings”means, with respect to any obligation or security, that such obligation or security (a) (i) if such obligation or security has both a long-term and a short-term credit rating from Moody’s, such ratings are “Aa3” or better (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) if such obligation or security only has a long-term credit rating from Moody’s, such rating is “Aaa” (not on credit watch for possible downgrade) and (iii) if such obligation or security only has a short-term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade) and (b) has a rating of “A-1” or better (or, in the absence of a short-term credit rating, a long-term credit rating of “A+” or better) from S&P.

“Eligible Investments”means any Dollar investment that, at the time it is Delivered (directly or through an intermediary or bailee), is one or more of the following obligations or securities:

(i) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(ii) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii) unleveraged repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii) above or entered into with an entity (acting as principal) which has, or whose parent company has (in addition to a guarantee agreement with such entity), the Eligible Investment Required Ratings;

(iv) securities bearing interest or sold at a discount issued by any entity formed under the laws of the United States of America or any State thereof that has the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment;

(v) non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(vi) a Reinvestment Agreement issued by any bank (if treated as a deposit by such bank), or a Reinvestment Agreement issued by any insurance company or other corporation or entity, in each case with the Eligible Investment Required Ratings; provided that (a) the Administrative Agent and the Required Lenders have consented thereto or (b) such Reinvestment Agreement may be unwound at the option of the Borrower without penalty;

(vii) money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively; and

(viii) Cash;

provided that (1) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (vii) above, as mature (or are putable at par to the issuer thereof) no later than the earlier of (x) sixty (60) days after the date of acquisition thereof or (y) the Business Day prior to the next Payment Date; and (2) none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an “f”, “r”, “p”, “pi”, “q” or “t” subscript assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation or security is subject to U.S. withholding or foreign withholding tax unless the issuer of the security is required to make “gross-up” payments for the full amount of such withholding tax, (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (g) in the Collateral Manager’s judgment, such obligation or security is subject to material non-credit related risks. Any such investment may be made or acquired from or through the Collateral Agent or any of its affiliates, or any entity for whom the Collateral Agent or any of its affiliates provides services (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition).

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right.

“ERISA”means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event”means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“ERISA Group”means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“Erroneous Payment”has the meaning given in Section 12.07(a).

“Erroneous Payment Deficiency Assignment”has the meaning given in Section 12.07(d).

“Erroneous Payment Impacted Class”has the meaning given in Section 12.07(d).

“Erroneous Payment Return Deficiency”has the meaning given in Section 12.07(d).

“Erroneous Payment Subrogation Rights”has the meaning given in Section 12.07(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

~~“Eurocurrency”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.~~

~~“Eurocurrency Banking Day” means for Eurocurrency Advances, Eurocurrency Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to:~~

~~(a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities;~~

~~(b) Euros, a TARGET Day;~~

~~(c) [reserved]; or~~

~~(d) Australian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Melbourne, Australia.~~

~~“Eurocurrency Liabilities” is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.~~

~~“Eurocurrency Rate” means, for any Interest Accrual Period:~~

~~(a) in the case of Eurocurrency Borrowings denominated in Dollars, the rate per annum equal to the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Eurocurrency Banking Days for Dollars prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator (the “SOFR Screen Rate”); provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Eurocurrency Rate for Eurocurrency Borrowings denominated in Dollars will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Eurocurrency Banking Day for Dollars for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Eurocurrency Banking Day for Dollars is not more than three (3) Eurocurrency Banking Days for Dollars prior to such Periodic Term SOFR Determination Day (the rate under this clause (a) referred to herein as, “Term SOFR”).~~

~~(b) in the case of Eurocurrency Borrowings denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Accrual Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time; in each case, the “EURIBOR Screen Rate”) at approximately 11:00 a.m. (Brussels time) two Eurocurrency Banking Days for Euros prior to the first day of such Interest Accrual Period;~~

~~(c) [reserved];~~

~~(d) in the case of Eurocurrency Borrowings denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid rate or a successor thereto approved by the Administrative Agent (“BBSY”) as published by Reuters (or such other page or commercially available source providing BBSY (Bid) quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the day that is two Eurocurrency Banking Days for Australian Dollars prior to the first day of the Interest Accrual Period (or if such day is not an Eurocurrency Banking Day for Australian Dollars, then on the immediately preceding Eurocurrency Banking Day for Australian Dollars) with a term equivalent to such Interest Accrual Period (the “BBSY Screen Rate”);~~

“Euros”or “€ “means the unit of single currency of the Participating Member States.

“Event of Default”means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excess Concentration Amount”means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the Dollar Equivalent of the portions (calculated without duplication) of each Eligible Collateral Loan that cause such Concentration Limitations to be exceeded; provided that (i) any Excess Concentration Amount related to clause (~~l~~m) of the definition of Concentration Limitations shall be calculated as the product of (a) the portions (calculated without duplication) of each Eligible Collateral Loan that causes such Concentration Limitations to be exceeded, times (b) 1 minus the Recovery Rate applicable to each such Eligible Collateral Loan, and (ii) any Excess Concentration Amount related to clause (~~m~~n) of the definition of Concentration Limitations shall be calculated as the product of (a) the portions of each Eligible Collateral Loan that causes such Concentration Limitations to be exceeded times (b) 1 minus the lower of 90% or the Market Value applicable to such Eligible Collateral Loan expressed as a percentage of the par value of such Collateral Loan.

“Excess Interest Proceeds Amount”means, at any time, the excess, if any, of (i) the Dollar Equivalent of the aggregate amount in and available from the Interest Collection Subaccounts over (ii) 150% of the Dollar Equivalent of the aggregate amount necessary on the following Payment Date, in the good faith estimate of the Collateral Manager, to make the required payments pursuant to Section 9.01(a)(i)(A) through (E) of the Priority of Payments (after giving effect to any prepayments pursuant to Section 2.05). The Excess Interest Proceeds Amount shall be calculated by the Collateral Manager pursuant to an Excess Interest Proceeds Estimate. The Collateral Manager shall calculate the Excess Interest Proceeds Amount (including, without limitation, the estimate of the required payments pursuant to Section 9.01(a)(i)(A) through (E) of the Priority of

Payments) in good faith and in a commercially reasonable manner based on the outstanding Advances immediately after giving effect to the contemplated prepayment being made with the Excess Interest Proceeds Amount or such higher amount as deemed appropriate to make such required payments in the Collateral Manager’s estimation.

“Excess Interest Proceeds Estimate”means a good faith estimate of the Excess Interest Proceeds Amount as calculated by the Collateral Manager in the form attached hereto as Exhibit A.

“Exchange Act”means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Facility Amount”means the Dollar Equivalent of (a) on or prior to the Commitment Termination Date, the “Facility Amount” as set forth on Schedule 1 (as such amount may be reduced from time to time pursuant to Section 2.06) and (b) following the Commitment Termination Date, the outstanding principal balance of all the Advances; provided that the Facility Amount may be increased by the Borrower from time to time in accordance with Section 2.15 hereof.

“Facility Amount Increase”means an increase in the Facility Amount pursuant to Section 2.15 hereof.

“Facility Amount Increase Request”is defined in Section 2.15 hereof.

“Facility Documents”means this Agreement, the Purchase and Contribution Agreement, the Account Control Agreement, the Collateral Agent Fee Letter, the Custodian Fee Letter, the Backup Collateral Manager Fee Letter, the Lender Fee Letter, the Collateral Administration Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from taxes under such provisions), and any agreements entered into pursuant to Section 1471(b)(1) of the Code and an applicable intergovernmental agreement implementing any of the foregoing.

“Federal Funds Rate”means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower, the Collateral Administrator and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Final Maturity Date”means the second anniversary of the last day of the Reinvestment Period.

“Final Order”means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset”has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Documents” has the meaning set forth in Section 14.02(b) hereof.

“Financing Statements”has the meaning specified in Section 9-102(a)(39) of the UCC.

“First Lien/Last Out Loan”means a Collateral Loan that would constitute a First Lien Loan (other than by operation of the proviso in the definition of such term) but that, in the case of an event of default under the applicable Related Document, will be paid after one or more tranches of first lien loans issued by the same obligor have been paid in full in accordance with a specified waterfall of payments.

“First Lien Loan” means any Collateral Loan (for purposes of this definition, a “loan”) that meets the following criteria:

(a) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan, unless such loan is a Split First Lien Loan;

(b) is secured by a valid first priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not such loan is also secured by any lower priority Lien on other collateral), but subject to purchase money liens and customary Liens for taxes or regulatory charges not then due and payable and other permitted Liens under the Related Documents; provided that such permitted Liens do not directly secure indebtedness for borrowed money;

(c) is secured, pursuant to such first priority perfected Lien, by collateral having a value (determined as set forth below) not less than the Principal Balance of such loan plus the aggregate Principal Balances of all other loans of equal seniority secured by a first Lien in the same collateral; and

(d) is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates;

provided that neither a First Lien/Last Out Loan nor a Split Lien Loan shall constitute a First Lien Loan. For the avoidance of doubt, Split First Lien Loans will constitute First Lien Loans hereunder.

The determination as to whether clause (c) of this definition is satisfied shall be based on both (a) an analysis of the enterprise value of the related Obligor by the Collateral Manager or an Appraisal or other valuation (which may be an internal Appraisal or valuation performed by the Collateral Manager) performed on or about the date of acquisition by the Borrower or of the most recent restructuring of such Collateral Loan, and (b) the Collateral Manager’s judgment at the time such Collateral Loan is acquired by the Borrower.

“Fitch”means Fitch, Inc., together with its successors.

“Fixed Charge Coverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Fixed Charge Coverage Ratio” or any comparable term relating to the ratio of fixed charges to EBITDA defined in the Related Documents for such Collateral Loan, and in any case that “Fixed Charge Coverage Ratio” or such comparable term is not defined in such Related Documents, the ratio of (a) fixed charges to (b) EBITDA as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Fixed Rate Obligation”means any Collateral Loan that bears a fixed rate of interest.

“Floating Rate Obligation”means any Collateral Loan that bears a floating rate of interest.

“Floor Obligation”means, as of any date:

(a) a Floating Rate Obligation (1) for which the Related Documents provides for a London interbank offered rate option or a SOFR option and that such rate is calculated as the greater of a specified “floor” rate per annum and such rate for the applicable interest period and (2) that, as of such date, bears interest based on such London interbank offered rate option or SOFR option, but only if as of such date the London interbank offered rate or SOFR for the applicable interest period is less than such floor rate; and

(b) a Floating Rate Obligation (1) for which the Related Documents provides for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable interest period and (2) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable interest period is less than such floor rate.

“Foreign Currency Equivalent”means, with respect to any amount in Dollars, the amount of any Agreed Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Collateral Manager and reported to the Administrative Agent and the Collateral Administrator.

“Foreign Currency Loan OC Balance” means, for any Collateral Loan denominated in an Agreed Foreign Currency, the sum of, (a) the product of (i) the Dollar Equivalent outstanding principal balance of such loan, and (ii) the difference of 1 minus the Advance Rate applicable to such loan, (b) the Dollar Equivalent of any Excess Concentration Amount attributable to such Collateral Loan, and (c) if such Collateral Loan is a Haircut Collateral Loan, the product of (i) the Dollar Equivalent outstanding principal balance of such Haircut Collateral Loan and (ii) 1 minus such Haircut Collateral Loan’s Recovery Rate.

“Foreign Currency Variability Factor”means, with respect to each Agreed Foreign Currency, the percentage opposite such Agreed Foreign Currency set forth in the table below:

Applicable Currency	Percentage Factor
Euros	33%
Canadian Dollars	38%
Pounds Sterling	51%
Australian Dollars	61%

“Foreign Currency Variability Reserve”means the sum of (a) the product of (i) the aggregate Foreign Currency Loan OC Balance for all Collateral Loans denominated in Euros, and (ii) the Foreign Currency Variability Factor for Euros, (b) the product of (i) the aggregate Foreign Currency Loan OC Balance for all Collateral Loans denominated in Canadian Dollars and (ii) the Foreign Currency Variability Factor for Canadian Dollars, (c) the product of (i) the aggregate Foreign Currency Loan OC Balance for all Collateral Loans denominated in Pounds Sterling and (ii) the Foreign Currency Variability Factor for Pounds Sterling, (d) the product of (i) the aggregate Foreign Currency Loan OC Balance for all Collateral Loans denominated in Australian Dollars and (ii) the Foreign Currency Variability Factor for Australian Dollars.

“Foreign Loan” means any Loan that relates to an Eligible Foreign Obligor or any other Obligor that is not registered to do business in the United States, does not have contact information in the United States or the collateral securing such Loan is located outside of the United States.

“Freshwater Industry” means an industry where the Obligor directly supports the following: dams that do not conform to the decision-making framework of the WCD Framework; or projects located in, or substantially impacting on, critical natural habitats where the project significantly degrades or converts them.

“Fundamental Amendment”means any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Commitments (other than an increase in the Commitment of a particular Lender or addition of a new Lender hereunder agreed to by the relevant Lender(s) pursuant to the terms of this Agreement) or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 6.01, Section 9.01, Section 15.01(b) or Section 15.23 or any defined terms used therein or any other provision providing for pro rata payments to the Lenders, (g) modify the definition of the terms “Agreed Foreign Currency,” “Currency Valuation Trigger Event,” “Dollar Equivalent,” “Majority Lenders,” “Required Lenders,” “Maximum Available Amount,” “Borrowing Base,” “Maximum Advance Rate Test”, “Maximum Advance Rate Default Test”, “Fundamental Amendment”, “Interest Coverage Ratio Test”, “Minimum Equity Amount”, “Collateral Quality Test” or any Collateral Quality Test set forth therein or component thereof defined therein, “Collateral Loan”, “Eligible Collateral Loan” or any defined terms used therein, or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, ~~or~~ (h) extend the Reinvestment Period, (i) permit the formation of any subsidiary of the Borrower or (j) result in the direct or indirect subordination of the Obligations and/or the security interest and lien upon the Collateral that is granted by any Borrower in accordance with this Agreement.

“Funding Effective Date”means the later of the Closing Date and the date on which the conditions precedent set forth in Section 3.01 are satisfied.

“GAAP”means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority”means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, quasi-regulatory authority, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any Federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Governmental Authorizations”means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings”means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Authorities.

“Haircut Collateral Loan” means, at any time without duplication, any Collateral Loan that does not satisfy clauses (bb) or (cc) of the definition of Eligible Collateral Loan.

“Haircut Collateral Loan Balance” means, (A) for a Collateral Loan that qualifies as a Haircut Collateral Loan as a result of the failure to satisfy clause (bb) of the definition of Eligible Collateral Loan (1) for each such Haircut Collateral Loan that is a First Lien Loan, a Split First Lien Loan or a Split Lien Loan, at any time, the lesser of (a) the current Market Value of such Haircut Collateral Loan, and (b) the product of (i) the Principal Balance of such Haircut Collateral Loan and (ii) one (1) minus such Haircut Collateral Loan’s Haircut Percentage, and (2) for each such Haircut Collateral Loan that is a Second Lien Loan, at any time, the lesser of (a) the current Market Value of such Haircut Collateral Loan, and (b) the product of (i) the Principal Balance of such Haircut Collateral Loan and (ii) one (1) minus (x) if such Haircut Collateral Loan qualifies for a Level 1 Haircut Percentage, a Level 2 Haircut Percentage or Level 3 Haircut Percentage, 50.0% and (y) if such Haircut Collateral Loan qualifies for a Level 4 Haircut Percentage, 70.0%, and (B) for a Collateral Loan that qualifies as a Haircut Collateral Loan as a result of the failure to satisfy clause (cc) of the definition of Eligible Collateral Loan, the lesser of (a) the current Market Value of such Haircut Collateral Loan, and (b) the product of (i) the Principal Balance of such Haircut Collateral Loan and (ii) such Haircut Collateral Loan’s Recovery Rate; provided, that if a Collateral Loan fails to satisfy both clause (bb) and clause (cc) of the definition of Eligible Collateral Loan, the Haircut Collateral Loan Balance shall be determined in accordance with clause (B) above.

“Haircut Percentage”mean, with respect to each Haircut Collateral Loan, a Level 1 Haircut Percentage, a Level 2 Haircut Percentage, a Level 3 Haircut Percentage or a Level 4 Haircut Percentage, in each case, as determined in accordance with such definitions.

“Hedge Counterparty”means (1) Truist Bank or (2) any other entity that (a) on the date of entering into any hedge transaction with the Borrower (i) is an interest rate swap dealer that has been approved in writing by the Administrative Agent and (ii) has a short-term unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s, and (b) in a hedging agreement (i) consents to the assignment of the Borrower’s rights under the hedging agreement to the Collateral Agent and (ii) agrees that in the event that Moody’s or S&P reduces its short-term unsecured debt rating below the ratings set forth above, it shall, at its own expense, transfer its rights and obligations under each hedging transaction to another entity that meets the requirements of clauses (a) and (b) hereof or collateralize its exposure under each hedging transaction.

“Indemnified Party”has the meaning assigned to such term in Section 12.04(b).

“Independent Accountants”has the meaning assigned to such term in Section 8.08.

“Ineligible Collateral Loan”means, at any time, a Collateral Loan or any portion thereof, that fails to satisfy any criteria of the definition of Eligible Collateral Loan as of any date when such criteria are applicable thereto; it being understood that such criteria in the definition of Eligible Collateral Loan that are specified to be applicable only as of the date of acquisition of such Collateral Loan shall not be applicable after the date of acquisition of such Collateral Loan.

“Insolvency Event”means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument”has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest”means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

IR	x	P	x	1
D

where:

IR	=	the Interest Rate for such Advance on such day;

P	=	the principal amount of such Advance on such day; and

D	=	360 or, to the extent the Interest Rate is based on the Prime Rate or Multicurrency Advances denominated in Pounds Sterling, 365 or 366 days, as applicable.

“Interest Accrual Period”means, with respect to each Advance (or portion thereof) (a) with respect to the first Payment Date for such Advance (or portion thereof), the period from and including the Closing Date to and including the last day of the calendar month preceding the first Payment Date and (b) with respect to any subsequent Payment Date for such Advance (or portion thereof), the period commencing on the first day of the calendar month in which the preceding Payment Date occurred and ending on the last day of the calendar month immediately preceding the month in which the Payment Date occurs; provided, that the final Interest Accrual Period for all outstanding Advances hereunder shall end on and include the day prior to the payment in full of the Advances hereunder.

“Interest Collection Subaccount”has the meaning specified in Section 8.02(a).

“Interest Coverage Ratio”means, on any Determination Date as of the end of the most recent Collection Period, the percentage equal to:

(a) the Dollar Equivalent of the aggregate Collateral Interest Amount for the three most recent Collection Periods then ended; divided by

(b) the Dollar Equivalent of the sum of all amounts payable under Section 9.01(a)(i)(A) through (E) on the related Payment Date for each of the three most recent Collection Periods then ended.

“Interest Coverage Ratio Test” means a test that is satisfied at any such time if the Interest Coverage Ratio as calculated on the most recent Determination Date as of the end of the most recent Collection Period was greater than or equal to 125%.

“Interest Proceeds”means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a) all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Loans (including Ineligible Collateral Loans), including the accrued interest received in connection with a sale thereof during such Collection Period;

(b) all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds; and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with amounts credited to the Revolving Reserve Account;

(c) all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period, unless the Collateral Manager notifies the Agents before such Determination Date that the Collateral Manager in its sole discretion has determined that such payments are to be treated as Principal Proceeds; and

(d) commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Collateral Manager notifies the Agents before such Determination Date that the Collateral Manager in its sole discretion has determined that such payments are to be treated as Principal Proceeds;

provided that:

(1) as to any Defaulted Collateral Loan (and only so long as it remains a Defaulted Collateral Loan), any amounts received in respect thereof will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect thereof since it became a Defaulted Collateral Loan equals the outstanding principal balance of such Defaulted Collateral Loan at the time as of which it became a Defaulted Collateral Loan and all amounts received in excess thereof will constitute Interest Proceeds;

(2) all payments received in respect of Equity Securities will constitute Principal Proceeds; and

(3) all Cash received as equity contributions from the BDC will constitute Principal Proceeds unless specified by the Collateral Manager pursuant to Section 10.05.

“Interest Rate”means, for any Interest Accrual Period and for each Advance outstanding by a Lender for each day during such Interest Accrual Period:

(a) (i) for Advances constituting ~~Eurocurrency~~Term Benchmark Borrowings denominated in Dollars, Canadian Dollars, Euros and Australian Dollars, a rate per annum equal to the Adjusted ~~Eurocurrency~~Term Benchmark Rate for such Borrowing, ~~(ii) for Advances constituting Term CORRA Borrowings denominated in Canadian Dollars, a rate per annum equal to the Adjusted Term CORRA,~~ and (~~iii~~ii) for Advances constituting RFR Borrowings, a rate per annum equal to the Daily Simple RFR plus, in each case, the Applicable Margin; and

(b) with respect to any Swingline Advance, a rate equal to the Base Rate plus the Applicable Margin minus 1.00% per annum.

“Interim Order”means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Bankruptcy Rule 4001(c) granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

“Investment Company Act”means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Criteria”means the criteria specified in Section 10.02(a).

“IRS”means the U.S. Internal Revenue Service.

“Law”means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“LBO Loan”means any Collateral Loan (a) the proceeds of which are used to finance the acquisition of the Obligor by the sponsor thereof and (b) that has an Obligor with equity of less than 25% of its total capitalization at the time of such acquisition, as determined by the Collateral Manager in its commercially reasonable discretion.

“Lender Fee Letter”means, collectively, (i) that certain Lender Fee Letter, dated as of the date hereof, by and among the Lenders, the Borrower and the Administrative Agent, as the same may be amended or amended and restated from time to time, and (ii) any upfront fee letters entered into by and among any Lender and the Borrower.

“Lenders”means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Level 1 Haircut Percentage”means, with respect to a Haircut Collateral Loan, 10.0% and shall apply to the extent that (i) the Obligor on such Haircut Collateral Loan is a Tier 1 Obligor and has (x) with respect to a Haircut Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 5.50x but less than or equal to 6.00x, or (B) a Total Leverage Ratio greater than 7.50x but less than or equal to 8.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 6.50x but less than or equal to 7.00x; (ii) the Obligor on such Haircut Collateral Loan is a Tier 2 Obligor and has (x) with respect to a Haircut Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 4.75x but less than or equal to 5.25x, or (B) a Total Leverage Ratio greater than 6.50x but less than or equal to 7.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 5.75x but less than or equal to 6.25x; or (iii) the Obligor on such Haircut Collateral Loan is a Tier 3 Obligor and has (x) with respect to a Haircut Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 4.25x but less than or equal to 4.75x, or (B) a Total Leverage Ratio greater than 5.50x but less than or equal to 6.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 5.00x but less than or equal to 5.50x.

“Level 2 Haircut Percentage”means, with respect to a Haircut Collateral Loan, 20.0% and shall apply to the extent that (i) the Obligor on such Haircut Collateral Loan is a Tier 1 Obligor and has (x) with respect to a Haircut Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 6.00x but less than or equal to 6.50x, or (B) a Total Leverage Ratio greater than 8.00x but less than or equal to 8.50x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 7.00x but less than or equal to 7.50x; (ii) the Obligor on such Haircut Collateral Loan is a Tier 2 Obligor and has (x) with respect to a Haircut Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 5.25x but less than or equal to 5.75x, or (B) a Total Leverage Ratio greater than 7.00x but less than or equal to 7.50x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 6.25x but less than or equal to 6.75x; or (iii) the Obligor on such Haircut Collateral Loan is a Tier 3 Obligor and has (x) with respect to a Haircut Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 4.75x but less than or equal to 5.25x, or (B) a Total Leverage Ratio greater than 6.00x but less than or equal to 6.50x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 5.50x but less than or equal to 6.00x.

“Level 3 Haircut Percentage”means, with respect to a Haircut Collateral Loan, 35.0% and shall apply to the extent that (i) the Obligor on such Haircut Collateral Loan is a Tier 1 Obligor and has (x) with respect to a Haircut Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 6.50x but less than or equal to 7.00x, or (B) a Total Leverage Ratio greater than 8.50x but less than or equal to 9.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 7.50x but less than or equal to 8.00x; (ii) the Obligor on such Haircut Collateral Loan is a Tier 2 Obligor and has (x) with respect to a Haircut Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 5.75x but less than or equal to 6.25x, or (B) a Total Leverage Ratio greater than 7.50x but less than or equal to 8.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 6.75x but less than or equal to 7.25x; or (iii) the Obligor on such Haircut Collateral Loan is a Tier 3 Obligor and has (x) with respect to a Haircut Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 5.25x but less than or equal to 5.75x , or (B) a Total Leverage Ratio greater than 6.50x but less than or equal to 7.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 6.00x but less than or equal to 6.50x.

“Level 4 Haircut Percentage”means, with respect to a Haircut Collateral Loan, 50.0% and shall apply to the extent that (i) the Obligor on such Haircut Collateral Loan is a Tier 1 Obligor and has (x) with respect to a Haircut Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 7.00x, or (B) a Total Leverage Ratio greater than 9.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 8.00x; (ii) the Obligor on such Haircut Collateral Loan is a Tier 2 Obligor and has (x) with respect to a Haircut Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 6.25x, or (B) a Total Leverage Ratio greater than 8.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 7.25x; or (iii) the Obligor on such Haircut Collateral Loan is a Tier 3 Obligor and has (x) with respect to a Haircut Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 5.75x, or (B) a Total Leverage Ratio greater than 7.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 6.50x.

“Lien”means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Liquidity Facility”means, for any CP Conduit, a loan facility, asset purchase facility or other arrangement under which the providers of such facility have agreed to provide funds to such CP Conduit for purposes of funding such CP Conduit’s obligations under this Agreement.

“Liquidity Bank”means the Person or Persons who provide liquidity support to a Lender that is a CP Conduit pursuant to a Liquidity Facility.

“Listed Collateral Loan”means a Collateral Loan for which, at the time of determination, a Listed Value is available.

“Listed Value”means, for any Collateral Loan, the bid price for such Collateral Loan most recently quoted by Loan Pricing Corporation, Mark-it Partners (formerly known as Loan X), Interactive Data Corporation (Thompson Reuters), or quoted by another nationally recognized broker-dealer or nationally recognized quotation service as may be approved from time to time by the Administrative Agent and the Required Lenders if so requested by the Borrower; provided that, if the Collateral Manager reasonably believes that the price quoted by any such source is based on less than three bona fide bids, then the Collateral Manager, by notice to the Agents, may determine the Listed Value in accordance with clause (b) of the definition of “Market Value”.

“Loan Checklist”means an electronic or hard copy, as applicable, checklist delivered by or on behalf of the Borrower to the Custodian, for each Collateral Loan, of all Related Documents to be included within the respective loan file, which shall specify whether such document is an original or a copy.

“Majority Lenders”means, as of any date of determination, one or more Lenders having aggregate Percentages greater than or equal to 51%, provided that at any time there are two (2) or more Lenders, “Majority Lenders” must include at least two (2) Lenders (who are not Affiliates of one another) ; provided further that to the extent that any Lender is a Defaulting Lender, the Percentage of such Defaulting Lender shall be excluded for purposes of determining Majority Lenders.

“Margin Stock”has the meaning assigned to such term in Regulation U.

“Market Value” means, as of any date, for any Collateral Loan, the Dollar Equivalent of:

(a) if such Collateral Loan is a Listed Collateral Loan as at such date, the Listed Value of such Collateral Loan as at such date; and

(b) if such Collateral Loan is not a Listed Collateral Loan as of such date, the lower of:

(i) the fair market value of such Collateral Loan as reasonably determined by the Collateral Manager in accordance with the Collateral Management Standard; and

(ii) the purchase price in respect of such Collateral Loan expressed as an effective percentage of par less any loss reserves maintained by the Borrower in accordance with GAAP.

“Material Adverse Effect”means a material adverse effect on (a) the business, assets, financial condition, operations, performance or properties of the Borrower, the Collateral Manager or the BDC, both individually or taken as a whole, (b) the validity, enforceability or collectability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans generally or any material portion of the Collateral Loans, (c) the rights and remedies of the Administrative Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (d) the ability of each of the Borrower or the Collateral Manager to perform its obligations under any Facility Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s lien on the Collateral.

“Material Modification”means, with respect to any Collateral Loan, any amendment, waiver, consent or modification of a Related Document with respect thereto (it being understood that a release document or similar instrument executed or delivered in connection with a disposition that is otherwise permitted under the applicable Related Documents shall not constitute an amendment or modification to such Related Document) executed or effected after the date on which such Collateral Loan is acquired by the Borrower, that:

(a) reduces or waives one or more interest payments or permits any interest due with respect to such Collateral Loan in cash to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than any deferral or capitalization already expressly permitted by the terms of its Related Documents or pursuant to the application of a pricing grid, in each case, as of the date such Collateral Loan was acquired by the Borrower);

(b) contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor or releases any material guarantor or a co-obligor from its obligations with respect thereto;

(c) substitutes or releases the underlying assets securing such Collateral Loan (other than as expressly permitted by the Related Documents as of the date such Collateral Loan was acquired by the Borrower), and each such substitution or release, as determined in the commercially reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Collateral Loan;

(d) waives, extends or postpones any date fixed for any scheduled payment (including at maturity) or mandatory prepayment of principal on such Collateral Loan (other than waivers of required non-scheduled principal payments if such Collateral Loan is otherwise performing); or

(e) reduces or forgives any principal amount of such Collateral Loan;

provided that (i) any Collateral Loan subject to a Material Modification which subsequently becomes a Credit Improved Loan shall no longer be considered to have been subject to a Material Modification hereunder unless and until such Collateral Loan is subject to a subsequent Material Modification; and (ii) the Collateral Manager shall be permitted to reduce one or more interest payments, extend, waive or postpone any date fixed for any scheduled payment of principal (including at maturity) or waive, extend or reduce any mandatory prepayment of principal on a Collateral Loan, in each case, in connection with a re-pricing, refinancing or other request reflecting market terms then existing at such time (as determined by the Collateral Manager) or otherwise at the request of the Obligor and not in connection with financial or operational difficulties affecting, or the credit deterioration of, the related Obligor, in each case, without such modification constituting a Material Modification hereunder so long as (x) after giving effect to such modification, each Collateral Quality Test is satisfied (or, if not satisfied, the level of compliance with such Collateral Quality Test is maintained or improved), (y) on the date of such modification, such Collateral Loan constitutes a Current Modified Loan and (z) such modification is not made to avoid classification of such Collateral Loan as a Defaulted Collateral Loan.

“Maximum Advance Rate Test”means a test that will be satisfied at any time if the Dollar Equivalent of the aggregate outstanding principal balance of the Advances at such time is less than or equal to the Maximum Available Amount at such time.

“Maximum Advance Rate Default Test”means a test that will be satisfied at any time if the Dollar Equivalent of the aggregate outstanding principal balance of the Advances at such time is less than or equal to the Maximum Available Amount at such time multiplied by 103.5%.

“Maximum Available Amount”means, on any date of determination, without duplication, an amount equal to the least of:

(a) the Facility Amount at such time, minus the Revolving Exposure at such time, plus the Dollar Equivalent of the aggregate amount on deposit in the Revolving Reserve Account;

(b) the sum of:

(i) the Borrowing Base multiplied by the Weighted Average Advance Rate, minus

(ii) the Foreign Currency Variability Reserve, minus

(iii) the Revolving Exposure at such time, plus

(iv) the Dollar Equivalent of the aggregate amount of cash then on deposit in the Principal Collection Subaccounts; plus

(v) the Dollar Equivalent of the aggregate amount of cash then on deposit in the Revolving Reserve Account; and

(c) the sum of:

(i) the Aggregate Collateral Balance (excluding the Revolving Exposure pursuant to clause (d) of the definition thereof), minus

(ii) the Minimum Equity Amount, plus

(iii) the Dollar Equivalent of the aggregate amount of cash then on deposit in the Principal Collection Subaccounts.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Collateral Loans as of such date is less than or equal to six years.

“Measurement Date”means, (i) the Closing Date, (ii) each Borrowing Date and (iii) each Monthly Report Determination Date.

“Minimum Equity Amount”means, at any time, the greater of (a) $30,000,000 and (b) the Aggregate Collateral Balance of the Collateral Loans for the three largest Obligors (determined as the Obligors with the three largest portions of the Aggregate Collateral Balance) (it being understood that multiple Collateral Loans from the same Obligor and its Affiliates shall be treated as a single exposure).

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any date of determination if the Weighted Average Coupon equals or exceeds 8.0%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Floating Spread equals or exceeds 4.5%.

“Mining and Metals Industry” means an industry where the Obligor directly supports: the mining, processing and/or sale of uranium for weapons purposes; or the mining or trading of rough diamonds not certified under the Kimberley Process Certification Scheme which provides assurance that diamonds have not been used to finance wars against legitimate governments, historically a particular problem in Africa through “conflict diamonds”.

“Money”has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Asset Amount”means, for any Payment Date, the Aggregate Collateral Balance as of the last day of the most recent Collection Period.

“Monthly Report”has the meaning specified in Section 8.06(a).

“Monthly Report Determination Date”has the meaning specified in Section 8.06(a).

“Monthly Reporting Date”means the 20th calendar day (or, if such day is not a Business Day, on the next succeeding Business Day) of each calendar month.

“Moody’s”means Moody’s Investors Service, Inc., together with its successors.

“Multicurrency Advance”means an Advance denominated in Dollars or an Agreed Foreign Currency.

“Multiemployer Plan”means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Net Worth” means, for any Obligor and at any time the same is to be determined, the difference between total assets and total liabilities of such Obligor, total assets and total liabilities each to be determined in accordance with GAAP.

“Non-Cash Paying PIK Loan”means a Collateral Loan that requires the Obligor to pay only a portion of the accrued and unpaid interest in Cash on a current basis, the remainder of which is or can be deferred and paid later; provided that the portion of such interest required to be paid in Cash pursuant to the terms of the applicable Related Documents carries a current Cash pay interest rate paid (x) at a floating rate of less than 2.50% per annum over London interbank offered rate or SOFR, as applicable, or (y) at a fixed rate of less than 6.0% per annum.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Noteless Loan” means a Collateral Loan with respect to which (i) the related loan agreement does not require the obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Loan and (ii) no Underlying Notes are outstanding with respect to the portion of the Collateral Loan transferred to the Borrower.

“Notice of Borrowing”has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment”has the meaning assigned to such term in Section 2.05.

“Obligations”means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Collateral Agent Fee Letter or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all amounts payable hereunder.

“Obligor”means, in respect of any Collateral Loan, the Person primarily obligated to pay Collections in respect of such Collateral Loan.

“OFAC”has the meaning assigned to such term in Section 4.01(f).

“Offer”has the meaning given in Section 8.07(c).

“Original Currency”has the meaning assigned to such term in Section 2.14.

“Other Connection Taxes”has the meaning given in Section 15.03(a).

“Other Taxes”has the meaning given in Section 15.03(b).

“Ownership Certificates”means, in respect of any Collateral, all stock, ownership certificates, participation certificates and other “instruments” and “certificated securities” (as such terms are defined in the UCC), if any, governing or evidencing or representing ownership of such Collateral.

“Partial PIK Loan” means a Collateral Loan that requires the Obligor to pay only a portion of the accrued and unpaid interest in Cash on a current basis, the remainder of which is or can be deferred and paid later; provided that the portion of such interest required to be paid in Cash pursuant to the terms of the applicable Related Documents carries a current Cash pay interest rate paid (x) at a floating rate of not less than 2.50% and not equal to or greater than 4.5% per annum over London interbank offered rate or SOFR, as applicable, or (y) at a fixed rate of not less than 6.0% and not equal to or greater than 8.0% per annum.

“Participant”means any Person to whom a participation is sold as permitted by Section 15.06(d).

“Participating Member State”means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Participation Interest”means a participation interest in a loan or other obligation that would, at the time of acquisition, or the Borrower’s commitment to acquire the same, constitute a Collateral Loan.

“PATRIOT Act”has the meaning assigned to such term in Section 15.16.

“Payment Account”means, collectively, the payment accounts of the Collateral Agent established pursuant to Section 8.03(a).

“Payment Date”means the 20th day of each calendar month in each year; provided that, if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day.

“Payment Date Report”has the meaning specified in Section 8.06(b).

“Payment Recipient”has the meaning given in Section 12.07(a).

“PBGC”means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage”of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such lender with an assignor.

“Permitted Agent”means:

(a) in connection with the Facility Documents, the Collateral Manager, the Custodian, the Agents, the Independent Accountants and any such party’s sub-agents; and

(b) in connection with the Collateral Loans, (i) administrative agents, collateral agents, arrangers, trustees and similar agents (and any sub-agents) appointed under the Related Documents, (ii) financial and restructuring advisors, appraisers and evaluators, (iii) foreign agents retained for foreign perfection purposes or other local law requirements, (iv) back-office operations providers and (v) legal counsel, in each case, consistent with the Collateral Manager’s past practice and in the ordinary course of business.

“Permitted Assignee” means, with respect to (i) any CP Conduit, any Liquidity Bank for such CP Conduit and any other multi-seller asset-backed commercial paper conduit administered by the same agent as such CP Conduit, (ii) any Lender other than a CP Conduit, an Affiliate of such Lender that has a short-term unsecured debt rating or certificate of deposit rating of “A-2” or better by S&P or “P-2” or better by Moody’s, and (iii) any Lender, any other Lender, and which, in the case of clause (ii) does not require the Borrower to pay any additional or increased costs or is otherwise approved by the Borrower.

“Permitted Liens”means: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; and (b) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP.

“Permitted Securitization”means any private or public term or conduit securitization transaction undertaken by the Borrower or its Affiliates with the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) that is secured, directly or indirectly, by any Collateral Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization.

“Person”means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan”means a Collateral Loan that permits the obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan”means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Post-Default Rate”means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement plus 2.0% per annum.

“Pounds Sterling”means the lawful currency of the United Kingdom.

“Prime Rate”means the rate announced by Truist Bank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Truist Bank in connection with extensions of credit to debtors. Truist Bank may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate.

“Principal Balance”means, with respect to any Collateral Loan, as of any date of determination, the Dollar Equivalent of the outstanding principal amount of such Collateral Loan (excluding any capitalized interest).

“Principal Collection Subaccount”has the meaning specified in Section 8.02(a).

“Principal Financial Center”means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Principal Proceeds”means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any Cash equity contributions (unless specified by the Collateral Manager to constitute Interest Proceeds in accordance with Section 10.05).

“Prior Credit Agreement”means that certain Fourth Amended and Restated Revolving Credit and Security Agreement dated as of October 30, 2018 among the Borrower, the Collateral Manager, the lenders from time to time party thereto, Truist Bank, as administrative agent and swingline lender, and U.S. Bank National Association, as custodian, collateral administrator and backup collateral manager, as amended, amended and restated or otherwise modified from time to time.

“Priority of Payments”has the meaning specified in Section 9.01(a).

“Private Authorizations”means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds”has, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Professional Independent Manager”means an individual who is employed by a nationally-recognized company that provides professional independent directors or independent managers for Special Purpose Entities and other corporate services in the ordinary course of its business.

“Prohibited Defense Industry” means an industry directly connected (including production and trade) with controversial weapons (anti-personnel landmines, cluster munitions, nuclear/atomic, biological and chemical weapons or depleted uranium munitions).

“Prohibited Industry”means (i) a Prohibited Defense Industry; (ii) assault weapons or firearms manufacturing; (iii) the pornography or adult entertainment industry; (iv) the production, trade or use of drift nets over 2.5 kilometers in length; (v) the production of asbestos fibers; (vi) the trade in any plant or animal species or products governed by the Convention on International Trade in Endangered Species of Wild Fauna or Flora (“CITES”) which are not authorized by a CITES permit; (vii) activities mainly related to tobacco; (viii) a Freshwater Industry or Mining and Metals Industry; (ix) pay-day lending; (x) activities mainly related to marijuana related business; or (xi) the Crypto currency industry.

“Prohibited Transaction”means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Purchase and Contribution Agreement”means that certain Purchase and Contribution Agreement dated as of the Closing Date between the BDC, as seller, and the Borrower, as buyer.

“Purchase Money Lien” means a Lien that secures indebtedness for borrowed money so long as (i) substantially all of the proceeds of the indebtedness for borrowed money that is the subject of such Lien was used to acquire, construct or improve the asset(s) that are the subject of such Lien, and (ii) such Lien does not attach to assets other than those acquired, constructed or improved with such proceeds.

“Qualified Institution”means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“QIB”has the meaning specified in Section 15.06(e).

“Qualified Purchaser”has the meaning specified in Section 15.06(e).

“Rating Agency”means Moody’s, Fitch or S&P (or, if, at any time Moody’s, Fitch or S&P ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower or the Collateral Manager on behalf of the Borrower with the consent of the Administrative Agent and the Required Lenders). In the event that at any time any of the rating agencies referred to above ceases to be a “Rating Agency” and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency’s published ratings for the type of obligation in respect of which such replacement rating agency is used.

“Recovery Rate”means, for Defaulted Collateral Loans, the lesser of (a) the Market Value of such Collateral Loan (expressed as a percentage of par) and (b) the recovery rate set forth opposite such asset type below:

First Lien Loans—50%

Split First Lien Loans—50%

Split Lien Loans—50%

Second Lien Loans—30%

“Register”has the meaning specified in Section 15.06(d).

“Regulation T”, “Regulation U”and “Regulation X”mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulatory Change”has the meaning specified in Section 2.09(a).

“Reinvestment Agreement”means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity having an Eligible Investment Required Ratings; provided that such agreement provides that it is terminable by the purchaser, without penalty and with the return of all invested funds, if within sixty (60) days after the provider of such agreement no longer satisfies the Eligible Investment Required Ratings, the provider has failed to obtain either (i) a guarantor with an Eligible Investment Required Ratings to guarantee the obligations of such provider under such agreement or (ii) a replacement provider with an Eligible Investment Required Ratings.

“Reinvestment Period”means the period from and including the Closing Date to and including the earlier of (a) August 12, ~~2024~~2027 (or such later date as may be agreed by the Borrower and each of the Lenders and notified in writing to the Agents) or (b) the date of the termination of the Commitments pursuant to Section 6.01 upon the occurrence and during the continuance of an Event of Default.

“Related Documents”means, with respect to any Collateral Loan, all agreements or documents evidencing, guaranteeing, securing, governing or giving rise to such Collateral Loan (as identified on the Loan Checklist).

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of EBITDA, Fixed Charge Coverage Ratio, Senior Leverage Ratio or Total Leverage Ratio, as applicable, for such Loan in the applicable Related Documents or, if no such period is provided for therein, for Obligors delivering monthly financial statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that, with respect to any Loan for which the relevant test period is not provided for in the applicable Related Documents, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor or closing date of the applicable Collateral Loan to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation or closing, as applicable, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Requested Amount”has the meaning assigned to such term in Section 2.02.

“Required Lenders”means, as of any date of determination, one or more Lenders having aggregate Percentages greater than or equal to 66 2/3%; provided that at any time there are two (2) or more Lenders, “Required Lenders” must include at least two (2) Lenders (who are not Affiliates of one another) ; provided further that to the extent that any Lender is a Defaulting Lender, the Percentage of such Defaulting Lender shall be excluded for purposes of determining Required Lenders.

“Responsible Officer”means (a) in the case of a corporation, partnership or limited liability company that, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary, (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, and (e) in the case of the Collateral Agent or Administrative Agent, an officer of the Collateral Agent or Administrative Agent as applicable responsible for the administration of this Agreement.

“Restricted Payments”means the declaration of any distribution or dividends or the payment of any other amount (including in respect of redemptions permitted by the Constituent Documents of the Borrower) to any shareholder, partner, member or other equity investor in the Borrower on account of any share, membership interest, partnership interest or other equity interest in respect of the Borrower, or the payment on account of, or the setting apart of assets for a sinking or other analogous fund for, or the purchase or other acquisition of any class of stock of or other equity interest in the Borrower or of any warrants, options or other rights to acquire the same (or to make any “phantom stock” or other similar payments in the nature of distributions or dividends in respect of equity to any Person), whether now or hereafter outstanding, either directly or indirectly, whether in cash, property (including marketable securities), or any payment or setting apart of assets for the redemption, withdrawal, retirement, acquisition, cancellation or termination of any share, membership interest, partnership interest or other equity interest in respect of the Borrower.

“Review Criteria”is defined in Section 14.02(b)(i) hereof.

“Revolving Collateral Loan”means any Collateral Loan (other than a Delayed Drawdown Collateral Loan) that is a loan (including revolving loans, funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the related Obligor by the Borrower and which provides that such borrowed money may be repaid and re-borrowed from time to time; provided that any such Collateral Loan will be a Revolving Collateral Loan only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Revolving Exposure” means, at any time, the sum of the aggregate Unfunded Amount of each Collateral Loan (including each Ineligible Collateral Loan and each Defaulted Collateral Loan) at such time.

“Revolving Reserve Account”means the account established pursuant to Section 8.04.

“Revolving Reserve Required Amount” has the meaning assigned to such term in Section 8.04.

“RFR”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are bearing interest at a rate determined by reference to Daily Simple RFR for the applicable Currency.

“RFR Administrator” means the SONIA Administrator.

“RFR Administrator’s Website” means the SONIA Administrator’s Website.

“RFR Business Day” means, for any Advances, Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Rate” means, for any Advances, Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, SONIA.

“RFR Reference Day” has the meaning specified in the definition of “Daily Simple RFR”.

“S&P”means Standard & Poor’s Ratings Group.

“S&P Industry Classification” means the industry classifications set forth in Schedule 4 hereto, as such industry classifications shall be updated at the option of the Collateral Manager if S&P publishes revised industry classifications. The determination of which S&P Industry Classification to which an Obligor belongs shall be made in good faith by the Collateral Manager.

“Scheduled Distribution”means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“Screen Rate”means each of the SOFR Screen Rate, the EURIBOR Screen Rate, the Term CORRA Screen Rate and the BBSY Screen Rate (each as defined in the definition of “Term Benchmark Rate”.

“SEC”means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Lien Loan” means any Collateral Loan (for purposes of this definition, a “loan”) that:

(a) is a First Lien/Last Out Loan; or

(b) meets the following criteria:

(i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan (excluding customary terms applicable to a second lien lender under customary intercreditor provisions, such as after an event of default in connection with a first priority perfected Lien or with respect to the liquidation of the Obligor or of specified collateral);

(ii) is secured by a valid second priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not such loan is also secured by any higher or lower priority Lien on other collateral), but subject to purchase money liens and customary Liens for taxes or regulatory charges not then due and payable and other permitted Liens under the Related Documents; provided that such permitted Liens do not directly secure indebtedness for borrowed money;

(iii) is secured, pursuant to such second priority perfected Lien, by collateral having a value (determined as set forth below) not less than the Principal Balance of such loan plus the aggregate Principal Balances of all other loans of equal or higher seniority secured by a first or second Lien in the same collateral; and

(iv) is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

The determination as to whether clause (b)(iii) of this definition is satisfied shall be based on both (a) an analysis of the enterprise value of the related Obligor by the Collateral Manager or an Appraisal or other valuation (which may be an internal Appraisal or valuation performed by the Collateral Manager) performed on or about the date of acquisition by the Borrower or of the most recent restructuring of such Collateral Loan, and (b) the Collateral Manager’s judgment at the time such Collateral Loan is acquired by the Borrower.

“Secured Parties”means the Administrative Agent, the Collateral Agent, the Backup Collateral Manager, the Collateral Administrator, the Custodian, the BDC (in respect of the Senior Collateral Management Fee and the Subordinated Collateral Management Fee payable to the BDC to the extent provided in Section 11.06), the Collateral Manager, the Lenders and their respective permitted successors and assigns.

“Securities Act”means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary”has the meaning assigned to it in Section 8-102(a)(14) of the UCC.

“Security Entitlement”has the meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution”means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

“Senior Collateral Management Fee”means the monthly fee, accruing from the Closing Date, payable in arrears on each Payment Date for the related Interest Accrual Period, in an amount equal to 0.50% per annum (calculated on the basis of a 360 day year and the actual number of days elapsed) of the Monthly Asset Amount.

“Senior Leverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Senior Leverage Ratio”, “Senior Net Leverage Ratio”, “First Lien Leverage Ratio”, “First Lien Net Leverage Ratio” or any comparable term relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness defined in the Related Documents for such Collateral Loan, and in any case that “Senior Leverage Ratio”, “Senior Net Leverage Ratio”, “First Lien Leverage Ratio”, “First Lien Net Leverage Ratio” or such comparable term is not defined in such Related Documents, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity for the Borrower and its Subsidiaries at such date.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent”means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the projections delivered in connection with this Agreement or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under Section 101(32) of the Bankruptcy Code, Section 271 of the Debtor and Creditor Law of the State of New York or other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Topic 740 of the Accounting Standards Codification of the Financial Accounting Standards Board).

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Purpose Entity”means a limited liability company or other business entity that is created with the purpose of being “bankruptcy remote” and whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the special purpose provisions of the Borrower LLC Agreement.

“Specified Eligible Investment”means an Eligible Investment meeting the requirements of Section 8.05(a) and that is available to the Collateral Agent, to be specified by the Collateral Manager to the Collateral Agent (with a copy to the Administrative Agent) on or prior to the initial Borrowing Date; provided that, so long as no Default or Event of Default shall have occurred and then be continuing, at any time with not less than five (5) Business Days’ notice to the Collateral

Agent (with a copy to the Administrative Agent) the Collateral Manager may (and, if the-then Specified Eligible Investment is no longer available to the Collateral Agent, shall) designate another Eligible Investment that meets the requirements of Section 8.05(a) and that is available to the Collateral Agent to be the Specified Eligible Investment for purposes hereof.

“Specified ~~Eurocurrency~~ Rate” means at any time:

(a) if no Advances are ~~bearing interest at the Adjusted Eurocurrency Rate~~outstanding, the rate determined by the Administrative Agent as if (1) Advances having an aggregate principal balance of $10,000,000 were bearing interest at the applicable Adjusted ~~Eurocurrency~~Term Benchmark Rate hereunder and (2) the related Interest Accrual Period were in effect for the period from the immediately preceding Payment Date (or, if prior to the first Payment Date, the Closing Date) through the next following Payment Date;

(b) if only one ~~Interest Accrual Period for Advances bearing interest at the Adjusted Eurocurrency Rate~~Advance is outstanding at such time, the ~~Eurocurrency Rate~~applicable Adjusted Term Benchmark Rate or Daily Simple RFR, as applicable, in effect with respect to such ~~Advances for~~Advance at such ~~Interest Accrual Period~~time; and

(c) if more than one ~~Interest Accrual Period for Advances bearing interest at the Adjusted Eurocurrency Rate~~Advance is outstanding at such time, a rate per annum equal to (1) the sum of the products, for each such ~~Interest Accrual Period,~~Advance of (A) the ~~Eurocurrency~~applicable Adjusted Term Benchmark Rate or Daily Simple RFR (as determined by the Administrative Agent) in effect with respect to such ~~Interest Accrual Period~~Advance at such time multiplied by (B) the Dollar Equivalent of the principal amount of ~~Advances then bearing interest at a rate based on~~ such ~~Eurocurrency Rate~~Advance, divided by (2) the Dollar Equivalent of the aggregate principal amount of all Advances ~~bearing interest at the Adjusted Eurocurrency Rate~~ outstanding at such time, rounded to the nearest 0.01%.

“Split First Lien Loan” means any Collateral Loan that (a) would otherwise satisfy the criteria of a First Lien Loan but which has been structured with a credit facility that is senior in right of payment thereto; and (b) satisfies the following criteria: (i) the aggregate commitment of such senior credit facility is less than or equal to 25.00% of the total first lien indebtedness with respect to such Collateral Loan (including the Split First Lien Loan and such senior credit facility), and (ii) the senior credit facility portion (as measured by commitment) has a trailing twelve-month senior debt to EBITDA ratio of less than or equal to 0.5x. For the avoidance of doubt, Collateral Loans not satisfying the criteria set forth in this definition may be deemed by the Collateral Manager in its reasonable judgment to be either (x) Split Lien Loans or (y) Second Lien Loans.

“Split Lien Loan” means any Collateral Loan that ~~(a) would otherwise satisfy the criteria of a First Lien Loan but which has been structured with a credit facility that is senior in right of payment with respect to current assets; and (b) satisfies the following criteria: (i) the aggregate commitment of such senior credit facility is less than or equal to 25.00% of the total first lien indebtedness with respect to such Collateral Loan (including the Split Lien Loan and such senior credit facility), and (ii) the senior credit facility portion (as measured by commitment) has a trailing twelve-month senior debt to EBITDA ratio of less than or equal to 1.0x. For the avoidance of doubt, Collateral Loans not satisfying the criteria set forth in this definition may be deemed by the Collateral Manager in its reasonable judgment to be Second Lien Loans~~is either a Tier 1 Split Lien Loan or a Tier 2 Split Lien Loan.

“Stretch Senior Loan” means any Collateral Loan (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting the underlying collateral for such Collateral Loan, subject to Permitted Liens, (b) for which no other secured indebtedness of the Obligor secured by a lien on substantially all of the Obligor’s assets exists or is outstanding (subject to Permitted Liens), and (c) for which the payment obligation of the Obligor on such Collateral Loan is either senior to, or pari passu with, all other indebtedness of such Obligor. A Stretch Senior Loan shall be considered a First Lien Loan. For purposes of determining the Advance Rate for a Stretch Senior Loan, (i) if the Obligor of such Stretch Senior Loan is a Tier 1 Obligor or Tier 2 Obligor at the time of acquisition, then (a) that portion of such Stretch Senior Loan which, when included in the total indebtedness of such Obligor, results in a Total Leverage Ratio of 4.50x or less at the time of acquisition shall be treated as a First Lien Loan and (b) that portion of such Stretch Senior Loan which, when included in the total indebtedness of such Obligor, results in a Total Leverage Ratio in excess of 4.50x at the time of acquisition shall be treated as a Second Lien Loan and (ii) if the Obligor of such Stretch Senior Loan is a Tier 3 Obligor at the time of acquisition, then (a) that portion of such Stretch Senior Loan which, when included in the total indebtedness of such Obligor, results in a Total Leverage Ratio of 4.00x or less at the time of acquisition shall be treated as a First Lien Loan and (b) that portion of such Stretch Senior Loan which, when included in the total indebtedness of such Obligor, results in a Total Leverage Ratio in excess of 4.00x at the time of acquisition shall be treated as a Second Lien Loan.

“Structured Finance Obligation”means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that ABL Facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subject Laws”has the meaning assigned to such term in Section 4.01(f).

“Subordinated Collateral Management Fee”means the monthly fee, accruing from the Closing Date, payable in arrears on each Payment Date for the related Interest Accrual Period, in an amount equal to 0.50% per annum (calculated on the basis of a 360 day year and the actual number of days elapsed) of the Monthly Asset Amount.

“Successor Collateral Manager”has the meaning assigned to such term in Section 11.09(a).

“Swingline Advance” has the meaning assigned to such term in Section 2.01.

“Swingline Borrowing” has the meaning assigned to such term in Section 2.01.

“Swingline Facility End Date” has the meaning assigned to such term in Section 2.01.

“Swingline Lender” means Truist Bank, in its capacity as lender of Swingline Advances hereunder.

“Swingline Refinancing Advances” has the meaning assigned to such term in Section 2.02(c).

“Swingline Refinancing Date” has the meaning assigned to such term in Section 2.02(c).

“Syndicated Advance” has the meaning assigned to such term in Section 2.01.

“Syndicated Borrowing” has the meaning assigned to such term in Section 2.01.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes”has the meaning assigned to such term in Section 15.03(a).

“Term ~~CORRA” means, for any calculation with respect to a Term CORRA Advance,~~Benchmark” means, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term Benchmark Rate.

“Term Benchmark Banking Day” means for Term Benchmark Advances, Term Benchmark Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities;

(b) Euros, a TARGET Day;

(c) Canadian Dollars, any day except for (i) a Sunday, (ii) a Saturday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed; or

(d) Australian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Melbourne, Australia.

“Term Benchmark Rate”means, for any Interest Accrual Period:

(a) in the case of Term Benchmark Borrowings denominated in Dollars, the rate per annum equal to the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Term Benchmark Banking Days for Dollars prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator (the “SOFR Screen Rate”); provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term Benchmark Rate for Term Benchmark Borrowings denominated in Dollars will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Term Benchmark Banking Day for Dollars for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Term Benchmark Banking Day for Dollars is not more than three (3) Term Benchmark Banking Days for Dollars prior to such Periodic Term SOFR Determination Day (the rate under this clause (a) referred to herein as, “Term SOFR”).

(b) in the case of Term Benchmark Borrowings denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Accrual Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time; in each case, the “EURIBOR Screen Rate”) at approximately 11:00 a.m. (Brussels time) two Term Benchmark Banking Days for Euros prior to the first day of such Interest Accrual Period;

(c) in the case of Term Benchmark Borrowings denominated in Canadian Dollars, the rate per annum equal to the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Term ~~CORRA Business~~Benchmark Banking Days for Canadian Dollars prior to the first day of such Interest Accrual Period, as such rate is published by the Term CORRA Administrator and is displayed on a screen or other information service, as identified or selected by the Administrative Agent (the “Term CORRA Screen Rate”); provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA

Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day~~.~~ (the rate under this clause (c) referred to as “Term CORRA”~~, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are bearing interest at a rate determined by reference to~~ );

(d) in the case of Term Benchmark Borrowings denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid rate or a successor thereto approved by the Administrative Agent (“BBSY”) as published by Reuters (or such other page or commercially available source providing BBSY (Bid) quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the day that is two Term Benchmark Banking Days for Australian Dollars prior to the first day of the Interest Accrual Period (or if such day is not an Term Benchmark Banking Day for Australian Dollars, then on the immediately preceding Term Benchmark Banking Day for Australian Dollars) with a term equivalent to such Interest Accrual Period (the “BBSY Screen Rate”);

“ Term CORRA” has the meaning assigned to such term in clause (c) of the definition of Term Benchmark Rate.

“Term CORRA Adjustment”means a percentage equal to .29547% (29.547 basis points per annum.

“Term CORRA Administrator”means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

~~“Term CORRA Business Day” means any day except for (i) a Sunday, (ii) a Saturday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.~~

“Term CORRA Reference Rate”means the forward-looking term rate based on CORRA

~~“Term CORRA Screen Rate” has the meaning assigned to such term in the definition of Term CORRA.~~

“Term SOFR”has the meaning assigned to such term in clause (a) of the definition of ~~Eurocurrency~~Term Benchmark Rate.

“Term SOFR Administrator”means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Tier 1 Obligor” means an Obligor of any Collateral Loan with EBITDA greater than or equal to $50,000,000 (determined at the most recent to occur of such Collateral Loan’s original date of acquisition by the Borrower or the date of any subsequent increase or modification to such Collateral Loan resulting from a material acquisition by the Obligor).

“Tier 1 Split Lien Loan” means any Collateral Loan that (a) would otherwise satisfy the criteria of a First Lien Loan but which has been structured with a credit facility that is senior in right of payment with respect to current assets; and (b) satisfies the following criteria: (i) the aggregate commitment of such senior credit facility is less than or equal to 25.00% of the total first lien indebtedness with respect to such Collateral Loan (including the Tier 1 Split Lien Loan and such senior credit facility), and (ii) the senior credit facility portion (as measured by commitment) has a trailing twelve-month senior debt to EBITDA ratio of less than or equal to 1.0x. For the avoidance of doubt, Collateral Loans not satisfying the criteria set forth in this definition or in the Tier 2 Split Lien Loan definition may be deemed by the Collateral Manager in its reasonable judgment to be Second Lien Loans. Such Collateral Loans that meet the criteria set forth in the Tier 2 Split Lien Loan definition and this definition shall be deemed to be Tier 1 Split Lien Loans.

“Tier 2 Obligor” means an Obligor of any Collateral Loan with either (a) EBITDA greater than or equal to $20,000,000 or (b)(i) EBITDA greater than $5,000,000 and less than $20,000,000 and (ii) a Fixed Charge Coverage Ratio of greater than or equal to 1.25x and a Debt to Capitalization Ratio of no more than 65.0% (in each case, determined at the most recent to occur of such Collateral Loan’s original date of acquisition by the Borrower or the date of any subsequent increase or modification to such Collateral Loan resulting from a material acquisition by the Obligor).

“Tier 2 Split Lien Loan” means any Collateral Loan that (a) would otherwise satisfy the criteria of a First Lien Loan but which has been structured with a credit facility that is senior in right of payment with respect to current assets; and (b) satisfies the following criteria: (i) the aggregate commitment of such senior credit facility is less than or equal to 25.00% of the total first lien indebtedness with respect to such Collateral Loan (including the Tier 2 Split Lien Loan and such senior credit facility), and (ii) the senior credit facility portion (as measured by commitment) has a trailing twelve-month senior debt to EBITDA ratio of less than or equal to 1.5x. For the avoidance of doubt, Collateral Loans not satisfying the criteria set forth in this definition or in the Tier 1 Split Lien Loan definition may be deemed by the Collateral Manager in its reasonable judgment to be Second Lien Loans. Such Collateral Loans that meet the criteria set forth in the Tier 1 Split Lien Loan definition and this definition shall be deemed to be Tier 1 Split Lien Loans.

“Tier 3 Obligor” means an Obligor that does not meet the criteria of a Tier 1 Obligor or a Tier 2 Obligor.

“Total Leverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Total Leverage Ratio”, “Total Net Leverage Ratio” or any comparable term relating to total indebtedness defined in the Related Documents for such Loan, and in any case that “Total Leverage Ratio”, “Total Net Leverage Ratio” or such comparable term is not defined in such Related Documents, the ratio of (a) total indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“UCC”means the Uniform Commercial Code, as from time to time in effect in the State of New York; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Uncertificated Security”has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Note” means, with respect to a Collateral Loan, one or more promissory notes executed by an Obligor to evidence such Collateral Loan.

“Unfunded Amount” means, with respect to any Collateral Loan, as of any date of determination, the Dollar Equivalent of the unfunded commitment of the Borrower with respect to such Collateral Loan as of such date.

“Unrestricted Cash”means the meaning of “Unrestricted Cash” or any comparable definition in the related loan agreement for each Collateral Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such loan agreements, all cash (i) available for use for general corporate purposes and (ii) not held in any reserve account or legally or contractually restricted for any particular purposes inconsistent with the payment of the indebtedness for borrowed money of the relevant Obligor or subject to any lien (other than blanket liens permitted under or granted in accordance with such loan agreement).

“Voting Shares”of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Weighted Average Advance Rate” means, as of any date of determination, the weighted average of the Advance Rates applicable to the Eligible Collateral Loans on such day, weighted according to the proportion of the Borrowing Base that each such Eligible Collateral Loan included in the Collateral represents.

“Weighted Average Coupon”means, as of any date, an amount equal to the number, expressed as a percentage, obtained by dividing:

(a) the sum, for each Fixed Rate Obligation, of the stated interest coupon on such Collateral Loan times the portion of the Aggregate Collateral Balance attributable to such Collateral Loan; by

(b) the Aggregate Collateral Balance of all Fixed Rate Obligations as of such date.

“Weighted Average Floating Spread”means, as of any date, the number obtained by dividing:

(a) the amount equal to (A) the Aggregate Funded Spread (with respect to all Floating Rate Obligations), plus (B) the Aggregate Unfunded Spread, by

(b) the Aggregate Collateral Balance of all Floating Rate Obligations as of such date.

“Weighted Average Life”means, as of any date of determination with respect to all Eligible Collateral Loans, the number of years following such date obtained by summing the products obtained by multiplying:

The Average Life at such time of each such Collateral Loan	X	The portion of the Aggregate Collateral Balance attributable to such Collateral Loan and dividing such sum by:

The Aggregate Collateral Balance at such time of all Eligible Collateral Loans.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Collateral Loan, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Collateral Loan and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Loan.

“Withdrawal Liability”means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zero Coupon Obligation”means a Collateral Loan that does not provide for periodic payments of interest in Cash or that pays interest only at its stated maturity.

Section 1.02. Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (i) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate, (ii) the words “herein,” “hereof” and “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision, (iii) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (iv) references in this Agreement to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (v) each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement, (vi) any definition of or reference to any Facility Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (vii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (viii) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (ix) unless otherwise specified herein, any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Lenders, the Administrative Agent, the Collateral Agent, the Collateral Manager, and the Secured Parties, in each respective Person’s reasonable discretion, and (x) unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in Charlotte, North Carolina on such day.

Section 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

Section 1.04. Collateral Value Calculation Procedures. In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loans, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on the Collateral Loans shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loans that are furnished by or on behalf of the Obligor of such Collateral Loans and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include (i) scheduled interest and principal payments on Defaulted Collateral Loans and Ineligible Collateral Loans unless or until such payments are actually made and (ii) ticking fees in respect of Collateral Loans, and other similar fees, unless or until such fees are actually paid.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loans (other than Defaulted Collateral Loans and Ineligible Collateral Loans, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the total amount of payments and collections to be received during such Collection Period in respect of such Collateral Loans.

(d) Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(e) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Ineligible Collateral Loans (including any unfunded commitments with respect to such Collateral Loans) will be treated as having a value equal to zero.

(g) Determinations of the Collateral Loans, or portions thereof, that constitute Excess Concentration Amounts will be determined in the way that produces the highest Borrowing Base at the time of determination, it being understood that a Collateral Loan (or portion thereof) that falls into more than one such category of Collateral Loans will be deemed, solely for purposes of such determinations, to fall only into the category that produces the highest such Borrowing Base at such time (without duplication).

(h) Except as otherwise provided herein, the Defaulted Collateral Loan Balance for Defaulted Collateral Loans will be included in the calculation of the Collateral Quality Tests and Ineligible Collateral Loans will not be included in the calculation of the Collateral Quality Tests.

(i) For purposes of determining the Weighted Average Floating Spread and the Weighted Average Coupon (and related computations of stated interest coupons and Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not required to be paid in cash) will be excluded, regardless of whether, in the case of the calculation of the Weighted Average Floating Spread, such interest is currently being capitalized or deferred.

(j) References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Loan include references to the Borrower’s acquisition of such Collateral Loan by way of a sale and/or contribution from the BDC and the Borrower’s making or origination of such Collateral Loan. Portions of the same Collateral Loan acquired by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(k) For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(l) Unless otherwise indicated herein, all monetary calculations under this Agreement shall be in Dollars (and any amounts denominated in an Agreed Foreign Currency shall be converted to the Dollar Equivalent of such Agreed Foreign Currency for such calculations, as applicable). For purposes of this Agreement, calculations with respect to all amounts received or required to be paid in a currency other than Dollars or an Agreed Foreign Currency shall be valued at zero.

(m) For purposes of calculating all Concentration Limitations, (i) at all times during the Reinvestment Period, unfunded commitments shall be included in both the numerator and the denominator of any component of the Concentration Limitations, and (ii) at all other times, unfunded commitments shall not be included in either the numerator or the denominator of any component of the Concentration Limitations.

Section 1.05. Classification of Advances and Borrowings. For purposes of this Agreement, Advances may be classified and referred to by Class (e.g., a “Syndicated Dollar Advance” or “Syndicated Multicurrency Advance”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar Borrowing”, “Multicurrency Borrowing” or “Syndicated Borrowing”). Advances and Borrowings may also be identified by Currency.

Section 1.06. Currencies Generally. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. The outstanding principal amount of any Borrowing that is denominated in any Agreed Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Agreed Foreign Currency of such Borrowing determined as of the date of such Borrowing. Wherever in this Agreement (x) in connection with a Borrowing, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing is denominated in an Agreed Foreign Currency or (y) in connection with a Collateral Loan, any applicable criteria including, but not limited to, the Concentration Limitations and the definition of Eligible Collateral Loan, is expressed in Dollars, but such Collateral Loan is denominated in an Agreed Foreign Currency, in each case such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Agreed Foreign Currency).

Section 1.07. Calculation of Borrowing Base. In connection with amounts to be calculated for purposes of determining the Borrowing Base and generally preparing the Borrowing Base Calculation Statement, all amounts shall be expressed in Dollars. If any such amount is denominated in an Agreed Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Agreed Foreign Currency).

Section 1.08. Rates. Upon the occurrence of a Benchmark ~~Transition Event, a Term SOFR~~ Transition Event or an Early Opt-in Election, Section 2.11(b)(i) ~~and (ii) provide~~provides the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.11(b)(iv), of any change to the reference rates upon which the interest rates on ~~Eurocurrency Advances,~~ Term ~~CORRA~~Benchmark Advances and RFR Advances are based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR, the Base Rate, the Term SOFR Reference Rate, Term SOFR, the Term CORRA Reference Rate, ~~Adjusted Term CORRA,~~ Term CORRA or other rates in the definitions of “Adjusted ~~Eurocurrency~~Term Benchmark Rate”, “~~Eurocurrency~~Term Benchmark Rate”, “~~Adjusted~~ Term ~~CORRA~~SOFR”, “Term CORRA” and “RFR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.11(b)(i) ~~or (ii)~~, whether upon the occurrence of a Benchmark ~~Transition Event, a Term SOFR~~ Transition Event or an Early Opt-in Election, as applicable, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(b)(iii)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Base Rate, the Term SOFR Reference Rate, Term SOFR, ~~Adjusted Eurocurrency Rate,~~ Term CORRA Reference Rate, ~~Adjusted Term CORRA,~~ Term CORRA, Adjusted Term Benchmark Rate, or RFR Rate, as applicable, or have the same volume or liquidity as did the the Base Rate, the Term SOFR Reference Rate, Term SOFR, ~~Adjusted Eurocurrency Rate,~~ Term CORRA Reference Rate, Term CORRA, Adjusted Term ~~CORRA, Term CORRA~~Benchmark Rate, or RFR Rate, as applicable, prior to its discontinuance or unavailability.

ARTICLE II

ADVANCES

Section 2.01. Revolving Credit Facility. On the terms and subject to the conditions hereinafter set forth, including Article III:

(a) each Lender severally agrees to make loans in Dollars and in Agreed Foreign Currencies to the Borrower (each, a “Syndicated Advance”) from time to time on any Business Day during the period from the Funding Effective Date until the Commitment Termination Date (or thereafter pursuant to Section 8.04), on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Maximum Available Amount as then in effect.

(b) the Swingline Lender agrees to make loans in Dollars (each, a “Swingline Advance” and, together with the Syndicated Advances, the “Advances”) to the Borrower from time to time on any Business Day during the period from the Funding Effective Date until the date that is five (5) Business Days prior to the Commitment Termination Date (the “Swingline Facility End Date”) in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (i) $20,000,000 and (ii) the aggregate unused Commitment of the Swingline Lender. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swingline Lender to make Swingline Advances shall be subject to all of the terms and conditions of this Agreement, and Swingline Lender shall not make any Swingline Advances if any of the conditions precedent in Section 3.02 are not satisfied; provided that the Swingline Lender shall be entitled to assume that the conditions precedent to an advance of any Swingline Advance have been satisfied unless notified to the contrary by the Administrative Agent, the Collateral Agent, the Majority Lenders, the Borrower or the Collateral Manager on the Borrower’s behalf.

Each such borrowing of a Syndicated Advance on any single day is referred to herein as a “Syndicated Borrowing”; each such borrowing of a Swingline Advance on any single day is referred to herein as a “Swingline Borrowing”; and Syndicated Borrowings and Swingline Borrowings are referred to herein collectively as “Borrowings”.

(c) Type of Advances. Each Syndicated Borrowing of a Class shall be denominated in a single Currency as the Borrower may request in accordance herewith.

(d) Maximum Multicurrency Advances. With respect to Borrowings denominated in an Agreed Foreign Currency, (i) no more than two (2) Borrowings per week shall be permitted hereunder and (ii) no more than eight (8) Borrowings shall be outstanding hereunder at any one time.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05; provided that the Swingline Lender shall not be required to make a Swingline Advance to refinance an outstanding Swingline Advance.

Section 2.02. Making of the Advances. (a) If the Borrower desires to make a Borrowing under this Agreement, the Borrower, or the Collateral Manager on its behalf, shall give the Administrative Agent and the Collateral Agent a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than:

(i) in the case of Syndicated Borrowings denominated in Dollars, 2:00 p.m. at least one (1) Business Day prior to the day of the requested Borrowing. A Notice of Borrowing received after 2:00 p.m. shall be deemed received on the following Business Day;

(ii) in the case of Syndicated Borrowings denominated in an Agreed Foreign Currency, 2:00 p.m. at least three (3) Business Days prior to the day of the requested Borrowing. A Notice of Borrowing received after 2:00 p.m. shall be deemed received on the following Business Day; and

(iii) in the case of Swingline Borrowings denominated in Dollars, 2:00 p.m. on the date of the requested Swingline Borrowing.

Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Advance to be made as part of the requested Borrowing. Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower or the Collateral Manager, as applicable, shall attach a Borrowing Base Calculation Statement, and shall otherwise be appropriately completed. If no election as to the Currency of a Syndicated Borrowing is specified, then the requested Syndicated Borrowing shall be denominated in Dollars. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to (in the case of Syndicated Borrowings) the Commitment Termination Date and (in the case of Swingline Borrowings) the Swingline Facility End Date, and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $250,000 or an integral multiple of $100,000 in excess thereof (or, if less, the remaining unfunded Commitments hereunder). Borrowings of more than one Class and Currency may be outstanding at the same time.

(b) Funding by Lenders. Each Lender, in respect of Syndicated Advances, shall make its Percentage of the applicable Requested Amount on each Borrowing Date by wire transfer of immediately available funds by 11:00 a.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Advances available to the Borrower by promptly crediting the amounts so received, in like funds, to the Principal Collection Subaccount. The Swingline Lender shall not later than 4:00 p.m. on each Borrowing Date, in respect of Swingline Advances, make the applicable Requested Amount available to the Borrower by disbursing such funds to the Principal Collection Subaccount; provided that the Swingline Lender shall have no obligation hereunder to make any Swingline Advance at any time if, at such time, one or more Lenders has announced that it is not obligated (or has disputed, in good faith or otherwise, whether it is obligated) to make additional Advances hereunder (including its portion of any Swingline Refinancing Advance).

(c) Each Notice of Borrowing for a Swingline Advance shall also be deemed to constitute a Notice of Borrowing for Syndicated Advances (such Advances, “Swingline Refinancing Advances”), in an amount equal to (1) the same Requested Amount or (2) if the Borrower has submitted a Notice of Prepayment in tandem with the Notice of Borrowing for a Swingline Borrowing, such portion of the Requested Amount that will not be repaid by the Borrower on the next Business Day. The Borrowing Date for the Swingline Refinancing Advance shall fall on the day (the “Swingline Refinancing Date”) that is one (1) Business Day after the date on which such Swingline Borrowing is made (and the applicable Notice of Borrowing shall specify both applicable information for the Swingline Advance and the related Swingline Refinancing Advance). Notwithstanding anything to the contrary contained herein:

(i) it is understood and agreed that each Lender shall acquire a pro rata risk participation in each Swingline Advance upon the date such Swingline Advance is made and each Lender shall make Syndicated Advances on each Swingline Refinancing Date in an amount equal to its Percentage of such Requested Amount and (unless it is the Swingline Lender) shall disburse such funds in Dollars to the Principal Collection Subaccount for the exclusive benefit of the Swingline Lender; and

(ii) the Collateral Agent shall immediately apply all amounts received from the Lenders under clause (i) above to the repayment of the outstanding Swingline Advances by paying the same to the Swingline Lender.

If the Swingline Lender is also a Lender, it will be deemed to have automatically funded its portion of each Swingline Refinancing Advance on the relevant Swingline Refinancing Date. The obligations of the Lenders under clause (i) above, and the obligations of the Collateral Agent to apply amounts received from the Lenders under clause (ii) above, shall be absolute and unconditional, shall not be affected by any event or circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, shall be made without any offset, abatement, withholding or reduction whatsoever, and shall survive the termination of this Agreement. For the avoidance of doubt, at no time will the Administrative Agent have any duty (express or implied) to fund (or front or advance) any Lender’s Percentage of a Requested Amount.

(d) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the applicable proposed Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s Percentage of the applicable Requested Amount, the Administrative Agent may assume that such Lender has made such Percentage of the applicable Requested Amount available on the Borrowing Date in accordance with paragraph (b) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Percentage of the applicable Requested Amount available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Rate or (ii) in the case of the Borrower, the Interest Rate applicable to Advances not funded through the issuance of commercial paper. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Advance included in such Borrowing.

Section 2.03. Evidence of Indebtedness. (a) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder.

(b) Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) Effect of Entries. The entries made in the records maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

Section 2.04. Payment of Principal and Interest. The Borrower shall pay principal and Interest on the Advances as follows:

(a) 100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b) Interest shall accrue at the applicable Interest Rate on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full. The Administrative Agent shall determine the unpaid Interest and Commitment Fees payable thereto prior to each Payment Date (using the applicable Interest Rate for each day during the related Interest Accrual Period) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Interest Accrual Period and shall advise the Collateral Manager and the Collateral Administrator thereof on the sixth Business Day prior to such Payment Date. The Administrative Agent shall send a consolidated invoice of all such Interest and Commitment Fees to the Borrower on the Business Day following the Administrative Agent’s receipt of all such information from the Lenders.

(c) Accrued Interest on each Advance shall be payable in arrears (x) on each Payment Date, and (y) in connection with any prepayment in full of the Advances pursuant to Section 2.05(a); provided that (i) with respect to any prepayment in full of the Advances outstanding, accrued Interest on such amount to but excluding the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (ii) with respect to any partial prepayment of the Advances outstanding, accrued Interest on such amount to but excluding the date of prepayment shall be payable following such prepayment on the applicable Payment Date for the Collection Period in which such prepayment occurred.

(d) Subject in all cases to Section 2.04(f), the obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.14), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e) Subject in all cases to Section 15.03, as a condition to the payment of principal of and Interest on any Advance without the imposition of withholding tax, the Borrower or either Agent may require certification acceptable to it to enable the Borrower and the Agents to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(f) Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower payable solely from the Collateral and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.12, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this clause (f) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this clause (f) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

Section 2.05. Prepayment of Advances. (a) Optional Prepayments. The Borrower may, from time to time on any Business Day (and with respect to Advances denominated in Agreed Foreign Currencies, no more than twice per week on any Business Day), voluntarily prepay Advances in whole or in part, without penalty or premium; provided that the Borrower shall have delivered to the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto (i) in the case of a prepayment of a Syndicated Advance denominated in Dollars, by no later than 2:00 p.m. at least one (1) Business Day prior to the day of such prepayment, (ii) in the case of a prepayment of a Syndicated Advance denominated in an Agreed Foreign Currency, by no later than 2:00 p.m. at least three (3) Business Days prior to the day of such prepayment, and (iii) in the case of a prepayment of a Swingline Advance denominated in Dollars, by no later than 2:00 p.m. on the date of such prepayment, and provided, further, that there shall not be more than two (2) such prepayments during any calendar month which are made in whole or in part with any Interest Proceeds. Any Notice of Prepayment received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next

Business Day. Upon receipt of such Notice of Prepayment, the Administrative Agent shall promptly notify each Lender. Each such Notice of Prepayment shall be irrevocable and effective upon the date received and shall be dated the date such notice is given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) shall in each case be in a principal amount of at least $500,000 or, if less, the entire outstanding principal amount of the Advances of the Borrower. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. The Borrower shall make the payment amount specified in such notice by wire transfer of immediately available funds by 11:00 a.m. to the Agent’s Account. The Administrative Agent promptly will make such payment amount specified in such notice available to each Lender in the amount of each Lender’s Percentage of the payment amount by wire transfer to such Lender’s account. Any funds for purposes of a voluntary prepayment received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next Business Day. The Borrower (or the Collateral Manager on its behalf) shall have discretion to determine whether any such prepayment is paid from available Interest Proceeds and/or from available Principal Proceeds. If any such prepayment is to be paid, in whole or in part, from available Interest Proceeds, the aggregate amount of Interest Proceeds which are used to make such prepayment shall not exceed the Excess Interest Proceeds Amount and the Borrower (or the Collateral Manager on its behalf) shall deliver to the Agents an Excess Interest Proceeds Estimate together with the related Notice of Prepayment. For the avoidance of any doubt, the Borrower may only provide a Notice of Prepayment to prepay Advances that are outstanding on the date such Notice of Prepayment is delivered and may not provide a Notice of Prepayment to prepay any future Advances.

(b) Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments. The Borrower shall provide, in each Payment Date Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments.

(c) Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Sections 2.04(c) and 2.10 and applied to the Syndicated Advances in accordance with the Lenders’ respective Percentages (unless a Notice of Prepayment is submitted in tandem with a Notice of Borrowing for a Swingline Borrowing, in which case the prepayment shall be applied first to the Swingline Advance).

(d) Interest on Prepaid Advances. If requested by the Administrative Agent, the Borrower shall pay all accrued and unpaid Interest on Advances prepaid on the date of such prepayment.

Section 2.06. Changes of Commitments.

(a) Automatic Reduction and Termination. Subject to the provisions of Section 8.04, the Commitments of all Lenders shall be automatically reduced to zero at 5:00 p.m. on the Commitment Termination Date.

(b) Optional Reductions. Prior to the Commitment Termination Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time without any fee or penalty upon not less than five (5) Business Days’ prior notice to the Lenders, Collateral Agent and the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Facility Amount below the sum of (x) aggregate principal amount of Advances outstanding (including Swingline Advances) at such time and (y) the Revolving Exposure at such time. Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Commitments of each Lender.

(c) Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07. Maximum Lawful Rate. It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.08. Several Obligations. The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date, neither Agent shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender.

Section 2.09. Increased Costs. (a) Except with respect to taxes, which shall be governed exclusively by Section 15.03, if, due to either (i) the introduction of or any change in or in the interpretation, application or implementation of any Applicable Law or GAAP or other applicable accounting policy after the date hereof, or (ii) the compliance with any guideline or change in the interpretation, application or implementation of any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof (a “Regulatory Change”), there shall be any increase in the cost to any Affected Person of agreeing to make or making, funding or maintaining Advances to the Borrower, then the Borrower shall from time to time, on the Payment Dates, following such Affected Person’s demand, pay in accordance with the Priority of Payments such Affected Person such additional amounts as may be sufficient to compensate such Affected Person for such increased cost. A certificate setting forth in reasonable detail the amount of such increased cost, submitted to the Borrower by an Affected

Person (with a copy to the Agents), shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, each of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all rules and regulations promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel II or Basel III, and in each case all rules and regulations promulgated thereunder or issued in connection therewith shall be deemed to have been introduced after the Closing Date, thereby constituting a Regulatory Change hereunder with respect to the Affected Parties as of the Closing Date, regardless of the date enacted, adopted or issued.

(b) If an Affected Person determines that compliance with any Applicable Law or request from any central bank or other Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law), in each case, introduced or made after the date hereof (i) affects the amount of capital or liquidity required to be maintained by such Affected Person and that the amount of such capital or liquidity is increased by or based upon the existence of such Affected Person’s Commitment under this Agreement or upon such Affected Person’s making, funding or maintaining Advances or (ii) reduces the rate of return of an Affected Person to a level below that which such Affected Person could have achieved but for such compliance (taking into consideration such Affected Person’s policies with respect to capital adequacy and liquidity), then the Borrower shall from time to time, on the Payment Dates, following such Affected Person’s demand, pay in accordance with the Priority of Payments such additional amounts which are sufficient to compensate such Affected Person for such increase in capital or liquidity or reduced return. If any Affected Person becomes entitled to claim any additional amounts pursuant to this Section 2.09(b), it shall promptly notify the Borrower (with a copy to the Agents) of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail such amounts submitted to the Borrower by an Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(c) Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.09, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(d) The payment of amounts under this Section 2.09 shall be free and clear of any Taxes determined in accordance with Section 15.03.

Section 2.10. Compensation; Breakage Payments. The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates, following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts), in accordance with the Priority of Payments for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Advances occurs on a date that is not the last day of the relevant Interest Accrual Period, (iii) if any payment or prepayment of any Advance is not made on any date specified in a Notice of Prepayment given by the Borrower or (iv) as a consequence of any other default by the Borrower to repay its Advances when required by the terms of this Agreement. In the case of a ~~Eurocurrency~~Term Benchmark Advance, the loss to any Lender attributable to such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of

(i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Advance denominated in the Currency of such Advance for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Accrual Period for such Advance (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Accrual Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted ~~Eurocurrency~~Term Benchmark Rate for such Currency for such Interest Accrual Period, over

(ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in such Currency from other banks in the ~~Eurocurrency~~ market for the applicable Term Benchmark Rate at the commencement of such period.

A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11. Illegality; Inability to Determine Rates.

(a) Temporary Inability. If prior to the commencement of any Interest Accrual Period for any ~~Eurocurrency~~Term Benchmark Borrowing of a Class or at any time for a RFR ~~Borrowing or a Term CORRA~~ Borrowing (the Currency of such Borrowing herein called the “Affected Currency”):

(i) any Lender or Liquidity Bank shall have notified the Administrative Agent of a determination by such Lender or Liquidity Bank or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain such Affected Currency to fund any Advance;

(ii) (A) in the case of a ~~Eurocurrency~~Term Benchmark Borrowing, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that~~, by reason of circumstances affecting the relevant interbank market,~~ adequate and reasonable means do not exist for ascertaining the Adjusted ~~Eurocurrency~~Term Benchmark Rate for the Affected Currency (including, without limitation, because the applicable Screen Rate is not available or published on a current basis) for such Interest Accrual Period, or (B) in the case of a RFR Borrowing, the Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Daily Simple RFR for the Affected Currency~~, or (C) in the case of a Term CORRA Borrowing, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term CORRA (including, without limitation, because the applicable Screen Rate is not available or published on a current basis)~~; or

(iii) (A) in the case of ~~a Eurocurrency Borrowing or~~ a Term ~~CORRA~~Benchmark Borrowing, the Administrative Agent shall have received notice from the Required Lenders of such Class of Commitments that the Adjusted ~~Eurocurrency Rate or Adjusted~~ Term ~~CORRA~~Benchmark Rate~~, as applicable,~~ for the Affected Currency for such Interest Accrual Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Advances included in such Borrowing for such Interest Accrual Period or (B) in the case of a RFR Borrowing, the Administrative Agent shall have received notice from the Required Lenders that the Daily Simple RFR for the Affected Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Advances included in such RFR Borrowing;

then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and the affected Lenders as promptly as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) if the Affected Currency is Dollars and any Notice of Borrowing requests a ~~Eurocurrency~~Term Benchmark Borrowing denominated in Dollars, such Borrowing shall be made as a Base Rate Syndicated Borrowing and (ii) if the Affected Currency is an Agreed Foreign Currency, then either, at the Borrower’s election, (A) any Notice of Borrowing that requests a ~~Eurocurrency Borrowing,~~ Term ~~CORRA~~Benchmark Borrowing or RFR Borrowing denominated in the Affected Currency shall be ineffective, or (B) the ~~Eurocurrency~~Term Benchmark Rate for such ~~Eurocurrency~~Term Benchmark Borrowing~~, the Term CORRA for such Term CORRA Borrowing,~~ or the Daily Simple RFR for such RFR Borrowing shall be a rate quoted as being representative of the cost to each Lender to fund its pro rata share of such Borrowing (from whatever source and using whatever representative methodologies as such Lender may select in its reasonable discretion), which each Lender shall provide to the Administrative Agent, and the Administrative Agent shall provide to the Borrower, within five (5) Business Days of the Borrower’s request to the Administrative Agent therefor; provided that any rate provided under this clause (B) shall expire, to the extent the Borrower has not elected to use such rate, on the date that is five (5) Business Days after the delivery by the Administrative Agent thereof.

(b) (i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to ~~the Reference Time in respect of~~ any setting of the then-current Benchmark for a Currency, then (x) if a Benchmark Replacement for such Currency is determined in accordance with clause (1~~) or (2~~) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for such Currency for all purposes hereunder and under any Facility Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) ~~Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Facility Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document; provided that this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice~~Reserved.

(iii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document.

(iv) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (a) the implementation of any ~~occurrence of a~~ Benchmark ~~Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark~~ Replacement ~~Date, (b) the implementation of any Benchmark Replacement, (c~~, and (b) the effectiveness of any Benchmark Replacement Conforming Changes~~,~~ in connection with the use, administration, adoption or implementation of a

Benchmark Replacement. The Administrative Agent will notify the Borrower of (~~d~~x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (v) below and (~~e~~y) the commencement ~~or conclusion~~ of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section.

(v) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark for a Currency is a term rate (including Term SOFR Reference Rate, the Term CORRA Reference Rate or the applicable Adjusted ~~Eurocurrency~~Term Benchmark Rate) and either (A) any tenor for such Benchmark for such Currency is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark for such Currency is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Accrual Period” for any Benchmark settings for such Currency at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark for such Currency (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark for such Currency (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Accrual Period” for all Benchmark settings for such Currency at or after such time to reinstate such previously removed tenor.

(vi) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a ~~Eurocurrency Borrowing,~~ Term ~~CORRA~~Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of ~~Eurocurrency Advances,~~ Term ~~CORRA~~Benchmark Advances or RFR Advances, as applicable, in each affected Currency to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) in the case of a request for a Dollar Borrowing, the Borrower will be deemed to have converted such request into a request for a Borrowing of or conversion to a Base Rate Loan, and (ii) in the case of a request for a ~~Eurocurrency~~Term Benchmark Borrowing other than in Dollars~~, a Term CORRA Borrowing~~ or a RFR Borrowing, the ~~Eurocurrency~~Term Benchmark Rate for such ~~Eurocurrency Borrowing, the Term CORRA for such~~ Term ~~CORRA~~Benchmark Borrowing or Daily Simple RFR for such RFR Borrowing shall be a rate quoted as being representative of the cost to each Lender to fund its pro rata share of such ~~Eurocurrency Borrowing,~~ Term ~~CORRA~~Benchmark Borrowing or RFR Borrowing, as applicable (from whatever source and using whatever representative methodologies as such Lender may select in its reasonable discretion), which each Lender shall provide to the Administrative Agent, and the Administrative Agent shall provide to the Borrower, within five (5)

Business Days of the Borrower’s request to the Administrative Agent therefor. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(vii) Definitions.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark ~~or~~(or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark~~, as applicable,~~ (or component thereof) that is or may be used for determining ~~the length of an Interest Accrual Period~~any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Accrual Period” pursuant to clause (v) above.

“Benchmark” means, initially, with respect to Advances denominated in (a) Pounds Sterling, the Daily Simple RFR for such Currency, (b) Dollars, the Term SOFR Reference Rate, (c) Canadian Dollars, the Term CORRA Reference Rate, and (~~c~~d) each other Agreed Foreign Currency ~~and Dollars~~, the ~~Eurocurrency~~Term Benchmark Rate for such Currency; provided that, if a Benchmark ~~Transition Event, a Term SOFR~~ Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Daily Simple RFR~~,~~ or the Term ~~CORRA Reference Rate or the Eurocurrency~~Benchmark Rate, as applicable, for such Currency or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b)(i~~) or clause (b)(ii~~) of this Section 2.11.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date provided that, in the case of a Benchmark with respect to any obligations, interest, fees, commissions or other amounts owing hereunder denominated in any currency other than Dollars or calculated with respect thereto, the alternative set forth in clause (~~3~~2) below:

(1) the sum of: (a) ~~Term~~Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment~~:~~; and

(2~~) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; and~~

~~(3~~) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Currency ~~with the applicable Corresponding Tenor~~ giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment;

~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Facility Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~ If the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark for a Currency with an Unadjusted Benchmark Replacement ~~for any applicable Interest Accrual Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:~~

~~(a)~~ , the spread adjustment, or method for calculating or determining such spread adjustment~~, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Accrual Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~

~~(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Accrual Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~

~~(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment,~~ (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable ~~Corresponding Tenor and~~ Currency giving due consideration to (i) any selection or recommendation of a  spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted

Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date~~ or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency~~;~~

~~provided that,~~ in the ~~case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion~~U.S. syndicated loan market at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “~~Eurocurrency~~Term Benchmark Rate”, the definition of “Base Rate”, the definition of “Business Day”, the definition of “~~Eurocurrency~~Term Benchmark Banking Day”, the definition of “Daily Simple RFR”, the definition of “Interest Accrual Period”, the definition of “RFR Business Day”, the definition of “RFR Interest Day”, the definition of “RFR Reference Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of:

(a) the date of the public statement or publication of information referenced therein; and

(b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) ~~in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.11(b)(ii)~~[reserved]; or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, ~~(i)~~ if ~~the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii)~~such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), including the Federal Reserve Board, the Federal Reserve Bank of New York, or the Bank of Canada, as applicable, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are ~~no longer~~not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with this Section 2.11(b) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with this Section 2.11(b).

~~“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark for any Currency is the Adjusted ~~Eurocurrency~~Term Benchmark Rate, the occurrence of:

(a)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities denominated in such Currency at such time contain (as a result of amendment or as originally executed) ~~(1) in the case of syndicated credit facilities denominated in Dollars, a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate, or (2) in the case of syndicated credit facilities denominated in any other Currency,~~ any applicable replacement benchmark (and~~, in each case,~~ such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Adjusted ~~Eurocurrency~~Term Benchmark Rate for such Currency and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to any applicable Benchmark.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

~~“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Adjusted Eurocurrency Rate for Dollars, 11:00 a.m. (London time) on the day that is two Eurocurrency Banking Days preceding the date of such setting, (2) if such Benchmark is the Adjusted Eurocurrency Rate for Euros, 11:00 a.m. (Brussels time) on the day that is two Eurocurrency Banking Days preceding the date of such setting, (3) if such Benchmark is the Adjusted Term CORRA Rate for Canadian Dollars, 10:00 a.m. (Toronto time) on the date that is two Term CORRA Business Days preceding the date of such setting, (4) if such Benchmark is the Adjusted Eurocurrency Rate for Australian Dollars, 10:30 a.m. (Melbourne time) on the day that is two Eurocurrency Banking Days preceding the date of such setting, (5) if such Benchmark is Daily Simple RFR for a Currency, four RFR Business Days prior to such setting for the applicable Currency and (6) if otherwise, the time determined by the Administrative Agent in its reasonable discretion.~~

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts owing hereunder denominated in Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts owing hereunder denominated in any Currency other than Dollars, (1) the central bank for the Currency in which such obligations, interest, fees, commissions or other amounts are denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such obligations, interest, fees, commissions or other amounts are denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

~~“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.~~

~~“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement for Dollars in accordance with this Section 2.11(b) that is not Term SOFR.~~

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 2.12. Rescission or Return of Payment. The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case maybe, as to such obligations, all as though such payment had not been made.

Section 2.13. Post-Default Interest. The Borrower shall pay interest on all Obligations (other than principal and interest on the Advances, where the default rate is reflected in the Applicable Margin) that are not paid when due for the period from the due date thereof until the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.14. Payments Generally. (a) Principal and interest on any Advance denominated in any Agreed Foreign Currency and payments relating to any such Advance required under Section 2.10 shall be payable in the applicable Agreed Foreign Currency. All other amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amount payable under this Agreement, shall be paid by the Borrower to the Administrative Agent for the account of the applicable recipient in Dollars, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. The Administrative Agent and each Lender shall provide wire instructions to the Borrower, the Administrative Agent and the Collateral Agent. Payments must be received by the Administrative Agent for account of the Lenders on or prior to 12:00 noon on a Business Day; provided that, payments received by the Administrative Agent after 12:00 noon on a Business Day will be deemed to have been paid on the next following Business Day.

Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing in any Agreed Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Borrowing was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b) Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance (except that interest computed (i) by reference to the Base Rate at times when the Base Rate is based on the Prime Rate and (ii) on Multicurrency Advances denominated in Pounds Sterling shall be computed on the basis of a year of 365 (or 366 days in a leap year), the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by a Lender, the Collateral Agent or the Administrative Agent under this Agreement shall be conclusive absent manifest error.

Section 2.15. Increase in Facility Amount. The Borrower may, on any Business Day prior to the Commitment Termination Date, increase the Facility Amount by delivering a request substantially in the form attached hereto as Exhibit F (each, a “Facility Amount Increase Request”) or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (the “Facility Amount Increase”) identifying an additional Lender that is a Permitted Assignee (or additional Commitments for existing Lender(s)), and the amount of its Commitment (or additional amount of its Commitment(s)); provided, however, that (i) any increase of the Facility Amount to an amount in excess of $~~520,000,000~~900,000,000 will require the approval of all Lenders, (ii) any increase of the aggregate amount of the Facility Amount shall be in an amount not less than $10,000,000, (iii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Facility Amount Increase, (iv) all representations and warranties contained in Article IV hereof (as the same may be amended from time to time) shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) at the time of such request and on the effective date of such Facility Amount Increase, and (v) unless such increase is increasing the Commitment of an existing Lender, the Administrative Agent shall have provided its written consent to such increase (which consent shall not be unreasonably withheld or delayed). The effective date of the Facility Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall make Advances in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its Percentage of Advances. It shall be a condition to such effectiveness that (i) if any Advances are bearing interest at the Adjusted ~~Eurocurrency~~Term Benchmark Rate on the date of such effectiveness, such Advances shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 2.10 hereof, provided, however, that if a Facility Amount Increase is made among the existing Lenders and the amount of the increase in each such Lender’s Commitment is on a pro rata basis in accordance with the existing Commitments of such Lenders on the date of such Facility Amount Increase, such Advances bearing interest at the Adjusted ~~Eurocurrency~~Term Benchmark Rate shall not be deemed to be prepaid on such date and (ii) the Borrower shall not have terminated any portion of the Commitments pursuant to Section 2.06 hereof. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Facility Amount Increase.

Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment. For the avoidance of doubt, each Advance made under a Facility Amount Increase shall be subject to the same terms (including pricing) as Advances under the existing Facility Amount.

Section 2.16. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 15.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 15.23 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fifth, to the payment of any amounts owing to the Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances and funded and unfunded participations in Swingline Advances are held by the Lenders pro rata in accordance with the

Commitments without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to the Lender Fee Letter for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) All or any part of such Defaulting Lender’s participation in Swingline Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages of the Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section

3.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of the outstanding Advances of any Non-Defaulting Lender plus such Non-Defaulting Lender’s pro rata risk participation in each Swingline Advance to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 15.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swingline Advances in an amount equal to the Defaulting Lender’s Percentage of such Swingline Advances.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Swingline Advances to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Advances. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Advances.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Initial Borrowing. The obligation of each Lender to make its initial Advance hereunder shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a) each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b) true and complete copies of the Constituent Documents of the Borrower and the Collateral Manager as in effect on the Funding Effective Date;

(c) true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement;

(d) a certificate of a Responsible Officer of the Borrower and of the Collateral Manager certifying (i) as to its Constituent Documents, (ii) its certificate of good standing issued by the jurisdiction of its organization, (iii) as to its resolutions or other action of its board of directors or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (iv) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (v) no Default or Event of Default has occurred and is continuing, and (vi) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e) proper financing statements, duly filed on or before the Funding Effective Date, under the UCC in all jurisdictions that the Administrative Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

(f) payoff or release letters evidencing the termination of, and repayment in full of obligations under, the Prior Credit Agreement, and copies of proper financing statement filings necessary to release or assign (in the discretion of the Administrative Agent) all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any transferor in connection with the Prior Credit Agreement;

(g) legal opinions (addressed to each of the Secured Parties) of Dechert LLP, New York counsel to the Borrower and the Collateral Manager and Nixon Peabody LLP, counsel to the Collateral Agent, covering such matters as the Administrative Agent and its counsel shall reasonably request;

(h) evidence reasonably satisfactory to it that all of the Covered Accounts shall have been established; and the Account Control Agreement shall have been executed and delivered by the Borrower, the Collateral Agent and the Custodian and shall be in full force and effect;

(i) evidence that (x) all fees to be received by each Lender on or prior to the Closing Date have been received; and (y) the accrued fees and expenses of Chapman and Cutler, counsel to the Administrative Agent, in connection with the transactions contemplated hereby (to the extent invoiced prior to the Closing Date), shall have been paid by the Borrower;

(j) an executed counterpart of the Collateral Agent Fee Letter;

(k) Delivery of such Collateral (including any promissory note, executed assignment agreements and word or pdf copies of the principal credit agreement for each initial Collateral Loan, to the extent received by the Borrower) in accordance with the provisions of Article XIV shall have been effected;

(l) a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Closing Date and immediately prior to the delivery thereof on the Closing Date:

(i) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for (A) those which are being released on the Closing Date and (B) those granted pursuant to this Agreement;

(ii) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above;

(iii) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests granted pursuant to this Agreement;

(iv) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and

(v) this Agreement creates, upon Delivery of Collateral, filing of the financing statements required hereunder and execution of the Account Control Agreement, a first priority, perfected security interest in the Collateral, except as permitted by this Agreement;

(m) reserved;

(n) an executed Certificate of Beneficial Ownership and all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 (or its equivalent) for the Borrower, the Collateral Manager and the BDC;

(o) a closing certificate from the Borrower substantially in the form set forth on Exhibit H hereto;

(p) on or before the Closing Date, delivery to the Custodian of Related Documents for initial Eligible Collateral Loans;

(q) such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested.

Section 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the fulfillment of the following conditions; provided that the conditions described in clauses (b) and (c) (other than a Default or Event of Default described in Sections 6.01(c) or (f) or in Sections 6.02(c), (e) or (f)) below need not be satisfied if the proceeds of the Borrowing are used to fund Revolving Collateral Loans or Delayed Drawdown Collateral Loans then owned by the Borrower or to settle trades committed to by the Borrower prior to the end of the Reinvestment Period or to fund the Revolving Reserve Account to the extent required under Section 8.04; and this Section 3.02 shall not apply with respect to any Swingline Refinancing Advances:

(a) the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;

(b) immediately after the making of such Advance on the applicable Borrowing Date, each Coverage Test shall be satisfied (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing);

(c) each of the representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(d) if a requested Advance is denominated in an Agreed Foreign Currency, after giving effect to such Advance, the aggregate outstanding principal balance of all Advances denominated in such currency shall not exceed the Aggregate Principal Balance of all Eligible Collateral Loans denominated in such currency by more than 10% of the Aggregate Principal Balance of all Eligible Collateral Loans denominated in such currency;

(e) no Default, Event of Default or Collateral Manager Replacement Event shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance; and

(f) the Reinvestment Period shall not have terminated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date (and, in respect of clause (i) below, each date such information is provided by or on behalf of it), as follows:

(a) Due Organization. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. The Borrower is in good standing in the State of Delaware. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clauses (ii) or (iii), where such conflict, contravention, breach, violation or default could not be reasonably expected to have a Material Adverse Effect.

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement, the other Facility Documents, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made, is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied in all material respects with all Applicable Laws relating to the conduct of its business and its assets. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, (x) to the extent applicable, the Borrower is in compliance in all material respects with (1) economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by the United States of America, including the U.S. Department of Treasury and/or the U.S. Office of Foreign Asset Controls (“OFAC”), including U.S. Executive Order No. 13224, and other related statutes, laws and regulations and (2) Anti-Corruption Laws (collectively, the “Subject Laws”), (y)

the Borrower has adopted internal controls and procedures designed to ensure its continued compliance with the applicable provisions of the Subject Laws and to the extent applicable, will adopt procedures consistent with the PATRIOT Act and implementing regulations, and (z) to the knowledge of the Borrower (based on the implementation of its internal procedures and controls), no investor in the Borrower is a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC.

(g) Location. The Borrower’s chief place of business, its chief executive office and the office in which the Borrower maintains its books and records are located in the State of New York. The Borrower’s registered office and the jurisdiction of organization of the Borrower is the jurisdiction referred to in Section 4.01(a).

(h) Investment Company Act. Assuming compliance by each of the Lenders and any participant with Section 15.06(e), neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(i) Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements (other than projections and forward-looking statements) furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby are true, complete and correct in all material respects as of the date such information is stated or certified. All projections and forward-looking statements furnished by or on behalf of the Borrower were prepared reasonably and in good faith as the date stated herein or as of which they were provided.

(j) ERISA. Neither the Borrower nor any member of the ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(k) Taxes. The Borrower has filed all income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(l) Tax Status. For U.S. Federal income tax purposes, assuming that the Advances constitute debt for such purposes, the Borrower is (i) disregarded as an entity separate from its owner and (ii) has not made an election under U.S. Treasury Regulation Section 301.7701-3 and is not otherwise treated as an association taxable as a corporation.

(m) Collections. All Collections payable to the Borrower shall be remitted directly to the applicable Interest Collection Subaccount (in the case of Interest Proceeds) or the applicable Principal Collection Subaccount (in the case of Principal Proceeds).

(n) Plan Assets. The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which would result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(o) Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(p) Representations Relating to the Collateral. The Borrower hereby represents and warrants that:

(i) it owns and has legal and beneficial title to all Collateral Loans and other Collateral free and clear of any Lien, claim or encumbrance of any person, other than Permitted Liens;

(ii) other than Permitted Liens, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Collateral Agent hereunder or that has been terminated; and the Borrower is not aware of any judgment, PBGC liens or tax lien filings against the Borrower;

(iii) the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), uncertificated securities (as defined in Section 8-102(a)(18) of the UCC), Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC);

(iv) all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC;

(v) this Agreement creates a valid, continuing and, upon Delivery of Collateral, filing of the financing statement referred to in clause (viii) and execution of the Account Control Agreement, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other liens (other than Permitted Liens), claims and encumbrances and is enforceable as such against creditors of and purchasers from the Borrower;

(vi) the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(vii) with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the Custodial Account; and

(viii) with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing).

Section 4.02. Representations and Warranties of the Collateral Manager. The Collateral Manager represents and warrants to each of the Secured Parties on and as of each Measurement Date (and in respect of clause (i) below, each date such information is provided by or on behalf of it), as follows:

(a) Due Organization. The Collateral Manager is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. The Collateral Manager is in good standing in the State of Delaware. The Collateral Manager is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents to which it is a party, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Collateral Manager of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Non-Contravention. None of the execution and delivery by the Collateral Manager of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties, or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration of, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clauses (ii) or (iii), where such conflict, contravention, breach, violation or default could not be reasonably expected to have a Material Adverse Effect.

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. The Collateral Manager has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, and the performance by the Collateral Manager of its obligations under this Agreement, the other Facility Documents, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made, is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Compliance with Agreements, Laws, Etc. The Collateral Manager has duly observed and complied in all material respects with all Applicable Laws, including the Securities Act and the Investment Company Act, relating to the conduct of its business and its assets. The Collateral Manager has preserved and kept in full force and effect its legal existence. The Collateral Manager has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, (x) to the extent applicable, the Collateral Manager is in compliance in all material respects with Subject Laws, (y) the Collateral Manager has adopted internal controls and procedures designed to ensure its continued compliance with the applicable provisions of the Subject Laws and to the extent applicable, will adopt procedures consistent with the PATRIOT Act and implementing regulations, once such regulations have been finalized, and (z) to the knowledge of the Collateral Manager (based on the implementation of its internal procedures and controls), no investor in the Collateral Manager is a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC.

(g) Location of Records. The Collateral Manager’s chief place of business, its chief executive office and the office in which the Collateral Manager maintains its books and records are located in the State of New York. The Collateral Manager’s registered office and the jurisdiction of organization of the Collateral Manager is the jurisdiction referred to in Section 4.02(a).

(h) Investment Company Act. The Collateral Manager is registered as an “investment company” under the Investment Company Act.

(i) Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements (other than projections and forward-looking statements) furnished by the Collateral Manager to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby are true, complete and correct in all material respects as of the date such information is stated or certified. All projections and forward-looking statements furnished by or on behalf of the Collateral Manager were prepared reasonably and in good faith as the date stated herein or as of which they were provided.

(j) ERISA. Neither the Collateral Manager nor any member of the ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(k) Taxes. The Collateral Manager has filed all income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

ARTICLE V

COVENANTS

Section 5.01. Affirmative Covenants of the Borrower. The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been paid in full):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe, comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents, its Constituent Documents and the Related Documents to which it is a party.

(b) Enforcement. (i) It shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to Section 5.01(k) hereof and the other terms of this Agreement, (i) amendments to Related Documents that govern Defaulted Collateral Loans or Ineligible Collateral Loans or that are otherwise reasonably deemed by the Collateral Manager to be necessary, immaterial, or beneficial, taken as a whole, to the Borrower and (ii) enforcement actions taken or work-outs with respect to any Defaulted Collateral Loan in accordance with the provisions hereof, and (C) actions by the Collateral Manager under this Agreement and in conformity with this Agreement or as otherwise required hereby.

(ii) It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons for the performance of actions and obligations to be performed by the Borrower or the Collateral Manager hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto. The Borrower will punctually perform, and use its reasonably commercial efforts to cause the Collateral Manager, the Collateral Administrator and such other Person to perform, all of their obligations and agreements contained in this Agreement or any other Facility Document.

(c) Further Assurances. It shall promptly upon the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents. Subject to Section 7.02, and without limiting its obligation to maintain and protect the Collateral Agent’s first priority security interest in the Collateral, the Borrower authorizes the Collateral Agent to file or record financing statements (including financing statements describing the Collateral as “all assets” or the equivalent) and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as are necessary to perfect the security interests of the Collateral Agent under this Agreement under each method of perfection required herein with respect to the Collateral, provided, that the Collateral Agent does not hereby assume any obligation of the Borrower to maintain and protect its security interest under this Section 5.01 or Section 7.07.

In addition, the Borrower will take such reasonable action from time to time as shall be necessary to ensure that all assets (including all Covered Accounts) of the Borrower constitute “Collateral” hereunder. Subject to the foregoing, the Borrower will, and, upon the reasonable request of either Agent shall, at the Borrower’s expense, take such other action (including executing and delivering or authorizing for filing any required UCC financing statements) as shall be necessary to create and perfect a valid and enforceable first-priority security interest on all Collateral acquired by the Borrower as collateral security for the Obligations and will in connection therewith deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 3.01 on the Funding Effective Date or as either Agent or the Required Lenders (through the Administrative Agent) shall have reasonably requested.

(d) Financial Statements; Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender) with a copy to the Collateral Agent and the Backup Collateral Manager:

(i) within ninety (90) days after the end of each fiscal year of the BDC, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows (with a consolidating schedule showing such statements for the Borrower) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the BDC and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the BDC, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows (with a consolidating schedule showing such statements for the Borrower) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the BDC and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) within forty-five (45) days after the end of each fiscal quarter (other than a fiscal year-end) and ninety (90) days after the end of each fiscal year, copies of the quarterly valuation statements for the BDC in accordance with Applicable Law;

(iv) as soon as possible, and in any event within two Business Days after a Responsible Officer of the Collateral Manager or a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (w) Default or (x) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(v) from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of each Coverage Test and Collateral Quality Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may request if reasonably available to the Borrower;

(vi) promptly after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;

(vii) promptly after the occurrence of any change in the Borrower’s taxpayer identification number, notice of such change on an IRS Form W-9;

(viii) as soon as possible and in any event at least two (2) Business Days prior to doing so, the Borrower shall provide notice of any change in its chief place of business, its chief executive office or the office in which the Borrower maintains its books and records; and

(ix) as soon as possible, and in any event within two Business Days after a Responsible Officer of the Collateral Manager or a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any Currency Valuation Trigger Event, notice of such Currency Valuation Trigger Event.

(e) Access to Records and Documents. It shall permit the Administrative Agent and each Lender (or any Person designated by the Administrative Agent or such Lender) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case all as often as the Administrative Agent or the Lenders may reasonably request; provided that, notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, each Person entitled to so visit and inspect the

Borrower’s records under this clause (e) may only exercise its rights under this clause (e) twice during any fiscal year of the Borrower (it being understood that the Borrower shall be responsible for all reasonable and documented costs and expenses for only one such visit per fiscal year). Each Lender agrees to use commercially reasonable efforts to coordinate with the other Lenders in exercising their respective rights under this paragraph (e) and under paragraph (g) below with a view to minimizing duplication of effort and expense by the Borrower.

(f) Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i) to fund or pay the purchase price of Collateral Loans (other than Ineligible Collateral Loans) or Eligible Investments acquired by the Borrower in accordance with the terms and conditions set forth herein or for general corporate purposes;

(ii) to fund additional extensions of credit under Revolving Collateral Loans and Delayed Drawdown Collateral Loans purchased in accordance with the terms of this Agreement;

(iii) to repay outstanding Swingline Advances;

(iv) to fund the Revolving Reserve Account on or prior to the Commitment Termination Date to the extent the Revolving Reserve Account is required to be funded pursuant to Section 8.04 (and the Borrower shall submit a Notice of Borrowing requesting a Borrowing of Advances for a Borrowing Date falling no more than five and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Revolving Reserve Account under Section 8.04); and

(v) for such other legal and proper purposes as are consistent with all applicable laws; provided, that proceeds shall only be used to make a Restricted Payment to the BDC if the Collateral Quality Tests are satisfied both immediately before and after such payment.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.

(g) Audit Rights. It will permit the Administrative Agent and any Lender (or any representatives thereof (including any consultants, accountants, lawyers and appraisers)) to conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base no more than twice during any fiscal year of the Borrower. The Borrower shall pay the reasonable and documented fees and expenses of any representatives retained by the Administrative Agent or any

Lender to conduct any such evaluation or appraisal; provided that (i) the Borrower shall not be required to pay such fees and expenses for more than one such evaluation or appraisal during any calendar year unless an Event of Default has occurred and is continuing and (ii) such evaluation or appraisal shall not be duplicative of the report required under Section 8.08(b). Each Lender agrees to use commercially reasonable efforts to coordinate with the other Lenders in exercising their respective rights under this paragraph (g) and under paragraph (e) above with a view to minimizing duplication of effort and expense by the Borrower.

(h) Opinions as to Collateral. On or before each five (5) year anniversary of the Closing Date, the Borrower shall furnish to the Agents an opinion of counsel, addressed to the Borrower and the Agents, relating to the continued perfection of the security interest granted by the Borrower to the Collateral Agent hereunder.

(i) No Other Business. The Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, originating, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the other Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreements contemplated by this Agreement, and shall not engage in any activity or take any other action that would cause the Borrower to be subject to U.S. Federal, state or local income tax on a net income basis.

(j) Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Advances as debt for U.S. Federal income tax purposes and will take no contrary position. Assuming that such treatment is correct, the Borrower shall at all times maintain its status as an entity disregarded as an entity separate from its owner for U.S. Federal income tax purposes. The Borrower shall at all times ensure that its owner is and will remain a United States person as defined by Section 7701(a)(30) of the Code (a “U.S. Person”). Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. Federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. Federal, state or local law.

(k) Changes to Related Documents. If any amendment, consent, waiver or other modification with respect to a Related Document (other than a Defaulted Collateral Loan or an Ineligible Collateral Loan) would effect a Material Modification, then the Borrower shall not cause or vote in favor of any such Material Modification without the written consent of the Administrative Agent and the Required Lenders.

(l) Hedge Agreements. The Borrower shall be permitted to enter into interest rate hedging agreements with respect to its Fixed Rate Obligations; provided that (i) the notional amount of such hedging arrangements may not exceed the outstanding principal amount of the related Collateral Obligations and (ii) the counterparty with respect to such hedging agreement is a qualified Hedge Counterparty.

(m) Collections. The Borrower shall direct all Obligors (and related paying agents) to pay all Collections directly to the applicable Interest Collection Subaccount (in the case of Interest Proceeds) or the applicable Principal Collection Subaccount (in the case of Principal Proceeds).

(n) Priority of Payments. The Borrower shall ensure all Interest Proceeds and Principal Proceeds are applied solely in accordance with the provisions of this Agreement.

(o) Foreign Currency Advances. The Borrower shall ensure that the aggregate outstanding principal balance of all Advances denominated in any Agreed Foreign Currency does not exceed the Aggregate Principal Balance of all Eligible Collateral Loans denominated in such currency for any period of thirty (30) consecutive days.

Section 5.02. Negative Covenants of the Borrower. The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been paid in full):

(a) Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.

(b) Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, division, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation (including by dividing into two or more separate limited liability companies)) nor sell, transfer, exchange or otherwise dispose of (including by dividing into two or more separate limited liability companies) any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations).

(c) Amendments to Constituent Documents, etc. Without the consent of the Administrative Agent and each of the Lenders, (i) it shall not amend, modify or take any action inconsistent with its Constituent Documents and (ii) it will not amend, modify or waive any term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d) ERISA. Neither it nor any member of the ERISA Group shall establish any Plan or Multiemployer Plan.

(e) Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(f) Margin Requirements. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.

(g) Restricted Payments. It shall not make, directly or indirectly, any Restricted Payment (whether in the form of cash or other assets) or incur any obligation (contingent or otherwise) to do so (other than payments made pursuant to the Priority of Payments, it being understood that any amounts paid to the Borrower pursuant to the Priority of Payments may be distributed to the BDC).

(h) Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives thirty (30) days’ prior written notice to the Agents and takes all actions necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements that are necessary to perfect the security interests of the Collateral Agent under this Agreement under each method of perfection required herein with respect to the Collateral (and shall provide copy of such amendments to the Collateral Agent and the Administrative Agent).

(i) Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including, without limitation, sales of Defaulted Collateral Loans and other Collateral Loans), unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision).

(j) Investment Company Restriction. It shall not become required to register as an “investment company” under the Investment Company Act.

(k) Subject Laws. It shall not utilize directly or indirectly the proceeds of any Advance for the benefit of any Person controlling, controlled by, or under common control with any other Person, whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or otherwise in violation of any Subject Laws.

(l) No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.

(m) Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) pursuant to or as expressly permitted by this Agreement and the other Facility Documents, (ii) obligations under its Constituent Documents or (iii) pursuant to customary indemnification and expense reimbursement and similar provisions under the Related Documents. The Borrower shall not acquire any Collateral Loans or other property other than as expressly permitted hereunder.

(n) Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first priority security interest in the Collateral (subject to Permitted Liens).

(o) Priority of Payments. It shall not pay any distributions other than in accordance with the Priority of Payments (it being understood that any amounts paid to the Borrower pursuant to the Priority of Payments may be distributed to the BDC).

(p) Subsidiaries. It shall not have or permit the formation of any subsidiaries.

(q) Name. It shall not conduct business under any name other than its own.

(r) Employees. It shall not have any employees (other than officers and directors to the extent they are employees).

(s) Non-Petition. The Borrower shall not be party to any agreements under which it has any material obligations or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Collateral Loans which contain customary (as determined by the Collateral Manager) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager) loan trading documentation, and customary service contracts and engagement letters entered into with Permitted Agents in connection with the Collateral Loans.

(t) Certificated Securities. The Borrower shall not acquire or hold any Certificated Securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Collateral Manager).

(u) Independent Manager. Without limiting anything in the Borrower LLC Agreement, the Borrower shall at all times maintain at least one independent manager who (A) for the five year period prior to his or her appointment as independent manager has not been, and during the continuation of his or her service as independent manager, is not: (i) an employee, manager, member, stockholder, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an independent manager of the Borrower or any of its Affiliates), (ii) a significant customer or supplier of the Borrower or any of its Affiliates, (iii) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of the Borrower or any Affiliate of the Borrower, or (iv) any member of the immediate family of a Person described in clause (i), (ii) or (iii); provided that an independent manager may serve in similar capacities for other special purpose entities established from time to time by Affiliates of the Borrower and (B) is a Professional Independent Manager. The criteria set forth above in this Section 5.02(u) are referred to herein as the “Independent Manager Criteria”. Each of the Collateral Manager and the Borrower shall notify the Administrative Agent of any decision to appoint a new manager of the Borrower as the “independent manager” for purposes of this Agreement, such notice shall be delivered not less than ten (10) days prior to the proposed effective date of such appointment and shall certify that the designated Person satisfies the Independent Manager Criteria. If the Administrative Agent shall object within ten (10) days of receipt of notice of such proposed new independent manager, the Borrower shall not appoint such new manager as the independent manager until the Administrative Agent and the Borrower shall have reasonably agreed that such proposed new independent manager or another proposed new independent manager satisfies the Independent Manager Criteria. In no event shall any Independent Manager be removed or expelled except for Cause.

Section 5.03. Affirmative Covenants of the Collateral Manager. The Collateral Manager covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been paid in full):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe, comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document, Constituent Document and each Related Document to which it is a party, and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents, the Constituent Documents and the Related Documents to which it is a party.

(b) Enforcement. (i) It shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (i) amendments to Related Documents that govern Defaulted Collateral Loans or Ineligible Collateral Loans or that are otherwise reasonably deemed by the Collateral Manager to be necessary, immaterial, or beneficial, taken as a whole, to the Borrower and (ii) enforcement action taken or work-out with respect to any Defaulted Collateral Loan in accordance with the provisions hereof, and (C) actions by the Collateral Manager under this Agreement and in conformity with this Agreement or as otherwise required hereby.

(ii) It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons for the performance of actions and obligations to be performed by the Collateral Manager hereunder. Notwithstanding any such arrangement, the Collateral Manager shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Collateral Manager, and the Collateral Manager will punctually perform all of its obligations and agreements contained in this Agreement or any such other agreement.

(c) Further Assurances. It shall promptly at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (subject to Permitted Liens). The Collateral Manager shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

In addition, the Collateral Manager will take such reasonable action from time to time as shall be necessary to ensure that all assets (including all Covered Accounts) of the Borrower constitute “Collateral” hereunder. Subject to the foregoing, the Collateral Manager will at the Borrower’s expense, take such other action (including executing and delivering or authorizing for filing any required UCC financing statements) as shall be necessary to create and perfect a valid and enforceable first-priority security interest on all Collateral acquired by the Borrower as collateral security for the Obligations.

(d) Changes to Related Documents. If any amendment, consent, waiver or other modification with respect to a Related Document (other than a Defaulted Collateral Loan or an Ineligible Collateral Loan) would effect a Material Modification, then the Collateral Manager shall not cause or vote in favor of any such Material Modification to occur without the written consent of the Administrative Agent and the Required Lenders.

(e) Access to Records and Documents. It shall permit the Administrative Agent and each Lender (or any Person designated by the Administrative Agent or such Lender) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case all as often as the Administrative Agent or the Lenders may reasonably request; provided that so long as no Event of Default has occurred, each Person entitled to so visit and inspect the Collateral Manager’s records under this clause (e) may only exercise its rights under this clause (e) twice during any fiscal year of the Collateral Manager (it being understood that the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year). Each Lender agrees to use commercially reasonable efforts to coordinate with the other Lenders in exercising their respective rights under this paragraph (e) and under paragraph (f) below with a view to minimizing duplication of effort and expense by the Borrower and the Collateral Manager.

(f) Audit Rights. It will permit the Administrative Agent and any Lender (or any representatives thereof (including any consultants, accountants, lawyers and appraisers)) to conduct evaluations and appraisals of the Collateral Manager’s computation of the Borrowing Base and the assets included in the Borrowing Base no more than twice during any fiscal year of the Collateral Manager. The Borrower shall pay the reasonable fees and expenses of any representatives retained by the Administrative Agent or any Lender to conduct any such evaluation or appraisal; provided that (i) the Borrower shall not be required to pay such fees and expenses for more than one such evaluation or appraisal during any calendar year unless an Event of Default has occurred and is continuing and (ii) such evaluation or appraisal shall not be duplicative of the report required under Section 8.08(b) or any audit pursuant to Section 5.01(g). Each Lender agrees to use commercially reasonable efforts to coordinate with the other Lenders in exercising their respective rights under this paragraph (f) and under paragraph (e) above with a view to minimizing duplication of effort and expense by the Borrower.

Section 5.04. Negative Covenants of the Collateral Manager. The Collateral Manager covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been paid in full):

(a) Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon its ability to perform its obligations under the Facility Documents.

(b) Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the lien of this Agreement not to constitute a valid first priority security interest in the Collateral (subject to Permitted Liens).

(c) Liquidation; Merger; Disposition of Assets. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of (including by dividing into two or more separate limited liability companies) all or substantially all of its assets or enter into any agreement or commitment to do so.

Section 5.05. Certain Undertakings Relating to Separateness. (a) Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall conduct its business and operations separate and apart from that any other Person (including the Collateral Manager and any of its Affiliates, the holders of the Equity and their respective Affiliates) and in furtherance of the foregoing:

(1) The Borrower shall maintain its accounts, financial statements, books, accounting and other records, and other Borrower documents separate from those of any other Person, provided that the Borrower may be consolidated into the BDC solely for tax and accounting purposes.

(2) The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(3) The Borrower shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person.

(4) The Borrower shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due.

(5) The Borrower has observed, and shall observe all (A) Delaware limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence, and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its limited liability company agreement in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity.

(6) The Borrower shall not, (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person except as permitted by or pursuant to the Facility Documents.

(7) The Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person provided that the assets of the Borrower may be consolidated into the BDC for accounting purposes and included in publicly filed financial statements of the BDC.

(8) The Borrower shall not identify itself as a division of any other Person.

(9) The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(10) The Borrower shall not use its separate existence to perpetrate a fraud in violation of Applicable Law.

(11) The Borrower shall not, in connection with the Facility Documents, act with an intent to hinder, delay or defraud any of its creditors in violation of Applicable Law.

(12) The Borrower shall maintain an arm’s length relationship with its Affiliates and the Collateral Manager.

(13) Except as permitted by or pursuant to the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(14) Except as provided in the Facility Documents, the Borrower shall not acquire any securities or debt instruments of the Collateral Manager, its Affiliates or any other Person.

(15) The Borrower shall not make loans or advances to any Person, except for the Collateral Loans and as permitted by or pursuant to the Facility Documents.

(16) The Borrower shall make no transfer (including by dividing into two or more separate limited liability companies) of its assets except as permitted by or pursuant to the Facility Documents.

(17) The Borrower shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Borrower is not required to file tax returns under applicable law or is not permitted to file its own tax returns separate from those of any other Person.

(18) The Borrower shall not acquire obligations or securities of its members.

(19) The Borrower shall use separate stationary, invoices and checks.

(20) The Borrower shall correct any known misunderstanding regarding its separate identity.

(21) The Borrower shall maintain adequate capital in light of its contemplated business operations.

(22) The Borrower shall at all times be organized as a single-purpose entity with organizational documents substantially similar to those in effect on the Closing Date.

(23) The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “substantive non-consolidation” opinion letter delivered in connection with the Facility Documents will continue to be true and correct in all respects.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default. “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment, when due and payable, of any interest on or Commitment Fee in respect of the Advances and such default is not cured within two (2) Business Days; or

(b) the failure to reduce the Advances to $0 on the Final Maturity Date; or

(c) (i) the Borrower becomes an investment company required to be registered under the Investment Company Act or (ii) the BDC is required to be registered under the Investment Company Act and is not otherwise registered; or

(d) except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any other covenant or other agreement of the Borrower under this Agreement or the other Facility Documents, or the failure of any representation or warranty of the Borrower made in this Agreement, in any other Facility Document or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct in each case in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (x) written notice to the Borrower or the Collateral Manager (which may be by email) by either Agent or the Collateral Manager (as the case may be), and (y) actual knowledge of the Borrower or the Collateral Manager; or

(e) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $2,000,000 against the BDC, or $250,000 against the Borrower (exclusive of judgment amounts fully covered by insurance), and the aforementioned parties shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) days from the date of entry thereof or enforcement proceedings are commenced upon such judgment, decree or order; or

(f) an Insolvency Event relating to the Borrower or the BDC occurs; or

(g) any Collateral Manager Event of Default shall have occurred and be continuing; or

(h) (i) the IRS shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such Lien shall not have been released within five (5) Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower and such Lien shall not have been released within five (5) Business Days, unless in each case a reserve has been established therefor in accordance with GAAP and such action is being diligently contested in good faith by appropriate proceedings (except to the extent that the amount secured by such Lien exceeds $750,000); or

(i) (i) a Change of Control occurs with respect to the Borrower, or (ii) the BDC shall merge into any other Person or more than 50.0% of the Voting Shares of the BDC are sold to any Person and/or such Person’s Affiliates; or

(j) the occurrence of a Material Adverse Effect with respect to the BDC or the Borrower; or

(k) (i) the failure of the BDC to make any payment when due (after giving effect to any related grace period), whether or not waived, under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $10,000,000, or (ii) the occurrence of any event or condition (after giving effect to any related grace period) that has resulted in the acceleration of such debt; or

(l) the BDC shall fail to maintain “business development company” status under the Investment Company Act; or

(m) failure to maintain the Interest Coverage Ratio Test for five (5) continuous Business Days; or

(n) failure to satisfy the Maximum Advance Rate Default Test for five (5) continuous Business Days.

Upon a Responsible Officer of the Borrower or Collateral Manager obtaining knowledge of the occurrence of an Event of Default, each of the Borrower and the Collateral Manager shall notify each other and the Agents, specifying the specific Event(s) of Default that occurred as well as all other Events of Default that are then known to be continuing. Upon the occurrence of an Event of Default known to a Responsible Officer of the Collateral Agent, the Collateral Agent shall promptly notify the Administrative Agent (which will notify the Lenders promptly), the Borrower and the Collateral Manager of such Event of Default in writing.

Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent or the Majority Lenders, by notice to the Borrower (with a copy to the Collateral Agent), may do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and (2) declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (f) of Section 6.01 or clause (e) of Section 6.02, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

In addition, upon the occurrence and during the continuation of an Event of Default, following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) of the exercise of control rights with respect to the Collateral: (w) the Collateral Manager’s unilateral power to consent to modifications to and direct the acquisition, sales and other dispositions of Collateral Loans will be immediately suspended, (x) the Collateral Manager will be required to obtain the consent of the Administrative Agent before causing the Borrower to agree to any modification of any Collateral Loan or before causing the Borrower to acquire, sell or otherwise dispose of any Collateral Loan, and (y) the Collateral Manager will cause the Borrower to acquire, sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent in its sole discretion.

Section 6.02. Collateral Manager Events of Default. “Collateral Manager Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Collateral Manager Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment by the Collateral Manager or the Borrower, when due and payable, of (i) any interest on or Commitment Fee in respect of the Advances or (ii) any principal of any Advance on the Final Maturity Date; or

(b) the Collateral Manager is required to be registered under the Investment Company Act and is not otherwise registered; or

(c) except as otherwise provided in this Section 6.02, a default in any material respect in the performance, or breach in any material respect, of any other covenant or other agreement of the Collateral Manager under this Agreement or the other Facility Documents, or the failure of any representation or warranty of the Collateral Manager made in this Agreement, in any other Facility Document or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct in each case in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (x) written notice to the Collateral Manager (which may be by email) by the Agent, and (y) actual knowledge of the Collateral Manager; or

(d) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $2,000,000 against the Collateral Manager (exclusive of judgment amounts fully covered by insurance), and the Collateral Manager shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) days from the date of entry thereof or enforcement proceedings are commenced upon such judgment, decree or order; or

(e) an Insolvency Event relating to the Collateral Manager occurs; or

(f) (1) any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Collateral Manager, (2) the Borrower or the Collateral Manager or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (3) any Lien securing any obligation under any Facility Document shall, in whole or in part (other than in respect of a de minimis amount of Collateral), cease to be a first priority perfected security interest of the Collateral Agent except as otherwise expressly permitted in accordance with the applicable Facility Document and except Permitted Liens; or

(g) (i) the Collateral Manager shall fail to comply with Section 5.04(c), or (ii) the owners of the outstanding equity interests in the Collateral Manager as of the date hereof cease to own 51% of the equity interests in the Collateral Manager at any time; or

(h) [reserved];

(i) any change to the Credit and Collection Policies that could reasonably be expected to have a material adverse effect on the Lenders or any change to the Credit and Collection Policies without prior written notice to, the Administrative Agent; or

(j) the occurrence of a Material Adverse Effect with respect to the Collateral Manager; or

(k) (i) the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period), whether or not waived, under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $10,000,000, or (ii) the occurrence of any event or condition (after giving effect to any related grace period) that has resulted in the acceleration of such debt;

(l) the Collateral Manager shall fail to maintain at least $550,000,000 of assets (including cash) under management (which shall be reported in the Monthly Report occurring on the first Monthly Reporting Date to occur after the delivery of the statements required pursuant to Section 5.01(d)(iii)); or

(m) the Borrower fails to make a payment when due, after giving effect to any applicable grace period, pursuant to the terms of this Agreement (including, without limitation, the Borrower’s failure to make payments or meet the conditions under Section 6.01(a), Section 6.01(b), or Section 6.01(n)).

Upon the occurrence and during the continuance of a Collateral Manager Event of Default or a Collateral Manager Replacement Event, the Administrative Agent, by written notice (provided in its sole discretion or at the direction of the Majority Lenders) to the Collateral Manager (with a copy to the Backup Collateral Manager, the Custodian, the Collateral Administrator and the Collateral Agent) (a “Collateral Manager Termination Notice”), may terminate all of the rights and obligations of the Collateral Manager as Collateral Manager under this Agreement and appoint a successor Collateral Manager in accordance with Section 11.09.

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT

Section 7.01. Grant of Security. (a) The Borrower hereby grants, pledges, transfers and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i) all Collateral Loans and Related Documents (listed, as of the Closing Date, in Schedule 3 hereto), both now and hereafter owned, including all collections and other proceeds thereon or with respect thereto;

(ii) each Covered Account and all money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii) all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of its Collateral Loans;

(iv) each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v) all Cash or Money in possession of the Borrower or delivered to the Collateral Agent (or its bailee);

(vi) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(vii) all other property of the Borrower and all property of the Borrower which is delivered to the Collateral Agent (or the Custodian on its behalf) by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

(viii) all security interests, liens, collateral, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix) all Proceeds of any and all of the foregoing.

(b) All terms used in this Section 7.01 that are defined in the UCC but are not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC.

Section 7.02. Release of Security Interest. If and only if all Obligations have been paid in full and all Commitments have been terminated, the Collateral Agent (for itself and on behalf of the other Secured Parties) shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately terminate and the Collateral Agent (for itself and on behalf of the other Secured Parties) shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03. Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the written direction of the Administrative Agent or the Required Lenders acting through the Administrative Agent, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) to redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of or, if necessary, remove from the Borrower’s, the Collateral Manager’s and their respective agents’ place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of either Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid, with power of substitution), in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent (for the benefit of the Secured Parties), but at the cost and expense of the Borrower and, except as permitted by applicable law, without notice to the Borrower.

Section 7.04. Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05. Related Documents. (a) Each of the Borrower and the Collateral Manager hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of either Agent, promptly forward to such Agent and the Backup Collateral Manager all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent.

(b) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee (including the Custodian). In addition, in accordance with Article XIV, promptly following its acquisition of any Collateral Loan the Borrower shall deliver to the Custodian copies of the principal underlying documentation with respect to such Collateral Loan (e.g., loan or credit agreement, primary security agreement and guarantees, etc.).

Section 7.06. Borrower Remains Liable. (a) Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b) No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, and the transactions contemplated hereby and thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07. Protection of Collateral. The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Secured Parties hereunder and to:

(i) grant security more effectively on all or any portion of the Collateral;

(ii) maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Collateral or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(vi) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

The Borrower hereby designates the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.07. Such designation shall not impose upon the Collateral Agent, or release or diminish, the Borrower’s obligations under this Section 7.07 or Section 5.01(c). The Borrower further authorizes and shall cause the Borrower’s counsel to file, without the Borrower’s signature, UCC- 1 financing statements that names the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” as the Collateral in which the Collateral Agent has a grant of security hereunder and any amendments or continuation statements that may be necessary or desirable.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01. Collection of Money. Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the Account Control Agreement with a Qualified Institution. Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Collateral Manager for convenience in administering the Covered Account or the Collateral.

Section 8.02. Collection Account. (a) In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account in the name “PennantPark Floating Rate Funding I, LLC Collection Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Collection Account”, which shall be maintained with the Custodian in accordance with the

Account Control Agreement and which shall be subject to the lien of the Collateral Agent. In addition, the Collateral Agent shall establish two segregated accounts which for perfection purposes will be treated as sub-accounts within the Collection Account, one of which will be designated the “Interest Collection Subaccount” and one of which will be designated the “Principal Collection Subaccount”. The Collateral Agent shall from time to time deposit into the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 8.05(a), immediately upon receipt thereof all Interest Proceeds received by the Collateral Agent. The Collateral Agent shall deposit immediately upon receipt thereof all other amounts remitted to the Collection Account into the Principal Collection Subaccount including, in addition to the deposits required pursuant to Section 8.05(a), all Principal Proceeds (unless simultaneously reinvested in additional Collateral Loans in accordance with Article X or in Eligible Investments or required to be deposited in the Revolving Reserve Account pursuant to Section 8.04) received by the Collateral Agent. In addition, for each Agreed Foreign Currency, the Collateral Agent shall establish segregated accounts that each constitute a Principal Collection Subaccount and Interest Collection Subaccount for each Agreed Foreign Currency. Any amounts received by the Collateral Agent that are denominated in an Agreed Foreign Currency that are required to be deposited into the Principal Collection Subaccount or the Interest Collection Subaccount shall be deposited by the Collateral Agent into the applicable Principal Collection Subaccount or Interest Collection Subaccount, as applicable, for such Agreed Foreign Currency. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. Subject to Section 8.02(c), amounts in the Collection Account shall be reinvested pursuant to Section 8.05(a).

(b) At any time when reinvestment is permitted pursuant to Article X, the Collateral Manager on behalf of the Borrower may by delivery of a certificate of a Responsible Officer direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccounts representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan) and reinvest such funds in additional Collateral Loans or exercise a warrant held in the Collateral, in each case in accordance with the requirements of Article X and such certificate. At any time as of which no funds are on deposit in the Revolving Reserve Account, the Collateral Manager on behalf of the Borrower may by delivery of a certificate of a Responsible Officer direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the applicable Principal Collection Subaccount representing Principal Proceeds and remit such funds as so directed by the Collateral Manager to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans or Revolving Collateral Loans.

(c) The Collateral Agent shall transfer to the applicable Payment Account, from the Collection Account for application pursuant to Section 9.01(a), on each Payment Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date.

Section 8.03. Transaction Accounts. (a) Payment Account. In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account in the name “PennantPark Floating Rate Funding I, LLC Payment Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Payment Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. In addition, for each Agreed Foreign Currency, the Collateral Agent shall establish segregated accounts that each constitute a Payment Account for such Agreed Foreign Currency. Any amounts received by the Collateral Agent that are denominated in an Agreed Foreign Currency that are required to be deposited into the Payment Account shall be deposited by the Collateral Agent into the applicable Payment Account for such Agreed Foreign Currency. Except as provided in Section 9.01, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Accounts shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Accounts other than in accordance with this Agreement and the Priority of Payments.

(b) Custodial Account. In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account in the name “PennantPark Floating Rate Funding I, LLC Custodial Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Custodial Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. All Collateral Loans (other than such Loans evidenced by Participation Interests, Noteless Loans or which is an account or general intangible) shall be credited to the Custodial Account. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Agreement. The Collateral Agent agrees to give the Borrower prompt notice if (to the Collateral Agent’s actual knowledge) the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

Section 8.04. The Revolving Reserve Account; Fundings. (a) In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account in the name “PennantPark Floating Rate Funding I, LLC Revolving Reserve Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Revolving Reserve Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Revolving Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Revolving Reserve Account other than in accordance with this Agreement and the Priority of Payments.

On the Commitment Termination Date and at all times thereafter, the Borrower shall maintain an amount (the “Revolving Reserve Required Amount”) in the Revolving Reserve Account at least equal to the sum of (x) the Revolving Exposure, plus (y) the Dollar Equivalent of the aggregate amount of funds needed to settle purchases of Collateral Loans which the Borrower committed, prior to the end of the Reinvestment Period, to acquire after the Commitment Termination Date. Prior to or immediately after the occurrence of the Commitment Termination Date (other than a Commitment Termination Date following the occurrence of an Insolvency Event with respect to the Borrower), the Borrower shall request a final Borrowing in an amount sufficient to fund the Revolving Reserve Required Amount.

Amounts on deposit in the Revolving Reserve Account will be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 8.05 and earnings from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds. Funds in the Revolving Reserve Account (other than earnings from Eligible Investments therein) will be available solely to cover drawdowns on the Delayed Drawdown Collateral Loans and Revolving Collateral Loans, provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Revolving Reserve Required Amount, the Borrower shall direct the Collateral Agent to and the Collateral Agent shall remit such excess to the applicable Principal Collection Subaccount. In addition, following the occurrence and during the continuance of an Event of Default, funds in the Revolving Reserve Account may be withdrawn by the Collateral Agent and deposited into the Principal Collection Subaccount at the direction of the Administrative Agent.

Section 8.05. Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent. (a) By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Collateral Manager on behalf of the Borrower) shall at all times direct the Collateral Agent to, and, upon receipt of such certificate, the Collateral Agent shall, invest all funds on deposit in the Collection Account (including the Principal Collection Subaccounts and the Interest Collection Subaccounts) and the Revolving Reserve Account as so directed in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If, prior to the occurrence and continuance of an Event of Default, the Borrower shall not have given any such investment directions, the Collateral Agent shall seek instructions from the Collateral Manager within three (3) Business Days after transfer of any funds to such accounts and shall immediately invest in Specified Eligible Investments that mature overnight. If the Collateral Agent does not thereafter receive written instructions from the Collateral Manager within five (5) Business Days after transfer of such funds to such accounts, it shall invest and reinvest the funds held in such accounts, as fully as practicable, but only in Specified Eligible Investments selected by the Administrative Agent maturing no later than the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). During the continuance of an Event of Default the Collateral Agent (as directed by the Administrative Agent) shall invest and reinvest such Monies as fully as practicable in Specified Eligible Investments selected by the Administrative Agent maturing not later than the earlier of (i) thirty (30) days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Interest Collection Subaccount. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment.

(b) The Collateral Agent agrees to give the Borrower prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(c) The Collateral Agent shall supply, in a timely fashion, to the Borrower and the Collateral Manager (with a copy to the Backup Collateral Manager) any information regularly maintained by the Collateral Agent that the Borrower or the Collateral Manager may from time to time reasonably request with respect to the Collateral, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.06 or to permit the Collateral Manager to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Collateral Manager. The Collateral Agent shall promptly forward to the Collateral Manager and the Backup Collateral Manager copies of notices and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan which notices or writings advise the holders of such Collateral Loan of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such issuer and Clearing Agencies with respect to such Obligor.

Section 8.06. Accountings.

(a) Monthly. Prior to or on the Monthly Reporting Date, the Collateral Manager shall compile (or shall cause the Collateral Administrator to compile) and provide to the Agents, the Backup Collateral Manager and the Lenders, a monthly report (each, a “Monthly Report”) in accordance with this Section 8.06. The Collateral Manager shall compile and provide to the Collateral Administrator, the Backup Collateral Manager and the Administrative Agent a loan data file (the “Data File”) for the previous monthly period ending on the Monthly Report Determination Date (containing such information agreed upon by the Collateral Manager and the Administrative Agent). The Collateral Manager shall provide (or cause to be provided) the Data File to the Collateral Administrator at least three (3) Business Days prior to the Monthly Reporting Date and, with respect to a Payment Date Report, at least three (3) Business Days prior to the Payment Date. The Collateral Administrator shall use commercially reasonable efforts to review and, based solely on the Data File provided (or caused to be provided) by the Collateral Manager, confirm the calculations in clauses (i) through (xi) below made by the Collateral Manager in any such Monthly Report or Payment Date Report, as applicable, for such calendar month, within two (2) Business Days of the receipt thereof. The Collateral Administrator shall review the Monthly Report to ensure that it is complete on its face and, based solely on the information provided on the related Data File, that the following items in such Monthly Report have been accurately calculated, if applicable, and reported: (i) Aggregate Collateral Balance, (ii) Borrowing Base, (iii) Excess Concentration Amount, (iv) Maximum Available Amount, (v) each Collateral Quality Test, (vi) each Coverage Test, (vii) Default Ratio, (viii) for any Payment Date Report, completion of Priority of Payments pursuant to Section 9.01(a) (which may be compiled by the Collateral Administrator), (ix) Interest Collection Subaccount, Principal Collection Subaccount and Revolving Reserve Account balances, (x) completion of fields in the loan list per the form of the Monthly Report and (xi) other information as may be mutually agreed upon by the Collateral Manager, the Collateral Administrator and the Administrative Agent. Upon receipt of such confirmation (or report showing discrepancies) from the Collateral Administrator and in any event by no later than the

Monthly Reporting Date, the Collateral Manager shall compile and provide (or cause to be compiled and provided) to the Collateral Administrator, the Agents, the Custodian, the Backup Collateral Manager and the Lenders the Monthly Report. As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the last day of the previous calendar month. The Monthly Report for a calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral set forth in Part 1 of Schedule 2 (which shall include current fixed charge coverage and current interest coverage ratios), and shall be determined as of the Monthly Report Determination Date for such calendar month.

In addition, the Collateral Manager shall provide together with each Data File and with the delivery of each Monthly Report a copy of each amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification, together with each other amendment, modification or waiver under any Related Document for each Collateral Loan that, in the Collateral Manager’s reasonable judgment, are material in relation to the related Obligor, in each case that became effective during the one month period ending on the Monthly Report Determination Date for the immediately prior Monthly Report (or, in respect of the first Monthly Report, from the Closing Date) together with a listing of each Collateral Loan with respect to which one of the foregoing amendments, modifications or waivers is being provided. Provided that the Payment Date Reports are prepared and delivered on a monthly basis pursuant to Section 8.06(b) below, the Collateral Manager shall not be required to deliver a separate Monthly Report for such month.

(b) Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Date Report to the Agents, the Collateral Administrator, the Custodian, the Backup Collateral Manager, the Collateral Manager and each Lender not later than the second Business Day preceding the related Payment Date. The Payment Date Report shall contain the information set forth in Part 2 of Schedule 2.

(c) Failure to Provide Accounting. If the Collateral Administrator shall not have received any accounting provided for in this Section 8.06 on the first Business Day after the date on which such accounting is due to the Collateral Administrator, the Collateral Administrator shall notify the Collateral Manager who shall use reasonable efforts to obtain such accounting by the applicable Monthly Reporting Date or Payment Date, as applicable.

(d) Collateral Administrator Protections. In preparing the Payment Date Report, receiving and/or compiling the Monthly Report, and preparing any other information and statements required hereunder, the Collateral Administrator shall have the rights, protections, and immunities provided to it in the Collateral Administration Agreement.

(e) Currency Calculations, Changes in Exchange Rates. (A) Each Monthly Report and Payment Date Report shall include a calculation of the Maximum Available Amount, the Dollar Equivalent of the aggregate outstanding principal balance of the Advances and the Revolving Exposure. Additionally, promptly, but no later than two (2) Business Days, after the Collateral

Manager acquires knowledge or receives notice from the Administrative Agent or a Lender of the occurrence of a Currency Valuation Trigger Event, the Collateral Manager shall determine the Maximum Available Amount, the Dollar Equivalent of the aggregate outstanding principal balance of the Advances and the Revolving Exposure. For the purpose of this determination, the outstanding principal amount of any Advance that is denominated in any Agreed Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in such Agreed Foreign Currency of such Advance, determined by the Collateral Manager as of such Monthly Reporting Date or, (x) in the case of notice of the occurrence of a Currency Valuation Trigger Event received by the Collateral Manager prior to 11:00 a.m., on a Business Day, on such Business Day or, (y) in the case of notice of the occurrence of a Currency Valuation Trigger Event otherwise received, on the first Business Day after such notice of the occurrence of a Currency Valuation Trigger Event is received. Upon making such determination, the Collateral Manager shall promptly, but no later than two (2) Business Days after such determination, notify the Administrative Agent, the Lenders and the Borrower thereof.

(B) If and to the extent the Collateral Administrator may be required to calculate or to review in a Monthly Report or Payment Date Report or other accounting hereunder or under the Collateral Administration Agreement, the Dollar Equivalent of any amount, including without limitation, the outstanding principal amount of a Collateral Loan, the Advances or other such calculation or amount involving an Agreed Foreign Currency, it shall use the Dollar Equivalent identified in the Data File compiled and delivered (or caused to be compiled and delivered) to the Collateral Administrator by the Collateral Manager for the related collection or reporting period or other such amount as is identified in such calculation or such report by the Collateral Administrator.

Section 8.07. Release of Securities. (a) If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Collateral Manager delivered to the Collateral Agent at least one Business Day prior to the settlement date for any sale of a security certifying that the sale of such security is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent to release or cause to be released such security from the lien of this Agreement and, upon receipt of such certificate, the Collateral Agent (or Custodian, as applicable) shall deliver any such security, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such security is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such certificate; provided that the Collateral Agent may deliver any such security in physical form for examination in accordance with street delivery custom.

(b) Subject to the terms of this Agreement, the Collateral Agent or Custodian, as applicable, shall, upon the receipt of a certificate of the Borrower, by delivery of a certificate of a Responsible Officer of the Collateral Manager, deliver any Collateral as instructed in such certificate, and execute such documents or instruments as are presented by the Borrower or the Collateral Manager and are reasonably necessary to release or cause to be released such security from the lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c) As provided in Section 8.02(a), the Collateral Agent shall deposit any proceeds received by it from the disposition of Collateral in the applicable subaccount of the Collection Account, unless simultaneously applied to the purchase of additional Collateral Loans or Eligible Investments as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d) The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower (or the Collateral Manager on its behalf), at such time as there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied, release any remaining Collateral from the lien of this Agreement.

(e) Any security, Collateral Loan or amounts that are released pursuant to Section 8.07(a) or (b) shall automatically be released from the Lien of this Agreement.

Section 8.08. Reports by Independent Accountants. (a) As of the Closing Date, the Borrower has appointed a firm of independent certified public accountants, independent auditors or independent consultants (together with its successors, the “Independent Accountants”), in each case reasonably acceptable to the Administrative Agent and the Required Lenders, for purposes of reviewing and delivering the reports or certificates of such accountants required by this Agreement, which may be the firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Borrower or the Collateral Manager. The Borrower may remove any firm of Independent Accountants at any time upon notice to, but without the consent of any of, the Lenders. Upon any resignation by such firm or removal of such firm by the Borrower, the Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly appoint, by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and the Collateral Agent, a successor thereto that shall also be a firm of independent certified public accountants, independent auditors or independent consultants of recognized standing, which may be a firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Borrower or the Collateral Manager. If the Borrower shall fail to appoint a successor Independent Accountants within thirty (30) days after such resignation, the Borrower shall promptly notify the Agents and the Collateral Manager of such failure in writing and the Collateral Manager shall promptly appoint a successor Independent Accountant of recognized standing. The fees of such Independent Accountants and any successor shall be payable by the Borrower.

(b) The Borrower or the Collateral Manager will cause a firm of nationally recognized independent public accountants (who may also render other services to the Collateral Manager) to furnish to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Backup Collateral Manager) once during each 365-day period ending on October 30th of each calendar year, with the first such report due by no later than October 30, 2021, a report relating to such fiscal year to the effect that (i) such firm has applied certain agreed-upon procedures, and (ii) based on such examination, such firm is of the opinion that the Monthly Reports and Payment Date Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report (including, with respect to any such exceptions, an explanation of how each such exception arose and reflecting the input/explanation of the Collateral Manager thereto).

Section 8.09. Covered Account Details. The account number of each Covered Account is set forth on Schedule 7 hereto.

ARTICLE IX

APPLICATION OF MONIES

Section 9.01. Disbursements of Monies from Payment Account. (a) Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date, the Collateral Agent shall disburse amounts transferred from the Collection Account to the applicable Payment Account pursuant to Section 8.02 in accordance with the following priorities (the “Priority of Payments”) and related Payment Date Report:

(i) On each Payment Date, Interest Proceeds on deposit in the Interest Collection Subaccounts, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred into the applicable Payment Account, to be applied in the following order of priority:

(A) (1) first, to pay all out-of-pocket costs and expenses of the Collateral Agent incurred in connection with any sale of Collateral or other exercises of its remedial rights pursuant to Section 7.03; (2) second, to pay other Administrative Expenses in accordance with the priorities specified in the definition thereof, provided that the amount applied under this clause (A)(2) for such Payment Date shall not exceed the Administrative Expense Cap for such Payment Date, and (3) third, upon appointment of the Backup Collateral Manager as Successor Collateral Manager, to payment of the One-Time Successor Servicer Engagement Fee (as defined in the Backup Collateral Manager Fee Letter);

(B) to pay regular scheduled payments, any fees and expenses incurred under any hedge agreement (excluding any hedge termination payments);

(C) to the Swingline Lender to repay outstanding Swingline Advances (but only to the extent that any Lender has failed to fund its Percentage of such Swingline Advance in accordance with Section 2.02);

(D) to the BDC to pay accrued and unpaid Senior Collateral Management Fees;

(E) to each Lender to pay accrued and unpaid interest on the Advances and Commitment Fees due each such Lender and amounts payable to each such Lender under Section 2.10;

(F) (1) prior to the occurrence and continuance of an Event of Default, if the Maximum Advance Rate Test is not satisfied as of the related Determination Date, to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Maximum Advance Rate Test is satisfied (on a pro forma basis as at such Determination Date) and (2) during the continuance of an Event of Default, to pay the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(G) to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clauses;

(H) to pay accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.09 and 15.03;

(I) to the BDC to pay accrued and unpaid Subordinated Collateral Management Fees;

(J) during the Reinvestment Period, to the payment of any hedge breakage or termination costs owed by the Borrower;

(K) the remainder to be allocated at the discretion of the Collateral Manager (in written notice to the Agents delivered on or prior to the related Determination Date) to any one or more of the following payments: (i) to the Principal Collection Subaccount for the purchase of additional Collateral Loans (including funding Revolving Collateral Loans and Delayed Drawdown Collateral Loans), (ii) to prepay the Advances, (iii) for deposit into the Revolving Reserve Account, and (iv) to the Borrower;

(L) after the Reinvestment Period, to pay the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(M) to the payment of any hedge breakage or termination costs owed by the Borrower;

(N) to the payment of any other amounts owed to the Collateral Manager or U.S. Bank Trust Company, National Association or U.S. Bank National Association pursuant to a Facility Document or pursuant to this Agreement (including indemnities); and

(O) the remainder to the Borrower, which amounts may be distributed to the BDC.

(ii) On each Payment Date, Principal Proceeds on deposit in the Principal Collection Subaccounts that are received on or before the related Determination Date and that are not designated for reinvestment by the Collateral Manager will be transferred to the applicable Payment Account and applied, except for any such Principal Proceeds that will be used to settle binding commitments (entered into prior to the related Determination Date) for the purchase of Collateral Loans, in the following order of priority:

(A) to the payment of unpaid amounts under clauses (A) through (G) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(B) during the Reinvestment Period, at the discretion of the Collateral Manager, all remaining amounts shall be applied in any combination of the following four options: (1) to the Principal Collection Subaccount for the purpose of acquiring additional Collateral Loans (including funding Revolving Collateral Loans and Delayed Drawdown Collateral Loans), (2) to prepay the Advances, (3) for deposit into the Revolving Reserve Account up to the amount of the Revolving Exposure, and/or (4) to the Borrower provided that prior to the related Payment Date, the Borrower, or the Collateral Agent on its behalf, has submitted a written request to the Administrative Agent for a direct disbursement of Principal Proceeds to the Borrower, which request shall (I) certify that the Borrower is in compliance with each Collateral Quality Test and Coverage Test and that no Default or Event of Default shall have occurred and be continuing at the time of the request or shall result upon the making of the requested direct disbursement and (II) specify the amount of the requested direct disbursement and the related Payment Date for the direct disbursement;

(C) after the Reinvestment Period, (1) first, for deposit into the Revolving Reserve Account until the amounts on deposit therein are equal to the Revolving Reserve Required Amount; and (2) second, to pay the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full;

(D) after the Reinvestment Period, to the payment of amounts referred to in clauses (G), (H), (I) and (M) of clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and

(E) the remainder to the Borrower, which amounts may be distributed to the BDC.

(b) If on any Payment Date the amount available in the Payment Accounts is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

SALE OF COLLATERAL LOANS; PURCHASE OF ADDITIONAL COLLATERAL LOANS

Section 10.01. Sales of Collateral Loans.

(a) Discretionary Sales of Collateral Loans. Subject to the satisfaction of the conditions specified in Section 10.04, the Collateral Manager on behalf of the Borrower may, but will not be required to, direct the Collateral Agent to sell, and the Collateral Agent shall sell in the manner directed by the Collateral Manager, any Collateral Loan, Credit Risk Collateral Loan, Defaulted Collateral Loan, or Ineligible Collateral Loan if such sale meets the requirements set forth below:

(i) no Default or Event of Default is continuing or would result upon giving effect thereto (unless, in the case of such a Default, such Default will be cured upon giving effect to such sale and the application of the proceeds thereof);

(ii) upon giving effect thereto and the application of the proceeds thereof, the Maximum Advance Rate Test is satisfied;

(iii) upon giving effect thereto and the application of the proceeds thereof, each other Coverage Test is satisfied and each Collateral Quality Test is satisfied or, if a Collateral Quality Test is not satisfied, either the compliance with any such test is maintained or improved or the Administrative Agent has consented to such sale in its sole discretion;

(iv) such sale is made for Cash;

(v) such sale is made for a purchase price at least equal to the original percentage of par paid by the Borrower; and

(vi) in the reasonable judgment of the Collateral Manager, there is no adverse selection of such Collateral Loans; provided that the restrictions in clauses (iii), (v) and (vi) above in this Section 10.01(a) shall not apply to sales of Credit Risk Collateral Loans, Defaulted Collateral Loans or Ineligible Collateral Loans.

Notwithstanding anything above that would otherwise prohibit the sale of a Collateral Loan after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower entered into an agreement to sell any such Collateral Loan prior to the occurrence and continuance of such Default or an Event of Default, but such sale did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence and continuance of such Default or an Event of Default, provided that such sale was not entered into in contemplation of the occurrence of such Default or Event of Default and such settlement occurs within the customary settlement period for similar trades.

(b) Sales of Equity Securities. The Borrower may sell any Equity Security at any time without restriction, and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price within forty-five (45) days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law.

(c) Certain Restrictions. In the case of a sale of a Defaulted Collateral Loan, a Credit Risk Collateral Loan or an Ineligible Collateral Loan to an Affiliate of the Borrower at a price less than the original percentage of par paid by the Borrower, the purchase price shall not be less than the Market Value of such Defaulted Collateral Loan, Credit Risk Collateral Loan or Ineligible Collateral Loan.

(d) Terms of Sales. All sales of Collateral Loans and other property of the Borrower under the provisions above in this Section 10.01 must be exclusively for Cash.

Section 10.02. Purchase of Additional Collateral Loans.

(a) Purchase of Collateral Loans. On any date during the Reinvestment Period, if no Event of Default has occurred and is continuing, the Collateral Manager on behalf of the Borrower may, if each of the conditions specified in this Section 10.02 and Section 10.04 are met, invest Principal Proceeds and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans in additional Collateral Loans, provided, that no Collateral Loan may be purchased unless each of the following conditions are satisfied as of the date the Collateral Manager commits on behalf of the Borrower to make such purchase, in each case after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to:

(i) such obligation is an Eligible Collateral Loan;

(ii) each Collateral Quality Test is satisfied (or, if not satisfied immediately prior to such investment, compliance with such Collateral Quality Test is maintained or improved); and

(iii) each Coverage Test is satisfied.

(b) Purchase of Collateral Loans Involving Affiliates. Additional Collateral Loans may be purchased from time to time by the Borrower from the Collateral Manager or any of its Affiliates only if (x) the terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain in a comparable, timely sale with a non-Affiliate, (y) the transactions are effected in accordance with all Applicable Laws and (z) such purchase is for an amount equal to or less than the lesser of (A) the original purchase price paid by the Collateral Manager or such Affiliate (after adjustment for any borrowings or repayments and exclusive of interest) and (B) the Collateral Manager’s current mark with respect to such Collateral Loan.

Section 10.03. Substitution and Transfer of Loans.

(a) Substitutions. The Borrower may (including in connection with any retransfer of a Collateral Loan to the BDC under the Purchase and Contribution Agreement) with the consent of the Administrative Agent in its sole discretion replace any Collateral Loan with another Collateral Loan (a “Substitute Loan”), subject to the satisfaction of the conditions set forth below and in Section 10.04(c).

(b) Conditions to Substitution. No substitution of a Collateral Loan with a Substitute Loan shall occur unless each of the following conditions is satisfied as of the date of such substitution (as certified to the Agents by the Borrower (or the Collateral Manager on behalf of the Borrower)):

(i) each Substitute Loan is an Eligible Collateral Loan on the date of substitution;

(ii) after giving effect to any such substitution, each Collateral Quality Test is satisfied (or, if not satisfied immediately prior to such investment, compliance with such Collateral Quality Test is maintained or improved), and each Coverage Test is satisfied;

(iii) the sum of the Principal Balances of such Substitute Loans shall be equal to or greater than the sum of the Principal Balances of the Collateral Loans being substituted for;

(iv) no Default or Event of Default has occurred and is continuing (before or after giving effect to such substitution);

(v) no selection procedure adverse to the interests of the Secured Parties was utilized by the Borrower or the Collateral Manager in the selection of the Substitute Loan(s) or the Collateral Loans being substituted for;

(vi) the Borrower and the Collateral Manager (on behalf of the Borrower) shall agree to pay the legal fees and expenses of the Administrative Agent and the Collateral Agent in connection with any such substitution (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent on behalf of the Secured Parties in connection with such sale, substitution or repurchase);

(vii) the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution and shall deliver to the Custodian the Related Documents for any Substitute Loans;

(viii) upon confirmation of the delivery of a Substitute Loan for each applicable Collateral Loan being substituted for (the date of such confirmation or delivery, the “Retransfer Date”), each applicable Collateral Loan being substituted for shall be removed from the Collateral and the applicable Substitute Loan(s) shall be included in the Collateral. On the Retransfer Date of a Collateral Loan, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release and transfer to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under such Collateral Loan being substituted for. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Collateral Manager, on behalf of the Borrower, and take other such actions as shall reasonably be requested by the Collateral Manager on behalf of the Borrower to effect the release and transfer of such Collateral Loan pursuant to this Section 10.03; and

(ix) the Borrower shall deliver to the Administrative Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.

Section 10.04. Conditions Applicable to All Sale and Purchase Transactions. (a) Any transaction effected under this Article X or in connection with the acquisition of additional Collateral Loans shall be conducted on an arm’s length basis and, if effected with a Person that is an Affiliate of the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be on terms no less favorable to the Borrower than would be the case if such Person were not such an Affiliate or as otherwise expressly permitted in this Agreement.

(b) Upon each contribution of one or more Collateral Loans from the BDC to the Borrower and upon each acquisition by the Borrower of a Collateral Loan from the BDC, the Collateral Manager or any of their respective Affiliates (each such contribution or other such acquisition, an “Affiliate Loan Acquisition”) (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Collateral Agent (or the Custodian on its behalf, as applicable), provided, that, notwithstanding the foregoing, the Related Documents and Loan Checklist may be delivered within ten (10) Business Days of the contribution or acquisition.

(c) The Aggregate Principal Balance of the Collateral Loan(s) which are the subject of any sale to an Affiliate of the Borrower under this Article X or substitution pursuant to Section 10.03, together with the sum of the Aggregate Principal Balance of all Collateral Loans sold to Affiliates or substituted in the 12 month period preceding the proposed date of sale or substitution (or such lesser number of months as shall have elapsed since the Closing Date) shall not exceed 20% of the highest Aggregate Principal Balance of Collateral Loans of the Borrower during such 12-month period (or such higher percentage as agreed to by the Administrative Agent); provided that, the sum of the Aggregate Principal Balance of Defaulted Collateral Loans or Ineligible Collateral Loans substituted or sold by the Borrower to Affiliates of the Collateral Manager may not exceed 10% of the highest Aggregate Principal Balance of Collateral Loans of the Borrower during such 12-month period. For the avoidance of doubt, the foregoing limitations shall not apply to (i) Warranty Loans (as defined in the Purchase and Sale Agreement) or (ii) where Collateral Loans are sold by the Borrower in connection with a Permitted Securitization.

Section 10.05. Additional Equity Contributions. The BDC may, but shall have no obligation to, at any time or from time to time contribute additional equity to the Borrower, including for the purpose of curing any Default, satisfying any Coverage Test, enabling the acquisition or sale of any Collateral Loan or satisfying any conditions under Section 3.02. Each equity contribution shall either be made (i) in Cash, (ii) by assignment and contribution of an Eligible Investment and/or (iii) by assignment and contribution of a Collateral Loan that is an Eligible Collateral Loan. All Cash contributed to the Borrower shall be treated as Principal Proceeds except to the extent that the Collateral Manager specifies that they shall constitute Interest Proceeds.

ARTICLE XI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 11.01. Designation of the Collateral Manager.

(a) Initial Collateral Manager. The servicing, administering and collection of the Collateral shall be conducted in accordance with this Section 11.01 by the Person designated as the Collateral Manager hereunder. PennantPark Investment Advisors LLC is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities, of Collateral Manager pursuant to the terms hereof. The Collateral Manager and the Borrower hereby acknowledge that each of the Secured Parties are third party beneficiaries of the obligations taken by the Collateral Manager hereunder.

(b) Subcontracts. The Collateral Manager may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Collateral Manager shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be subject to the provisions hereof.

Section 11.02. Duties of the Collateral Manager.

(a) Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Collateral Management Standard. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(i) supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(ii) preparing and submitting claims to Obligors on each Collateral Loan;

(iii) maintaining all necessary servicing records with respect to the Collateral;

(iv) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(v) promptly delivering to the Administrative Agent, each Lender, the Collateral Administrator or the Collateral Agent, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, the Collateral Administrator or the Collateral Agent may from time to time reasonably request;

(vi) identifying each Collateral Loan clearly and unambiguously in its servicing records to reflect that such Collateral Loan is owned by the Borrower and that the Borrower is pledging a security interest therein to the Collateral Agent (for the benefit of the Secured Parties) pursuant to this Agreement;

(vii) notifying the Administrative Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Collateral Loan (or portion thereof) of which it has actual knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(viii) maintaining the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(ix) with respect to each Collateral Loan included as part of the Collateral, making copies of the Related Documents available for inspection by the Administrative Agent, upon reasonable notice, at the offices of the Collateral Manager during normal business hours;

(x) directing the Collateral Agent to make payments pursuant to the terms of the Payment Date Report in accordance with the Priority of Payments;

(xi) directing the acquisition, sale or substitution of Collateral in accordance with Article X;

(xii) providing assistance to the Borrower with respect to the purchase and sale of the Collateral Loans;

(xiii) instructing the Obligors and the administrative agents on the Collateral Loans to make payments directly into the Collection Account;

(xiv) cooperating with the Collateral Administrator in preparing the Monthly Reports and Payment Date Reports and in its other duties hereunder and under the Collateral Administration Agreement in the manner and at the times required hereunder and under the Collateral Administration Agreement; and

(xv) complying with such other duties and responsibilities as required of the Collateral Manager by this Agreement.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower or the Collateral Manager acts as lead agent with respect to any Collateral Loan, the Collateral Manager shall perform its servicing duties hereunder only to the extent that, as a lender under the Related Documents, it has the right to do so.

(b) Exercise of Remedies Not Release. Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, each Lender and the Secured Parties of their rights hereunder or any other Facility Document shall not release the Collateral Manager or the Borrower from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent, each Lender and the Collateral Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

(c) Application of Obligor Payments. Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(d) Cooperation with Backup Collateral Manager. The Collateral Manager shall perform the duties and take the actions necessary to comply with Article XIII hereof in the manner and at the times set forth therein and shall cooperate with the Backup Collateral Manager in its performance of its duties hereunder.

(e) [Reserved].

Section 11.03. Liability of the Collateral Manager; Indemnification of the Collateral Manager Persons. (a) The Collateral Manager and any of its Affiliates, employees, shareholders, members, partners, assigns, representatives or agents (each such individual or entity, a “Collateral Manager Person”) shall not be liable to the Borrower, any Lender, the Administrative Agent, the Lead Arranger, the Collateral Agent, the Backup Collateral Manager, the Custodian or any other Person for any liability, loss (including amounts paid in settlement), damages, judgments, costs, expenses (including reasonable attorneys’ fees and expenses and accountant’s fees and expenses), demands, charges or claim (collectively, the “Damages”) incurred by reason of any act or omission or alleged act or omission performed or omitted by such Collateral Manager Person, or for any decrease in the value of the Collateral or any other losses suffered by any party; provided, however, that a Collateral Manager Person shall be liable for any Damages that arise (i) by reason of any act or omission constituting bad faith, willful misconduct, or gross negligence by any Collateral Manager Person in the performance of or reckless disregard of the Collateral Manager’s duties hereunder or (ii) by any breach of the representations and warranties of the Collateral Manager expressly set forth in this Agreement (each such breach, a “Collateral Manager Breach”).

(b) The Collateral Manager may rely in good faith upon, and will incur no Damages for relying upon, (i) any authoritative source customarily used by firms performing services similar to those services provided by the Collateral Manager under this Agreement, and (ii) the advice of nationally recognized counsel, accountants or other advisors as the Collateral Manager determines reasonably appropriate in connection with the services provided by the Collateral Manager under this Agreement.

(c) In no event shall the Collateral Manager be liable for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if the Collateral Manager has been advised of the likelihood of such damages and regardless of the form of such action.

(d) Each Collateral Manager Person shall be held harmless and be indemnified by the Borrower for any Damages suffered by virtue of any acts or omissions or alleged acts or omissions arising out of the activities of such Collateral Manager Person in the performance of the obligations of the Collateral Manager under this Agreement or as a result of this Agreement, or the Borrower’s ownership interest in any portion of the Collateral Obligations, except to the extent any such Damage arises as a result of a Collateral Manager Breach. All amounts payable pursuant to this Section 11.03 shall be payable in accordance with the Priority of Payments.

Section 11.04. Authorization of the Collateral Manager. The Borrower hereby authorizes the Collateral Manager to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the pledge of the Collateral by the Borrower to the Collateral Agent, on behalf of the Secured Parties, hereunder, to collect all amounts due under any and all Collateral, including, without limitation, endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Collateral Manager could have done if it owned such Collateral. The Borrower shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its collateral management duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make the Secured Parties, the Collateral Agent, the Collateral Administrator, the Backup Collateral Manager, the Administrative Agent or any Lender a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent. Following the occurrence and continuance of an Event of Default (unless otherwise waived by the Lenders in accordance with Section 15.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Collateral Manager (with a copy to the Backup Collateral Manager, the Collateral Administrator, the Custodian and the Collateral Agent) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with the last paragraph of Section 6.01.

Section 11.05. Realization Upon Defaulted Collateral Loans. The Collateral Manager will use reasonable efforts consistent with the Collateral Management Standard, this Agreement and the Related Documents to exercise (on behalf of the Borrower) available remedies (which may include liquidating, foreclosing upon or repossessing, as applicable, or otherwise comparably converting the ownership of any related property) with respect to any Defaulted Collateral Loan. The Collateral Manager will comply with the Collateral Management Standard, the Related Documents and Applicable Law in realizing upon such related property, and employ practices and procedures, including reasonable efforts, consistent with the Collateral Management Standard and the Related Documents, to enforce all obligations of Obligors. Without limiting the generality of the foregoing, the Collateral Manager may cause the sale of any such related property to the Collateral Manager or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Collateral Manager delivered to the Administrative Agent setting forth the Collateral Loan, the related property, the sale price of the related property and certifying that such sale price is the fair market value of such related property. The Collateral Manager will remit to the Collection Account the recoveries received in connection with the sale or disposition of related property relating to any Defaulted Collateral Loan hereunder.

Section 11.06. Collateral Management Compensation. As compensation for its servicing and collateral management activities hereunder and reimbursement for its expenses, the Collateral Manager shall be entitled to receive the Senior and Subordinated Collateral Management Fees to the extent of funds available therefor pursuant to the Priority of Payments, as applicable. In consideration of the transactions contemplated by the investment advisory agreement between as PennantPark Investment Advisers, LLC and the BDC, for so long as PennantPark Investment Advisers, LLC is the Collateral Manager, the Collateral Manager hereby irrevocably directs the Borrower and the Collateral Agent to pay all Senior Collateral Management Fees and Subordinated Collateral Management Fees payable to the Collateral Manager hereunder directly to the BDC.

Section 11.07. Payment of Certain Expenses by Collateral Manager. The Collateral Manager (if the Collateral Manager is an Affiliate of the Borrower) will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Collateral Manager, expenses incurred by the Collateral Manager in connection with the production of reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Collateral Manager shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Senior or Subordinated Collateral Management Fees.

Section 11.08. The Collateral Manager Not to Resign; Assignment. The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s determination that the performance of its duties hereunder is or becomes impermissible under Applicable Law. Any such determination permitting the resignation of the Collateral Manager shall be evidenced by an opinion of counsel to such effect delivered to the Administrative Agent and each Lender. No such resignation shall become effective until a Successor Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager in accordance with Section 11.09.

Section 11.09. Appointment of Successor Collateral Manager. (a) Upon resignation of the Collateral Manager pursuant to Section 11.08 or the occurrence and continuance of a Collateral Manager Event of Default or a Collateral Manager Replacement Event, the Administrative Agent may (with the consent of the Required Lenders) at any time appoint a successor collateral manager (the “Successor Collateral Manager”), which, for the avoidance of doubt may be the Backup Collateral Manager, the Administrative Agent or any Lender, and such Successor Collateral Manager shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent. No assignment of this Agreement by the Collateral Manager (including, without limitation, a change in control or management of the Collateral Manager which would be deemed an “assignment” under the Investment Advisers Act of 1940, as amended) shall be made unless such assignment is consented to in writing by the Borrower, provided, however, that nothing herein shall be construed to restrict the ability of the Administrative Agent to replace the Collateral Manager upon the occurrence of a Collateral Manager Event of Default or a Collateral Manager Replacement Event pursuant to Section 11.09 hereof or any obligations of the Collateral Manager in connection with such provisions.

(b) Upon its appointment (the “Assumption Date”), the Successor Collateral Manager shall be the successor in all respects to the Collateral Manager with respect to collateral management functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Successor Collateral Manager; provided that the Successor Collateral Manager shall not (i) be deemed to have assumed or to become liable for, or otherwise have any liability for, any duties, responsibilities, actions performed, breaches, defaults, claims, obligations or liabilities of the terminated Collateral Manager or any other predecessor Collateral Manager arising before the Assumption Date, (ii) have any obligation to pay any taxes required to be paid by the terminated Collateral Manager or any other predecessor Collateral Manager (provided that the Successor

Collateral Manager shall pay any income taxes for which it is liable), (iii) have any liability for any failure to perform its duties as Collateral Manager, or any loss or damages arising from such failure, that results from the actions (or inaction) of the terminated Collateral Manager or any other predecessor Collateral Manager on or before the Assumption Date, (iv) have any obligation to perform advancing or repurchase obligations, if any, of the Borrower, the terminated Collateral Manager or any other predecessor Collateral Manager unless it elects to do so in its sole discretion, (v) have any obligation to pay any of the fees and expenses of any other party to the transaction contemplated by this Agreement or any Facility Document, (vi) have any liability with respect to any of the representations and warranties of the Collateral Manager under this Agreement, (vii) have any obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder or in the exercise of any of its rights and powers, if, in its reasonable judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it and (viii) have any obligation to file or record any financing statements or other documents in order to perfect or continue any security interests contemplated by this Agreement unless it has been directed by the Administrative Agent to make such filing or recordation. The indemnification obligations of the Successor Collateral Manager, upon becoming a Successor Collateral Manager, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances.

(c) The Collateral Manager agrees to cooperate and use its commercially reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Collateral, including, without limitation, the transfer to the Successor Collateral Manager for the administration by it of all cash amounts that shall at the time be held by the Collateral Manager for deposit, or have been deposited by the Collateral Manager, or thereafter received with respect to the Collateral and the delivery to the Successor Collateral Manager in an orderly and timely fashion of all files and records with respect to the Collateral and a computer data file in readable form containing all information necessary to enable the Successor Collateral Manager to service the Collateral. In addition, the Collateral Manager agrees to cooperate and use its commercially reasonable efforts in providing, at the expense of the Collateral Manager, the Successor Collateral Manager with reasonable access (including at the premises of the Collateral Manager) to the employees of the Collateral Manager, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Successor Collateral Manager to assume the servicing functions hereunder and under this Agreement and to maintain a list of key servicing personnel and contact information.

(d) Notwithstanding the Successor Collateral Manager’s assumption of, and its agreement to perform and observe, all duties, responsibilities and obligations of the Collateral Manager under this Agreement arising on and after the Assumption Date, the Successor Collateral Manager shall not be deemed to have assumed or to become liable for, or otherwise have any liability for, any duties, responsibilities, obligations or liabilities of the initial Collateral Manager or any other predecessor Collateral Manager arising under the terms of this Agreement, arising by operation of law or otherwise with respect to the period ending on the Assumption Date, including, without limitation, any liability for, any duties, responsibilities, obligations or liabilities of the initial Collateral Manager or any other predecessor Collateral Manager arising on or before the Assumption Date under this Agreement, regardless of when the liability, duty, responsibility or obligation of the initial Collateral Manager or any other predecessor Collateral Manager therefor arose, whether provided by the terms of this Agreement arising by operation of law or otherwise, and in no case will the Successor Collateral Manager have any liability for any failure to perform its duties as Collateral Manager, or any loss or damages arising from such failure, that results from the actions (or inaction) of the initial Collateral Manager or any other predecessor Collateral Manager on or before the Assumption Date.

(e) The Successor Collateral Manager undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Successor Collateral Manager hereunder.

(f) Notwithstanding anything contained in this Agreement or any Facility Document to the contrary, the Successor Collateral Manager is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Collateral Manager relating to the Collateral Loans (collectively, the “Predecessor Collateral Manager Work Product”) without any audit or other examination thereof, except to the extent that it knows such records or work product to be incorrect, and such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Collateral Manager or any other predecessor Collateral Manager. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Collateral Manager Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Collateral Manager making or continuing any Errors (collectively, “Continued Errors”), such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Collateral Manager agrees to use commercially reasonable efforts to prevent further Continued Errors. In the event that the Successor Collateral Manager becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its commercially reasonable efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. The Successor Collateral Manager shall be entitled to recover its costs thereby expended in accordance with the Priority of Payments.

(g) The Collateral Manager will, upon the request of the Successor Collateral Manager, provide the Successor Collateral Manager with a power of attorney providing that the Successor Collateral Manager is authorized and empowered to execute and deliver, on behalf of the Collateral Manager, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do so or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the Collateral Manager under this Agreement.

(h) The Successor Collateral Manager shall not be liable for an action or omission to act hereunder, except for its own willful misconduct, gross negligence or bad faith. Under no circumstances will the Successor Collateral Manager be liable for indirect, special, consequential or incidental damages, such as loss of use, revenue or profit. In no event shall the Successor Collateral Manager be liable to the Borrower for any bad debts or other defaults by Obligors.

(i) Except as set forth herein, the Successor Collateral Manager shall have no duty to review any information regarding the Collateral Manager, including any financial statements or the information set forth herein.

(j) If the Successor Collateral Manager is prevented from fulfilling its obligations hereunder as a result of government actions, regulations, fires, strikes, accidents, acts of God or other causes beyond the control of such party, the Successor Collateral Manager shall use commercially reasonable efforts to resume performance as soon as reasonably possible, and the Successor Collateral Manager’s obligations shall be suspended for a reasonable time during which such conditions exist. Except as set forth herein, the Backup Collateral Manager shall have no duty to review any information regarding the Collateral Manager, including any financial statements or the information set forth herein.

ARTICLE XII

THE AGENTS

Section 12.01. Authorization and Action. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement and the transactions contemplated hereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders or, with respect to the Collateral Agent, the Administrative Agent; provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that an Agent’s consent may not be unreasonably withheld, provide for the exercise of such Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to such Agent withhold its consent or exercise its discretion in an unreasonable manner.

If the Collateral Agent has been requested or directed by the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any Facility Document or Related Document unless and until directed by the Required Lenders (or the Administrative Agent on their behalf).

Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such person in accordance with any notice given by the Required Lenders (or the Administrative Agent on their behalf) pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such person, the Required Lenders or persons purporting to be the Required Lenders are not entitled to give such notice, except where the Responsible Officer of the Collateral Agent has actual knowledge (without any duty of inquiry or investigation on its part) that such Required Lenders or persons purporting to be the Required Lenders are not entitled to give such notice. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two-Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

The Collateral Agent, the Collateral Administrator, the Backup Collateral Manager and the Custodian shall be under no obligation to (i) monitor, determine or verify the unavailability or cessation of LIBOR, Daily Simple SOFR, Daily Simple RFR, SOFR, Term SOFR, Benchmark, Benchmark Replacement (or other applicable interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as expressly provided herein), any Benchmark Transition Event or any amendment or change required to be made to the applicable interest rate, (ii) select, determine or designate any LIBOR, Daily Simple SOFR, Daily Simple RFR, SOFR, Term SOFR, Benchmark, Benchmark Replacement or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) select, determine or designate any Benchmark Replacement Adjustment or other modifier to any replacement or successor index, or (iv) determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

The Collateral Agent, the Collateral Administrator, the Backup Collateral Manager and the Custodian shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of LIBOR, Daily Simple SOFR, Daily Simple RFR, SOFR, Term SOFR, Benchmark, Benchmark Replacement (or other applicable interest rate) and absence of a designated replacement Interest Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent or any Lender, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 12.02. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.03. Agent’s Reliance, Etc. (a) Neither Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including, without limitation, counsel for the Borrower or the Collateral Manager or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Documents on the part of the Borrower or the Collateral Manager or any other Person or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Collateral, this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto or for the validity, perfection, priority or enforceability of the Liens on the Collateral; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including for the avoidance of doubt, the Borrowing Base Certificate), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believe by it to be signed or sent by the proper party or parties. No Agent shall have any liability to the Borrower or any Lender or any other Person for the Borrower’s, the Collateral Manager’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b) No Agent shall be liable for the actions of omissions of any other Agent (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Documents or any Related Documents, or their duties thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including, without limitation, each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders, as applicable). No Agent shall be liable for any error of judgment made in good faith unless it shall be proven by a court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Documents or Related Documents shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 15.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties.

(c) No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(d) The delivery of reports, and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities that are afforded to it in this Agreement.

(e) Each Lender acknowledges that except as expressly set forth in this Agreement, the Collateral Agent has not made any representation or warranty to it, and that no act by the Collateral Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Collateral Agent to any Secured Party as to any matter. Each Lender represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon the Collateral Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager. The Collateral Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Collateral Manager which may come into the possession of the Collateral Agent.

Section 12.04. Indemnification. Each of the Lenders agrees to indemnify and hold the Agents and the Backup Collateral Manager harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 15.04 or otherwise) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys fees and expenses) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Agents under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct; and provided, further, that no Lender shall be liable to the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (for purposes hereof, “Liabilities”) unless such Liabilities are imposed on, incurred by, or asserted against the Collateral Agent as a result of any action taken, or not taken, by the Collateral Agent at the direction of the Administrative Agent or such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood and agreed that the Collateral Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any of the other Facility Documents, unless such Lenders shall have provided to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney’s fees and expenses) and Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 12.04 or otherwise). The rights of the Agents and obligations of the Lenders under or pursuant to this Section 12.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the any Agent hereunder.

Section 12.05. Successor Agents. Subject to the terms of this Section 12.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or Collateral Agent, as applicable. If an Agent shall resign then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation such Agent may appoint a successor agent. The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) an Event of Default shall have occurred and is continuing or, (ii) if such successor Agent is a Lender or an Affiliate of such Agent or any Lender. Any resignation of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 12.05. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents. Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the corporate trust properties and assets of the Collateral Agent substantially as a whole, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 12.06. Administrative Agent’s Capacity as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 12.07. Erroneous Payments (a) If the Administrative Agent or the Collateral Agent notifies a Lender, Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent or the Collateral Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent, the Collateral Agent or any of their Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent or the Collateral Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent or the Collateral Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such

Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent or the Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent or the Collateral Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent or the Collateral Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent or the Collateral Agent (or any of their Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent or the Collateral Agent (or any of their Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent or the Collateral Agent (or any of their Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent or the Collateral Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent or the Collateral Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent or the Collateral Agent pursuant to this Section 12.07(b).

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent and the Collateral Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Facility Document, or otherwise payable or distributable by the Administrative Agent or the Collateral Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent or the Collateral Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent or the Collateral Agent for any reason, after demand therefor by the Administrative Agent or the Collateral Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent or the Collateral Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent or the Collateral Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to a platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Advances to the Borrower or the Administrative Agent, (ii) the Administrative Agent or the Collateral Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent or the Collateral Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, and (iv) the Administrative Agent may reflect in the Register its ownership interest or the Collateral Agent’s ownership in the Advances subject to the Erroneous Payment Deficiency Assignment. Each of the Administrative Agent and the Collateral Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent and the Collateral Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent or the Collateral Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent or the Collateral Agent may be equitably subrogated, the Administrative Agent and the Collateral Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Facility Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent or the Collateral Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent or the Collateral Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 12.07 shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Facility Document.

ARTICLE XIII

THE BACKUP COLLATERAL MANAGER

Section 13.01. Duties of the Backup Collateral Manager. (a) On or before the Closing Date, the Collateral Manager shall deliver to the Backup Collateral Manager the information required to be set forth in the Monthly Report in hard copy and in EXCEL or a comparable format.

(b) The Backup Collateral Manager undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Collateral Manager hereunder. Without limiting the generality of the foregoing, the Backup Collateral Manager, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Collateral Manager or the Borrower and shall have no liability for any action taken or omitted by the Collateral Manager (including any successor to the Collateral Manager) or the Borrower. The Backup Collateral Manager may act through its agents, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Collateral Manager will be responsible for any willful misconduct or gross negligence on the part of such agents, attorneys or custodians acting for and on behalf of the Backup Collateral Manager. Neither the Backup Collateral Manager nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

Section 13.02. Fees of Backup Collateral Manager. (a) For the performance of its backup servicing duties hereunder, the Backup Collateral Manager shall be entitled to the fees and expenses set forth in the Backup Collateral Manager Fee Letter. The Backup Collateral Manager shall invoice the Borrower on a monthly basis for such fees and expenses. Payment shall be made by the Borrower to the extent funds are available for that purpose in accordance with the Priority of Payments.

(b) In the event the Borrower fails to make timely payment of fees and expenses for services performed by the Backup Collateral Manager under this Agreement, the Backup Collateral Manager shall give the Collateral Administrators, the Administrative Agent and the Collateral Manager written notice of such nonpayment. The Administrative Agent may elect to pay the Backup Collateral Manager all then past due servicing fees and expenses owed to the Backup Collateral Manager, and the Borrower agrees to reimburse the Administrative Agent therefor on demand, together with interest thereon at the Post-Default Rate.

Section 13.03. Assumption of Servicing Duties. (a) Upon written notification by the Administrative Agent to the Backup Collateral Manager and the Collateral Manager, which notice shall be binding upon the Collateral Manager, requesting the Backup Collateral Manager to become primary Collateral Manager with respect to the Collateral, the Backup Collateral Manager shall become Successor Collateral Manager under this Agreement in accordance with Section 11.09 hereof. Within thirty (30) Business Days following the aforesaid notice of Administrative Agent, the Backup Collateral Manager will commence the performance of such servicing duties as Successor Collateral Manager in accordance with the terms and conditions of this Agreement.

(b) The Backup Collateral Manager will have the right to assign its obligations hereunder with the prior written consent of the Administrative Agent and the Required Lenders, which consent shall not be unreasonably withheld. In addition, the Backup Collateral Manager may execute any of its duties under this Agreement (both as Backup Collateral Manager and as Successor Collateral Manager) by or through agents; provided that the Backup Collateral Manager shall remain primarily liable for the due performance of its duties hereunder.

Section 13.04. Indemnity. The Collateral Manager agrees to indemnify the Backup Collateral Manager and each of its Affiliates and the officers, directors, employees, members and agents thereof, forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable and documented attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Backup Collateral Manager Indemnified Amounts”) awarded against or incurred by, any such indemnified party arising out of or as a result of (i) any illegal act or omission by the Collateral Manager, or (ii) the failure of the Collateral Manager to comply with its duties or obligations in accordance with this Agreement (including the reasonable and documented attorneys’ fees and disbursements incurred in enforcing the Collateral Manager’s obligations hereunder), excluding, however, Backup Collateral Manager Indemnified Amounts to the extent resulting from (A) gross negligence, willful misconduct or bad faith on the part of such Indemnified Party, (B) a claim brought by the Collateral Manager against an indemnified party for breach in bad faith of such indemnified party’s obligations hereunder or under any other Facility Document as to which such bad faith shall have been found to exist by final order of the applicable court. The provisions of this Section 13.04 shall survive termination of this Agreement and the resignation or removal of the Backup Collateral Manager.

Section 13.05. Additional Provisions Applicable to Backup Collateral Manager. Notwithstanding anything to the contrary in this Agreement, in the event that the Backup Collateral Manager becomes the Successor Collateral Manager pursuant to Section 11.09, the following provisions shall be deemed applicable to the Backup Collateral Manager as Successor Collateral Manager:

(a) The Backup Collateral Manager’s duties as successor Collateral Manager pursuant to Section 11.02(a)(viii) shall be limited solely to maintaining the perfection of liens on the Collateral in favor of the Administrative Agent on behalf of the Secured Parties by preparing and filing or recording continuation statements and other documents or instruments as directed by the Administrative Agent;

(b) the Backup Collateral Manager shall not be required to deliver the agreed-upon procedures report pursuant to Section 8.08 unless the costs and expenses of the Backup Collateral Manager in obtaining such report shall be paid by the Borrower in accordance with the Priority of Payments (which the Borrower hereby agrees to pay) or by one or more Agents or Lenders in its or their sole discretion;

(c) the Backup Collateral Manager as Successor Collateral Manager shall be entitled to receive at least five (5) Business Days’ written notice prior to any inspection of its premises pursuant to Section 5.03(c), and such visits will occur no more than twice per year so long as the Backup Collateral Manager is not in default as Successor Collateral Manager;

(d) In the event that the Backup Collateral Manager merges into another Person or conveys or transfers its assets to a third party and the surviving entity assumes the duties of the Backup Collateral Manager hereunder, this Agreement shall remain in force, and the terms hereof shall govern the relationship between the Borrower and the successor to the Backup Collateral Manager; and

(e) The indemnification obligations of the Backup Collateral Manager upon becoming Successor Collateral Manager hereunder are expressly limited to those instances of willful misconduct, gross negligence or bad faith of the Backup Collateral Manager as Successor Collateral Manager.

(f) With respect to Foreign Loans, the Backup Collateral Manager acting as Successor Collateral Manager shall only be responsible for invoicing and acting as a system of record and shall not be responsible for exercising the Borrower’s rights and remedies with respect to such Foreign Loans. In the event that the Backup Collateral Manager becomes the Successor Collateral Manager, to the extent the Borrower’s rights and remedies with respect to a Foreign Loan are to be exercised, upon direction of the Administrative Agent, the Collateral Agent shall engage a Foreign Loan servicer to exercise such rights and remedies in the applicable jurisdiction.

(g) For avoidance of doubt, if the Backup Collateral Manager becomes the Successor Collateral Manager, the Administrative Agent shall provide written instructions to the Successor Collateral Manager with respect to any discretionary actions, including but not limited to any actions under Article X and XI, sales of Collateral Loans or executing amendments, providing consents and waivers or exercising any voting rights with respect to the Collateral Loans. If the Backup Collateral Manager becomes the Successor Collateral Manager, then it shall not be obligated to take any discretionary actions under this Agreement or any related agreement, other than normal and customary invoicing and collecting from the Obligors under the Collateral, unless directed in writing by the Administrative Agent.

Section 13.06. Resignation of the Backup Collateral Manager. Notwithstanding the provisions above, the Backup Collateral Manager may resign, either as Backup Collateral Manager or as Successor Collateral Manager, upon ninety (90) days prior written notice to the Administrative Agent, the Collateral Agent and the Borrower: provided, however, such resignation shall not become effective until there is a replacement Successor Collateral Manager or Backup Collateral Manager in place that is acceptable to the Collateral Agent, the Administrative Agent, and, unless an Event of Default shall have occurred and be continuing, the Borrower, in each case in their sole discretion. Upon the resignation of the Backup Collateral Manager, the Administrative Agent shall appoint a successor Backup Collateral Manager (subject to the previous sentence) and if it does not do so within thirty (30) days of the Backup Collateral Manager’s resignation, the Backup Collateral Manager may petition a court of competent jurisdiction for the appointment of a successor.

ARTICLE XIV

THE CUSTODIAN

Section 14.01. Designation of Custodian

(a) Initial Custodian. The role of Custodian with respect to the Collateral Loans shall be conducted by the Person designated as Custodian hereunder from time to time in accordance with this Section 14.01. Until the Administrative Agent shall give to U.S. Bank National Association a Custodian Termination Notice, U.S. Bank National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Custodian pursuant to the terms hereof.

(b) Successor Custodian. Upon the Custodian’s receipt of a Custodian Termination Notice from the Administrative Agent of the designation of a successor Custodian pursuant to the provisions of Section 14.05, the Custodian agrees that it will terminate its activities as Custodian hereunder. Upon the resignation of the Custodian, the Administrative Agent shall appoint a successor Custodian and if it does not do so within thirty (30) days of the Custodian’s resignation, the Custodian may petition a court of competent jurisdiction for the appointment of a successor.

Section 14.02. Duties of Custodian.

(a) Appointment. Each of the Borrower and the Administrative Agent hereby designate and appoint the Custodian to act as its agent and hereby authorizes the Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Custodian by this Agreement. The Custodian hereby accepts such agency appointment to act as Custodian pursuant to the terms of this Agreement, until its resignation or removal as Custodian pursuant to the terms hereof.

(b) Duties. On or before the Funding Effective Date, and until its removal pursuant to Section 14.5, the Custodian shall perform, on behalf of the Administrative Agent and the other Secured Parties, the following duties and obligations:

(i) The Custodian shall take and retain custody of the Related Documents delivered by the Borrower pursuant to Section 7.05 in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent, as agent for the Secured Parties. Within five (5) Business Days of its receipt of the Related Documents and Loan Checklist, the Custodian shall review the Related Documents delivered to it to confirm that (A) if the files delivered per the following sentence indicate that any document must contain an original signature, each such document appears to bear the original signature, or if the file indicates that such document may contain a copy of a signature, that such copies appear to bear a reproduction of such signature and (B) based on a review of the applicable note, the related initial principal loan balance when entered into or obtained by the Borrower, loan identification number and Obligor name with respect to such Collateral Loan is referenced on the related Loan Checklist and is does not appear to be a duplicate Collateral Loan (such items (A) through (B) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Custodian, in connection with each delivery of Related Documents hereunder to the Custodian, the Collateral Manager shall provide to the Custodian an electronic file (in EXCEL or a comparable format acceptable to the Custodian) or the related Loan Checklist that contains a list of all Related Documents and whether they require original signatures, the loan identification number and the name of the Obligor and the initial principal loan balance when entered into or obtained by the Borrower with respect to each related Collateral Loan. If, at the conclusion of such review, the Custodian shall determine that (1) the initial principal loan balances of the Collateral Loans with respect to which it has received Related Documents is less than as set forth on the electronic file, the Custodian shall promptly notify the Administrative Agent, the Borrower and the Collateral Manager of such discrepancy, and (2) any Review Criteria is not satisfied, the Custodian shall within one (1) Business Day notify the Collateral Manager of such determination and provide the Collateral Manager and the Borrower with a list of the non-complying Collateral Loans and the applicable Review Criteria that they fail to satisfy. The Collateral Manager shall have ten (10) Business Days to correct any non-compliance with any Review Criteria. In addition, if requested in writing in the form of Exhibit G by the Collateral Manager and approved by the Administrative Agent within ten (10) Business Days of the Custodian’s delivery of such report, the Custodian shall return the Related Documents for any Collateral Loan which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Custodian shall not have any responsibility for reviewing any Related Documents.

(ii) In taking and retaining custody of the Related Documents, the Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Custodian makes no representations as to the existence, perfection or priority of any Lien on the Related Documents or the instruments therein; and provided further that the Custodian’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Related Documents that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at the Document Custodian Facilities. All Related Documents that are originals or copies shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Related Documents that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Custodian. All Related Documents that are delivered to the Custodian in electronic format shall be saved onto disks and/or onto the Custodian’s secure computer system, and maintained in a manner so as to permit retrieval and access.

(iv) On each Payment Date, the Custodian shall provide a written report to the Administrative Agent and the Collateral Manager (in a form acceptable to the Administrative Agent) identifying each Collateral Loan for which it holds Related Documents, the non-complying Collateral Loans and the applicable Review Criteria that any non-complying Collateral Loan fails to satisfy.

(v) In performing its duties, the Custodian shall use a similar degree of care and attention as it employs with respect to similar collateral that it holds as Custodian for others.

(vi) In no event shall the Custodian be liable for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if the Custodian has been advised of the likelihood of such damages and regardless of the form of such action.

(vii) Notwithstanding anything herein to the contrary, delivery of the Collateral Loans acquired by the Borrower which constitute Noteless Loans or Participations or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Custodian of (i) in the case of a Noteless Loan, a copy of the loan register with respect to such Noteless Loan evidencing registration of such Collateral Loan on the books and records of the applicable obligor or bank agent to the name of the Borrower (or its nominee) or a copy (which may be a facsimile copy) of an assignment agreement in favor of the Borrower as assignee, and (ii) in the case of a Participation, a copy of the related participation agreement. Any duty on the part of the Custodian with respect to the custody of such Collateral Loans shall be limited to the exercise of reasonable care by the Custodian in the physical custody of any such Related Documents and other documents delivered to it, and any related instrument, security, credit agreement, assignment agreement and/or other agreements or documents, if any (collectively, “Financing Documents”), that may be delivered to it.

(viii) The Custodian may assume the genuineness of any such Financing Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each such Financing Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral Loan to be held by the Custodian under this

Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Collateral Loan or to compel or cause delivery thereof to the Custodian.

Section 14.03. Merger or Consolidation. Any Person (i) into which the Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Custodian hereunder, shall be the successor to the Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 14.04. Custodian Compensation. As compensation for its Custodian activities hereunder, the Custodian shall be entitled to fees pursuant to the Custodian Fee Letter. The Custodian’s entitlement to receive the fees under the Custodian Fee Letter shall cease on the earlier to occur of: (i) its removal as Custodian pursuant to Section 14.05 or (ii) the termination of this Agreement. Upon termination of this Agreement or earlier resignation or removal of the Custodian, the Borrower shall pay to the Custodian such compensation, and shall likewise reimburse the Custodian for its costs, expenses and disbursements, as may be due as of the date of such termination, resignation or removal, as the case may be. All indemnifications in favor of the Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Custodian. The Borrower agrees to pay or reimburse to the Custodian upon its request from time to time all costs, disbursements, advances, and expenses (including reasonable fees and expenses of legal counsel) incurred, in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or performance by the Custodian of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Custodian to collect any amounts owing to it under this Agreement).

Section 14.05. Custodian Removal . The Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Custodian (the “Custodian Termination Notice”); provided that notwithstanding its receipt of a Custodian Termination Notice, the Custodian shall continue to act in such capacity (and shall continue to be entitled to receive fees) until a successor Custodian has been appointed, has agreed to act as Custodian hereunder, and has received all Related Documents held by the previous Custodian.

Section 14.06. Limitation on Liability. (a) The Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct, bad faith or grossly negligent performance or omission of its duties and in the case of its grossly negligent performance of its duties in taking and retaining custody of the Related Documents.

(d) The Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Custodian.

(f) The Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) Without prejudice to the generality of the foregoing, the Custodian shall be without liability to the Borrower, Collateral Manager, the Administrative Agent or any other Person for any damage or loss resulting from or caused by events or circumstances beyond the Custodian’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Borrower, the Collateral Manager, collateral Administrator or the Administrative Agent (including any Authorized Person of any thereof) in its instructions to the Custodian; or changes in applicable law, regulation or orders.

(i) In the event that (i) the Borrower, Collateral Agent, the Collateral Administrator, the Collateral Manager, the Administrative Agent, Lenders or Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Collateral Loan or Related Documents or (ii) a third party shall institute any court proceeding by which any Related Document shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by law, continue to hold and maintain all the Related Documents that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Related Documents as directed by the Collateral Agent or Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower.

Section 14.07. Resignation of the Custodian. The Custodian shall not resign from the obligations and duties hereby imposed on it except upon (a) ninety (90) days written notice to the Borrower, the Collateral Manager and the Administrative Agent, or (b) the Custodian’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Custodian could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Custodian shall be evidenced as to clause (i) above by an opinion of counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Custodian shall have assumed the responsibilities and obligations of the Custodian hereunder.

Section 14.08. Release of Related Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent) to, and shall, upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit G, release to the Collateral Manager within two (2) Business Days of receipt of such request, the Related Documents or the documents set forth in such request and receipt to the Collateral Manager. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Administrative Agent in accordance with the terms of this Agreement. The Collateral Manager shall return to the Custodian the Related Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Collateral Manager’s need therefor in connection with such enforcement or servicing no longer exists, unless the Collateral Loan shall be liquidated or sold, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation or sale from the Collateral Manager to the Custodian in the form annexed hereto as Exhibit G, the Collateral Manager’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Custodian to the Collateral Manager.

(b) Release for Payment. Upon receipt by the Custodian of the Collateral Manager’s request for release of documents and receipt in the form annexed hereto as Exhibit G (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Custodian shall promptly release the Related Documents to the Collateral Manager.

Section 14.09. Return of Related Documents. The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Custodian return each Related Document (as applicable), respectively (a) delivered to the Custodian in error, (b) as to which the Lien on the underlying assets securing such related Collateral Loan has been so released pursuant to Section 7.02, (c) that has been the subject of a discretionary sale or any sale of loan pursuant to Section 10.01 or substitution pursuant to Section 10.03 or (d) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Custodian and the Administrative Agent a written request in the form annexed hereto as Exhibit G (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within two (2) Business Days, return the Related Documents so requested to the Borrower.

Section 14.10. Access to Certain Documentation and Information Regarding the Collateral; Audits. (a) The Collateral Manager, the Borrower and the Custodian shall provide to the Administrative Agent access to the Related Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge (but, with respect to the Custodian, at the expense of the Borrower) but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager’s and Custodian’s normal security and confidentiality procedures; provided that the Administrative Agent may, and shall upon request of any Lender, permit each Lender to be included on any such review, and shall use reasonably commercial efforts to schedule any review on a day when Lenders desiring to participate in such review may be included. From time to time at the discretion of the Administrative Agent, the Administrative Agent may review the Collateral Manager’s collection and administration of the Collateral in order to assess compliance by the Collateral Manager with ARTICLE XI and may conduct an audit of the Collateral, and Related Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time.

(b) Without limiting the foregoing provisions of Section 14.10(a), from time to time on request of the Administrative Agent, the Custodian shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct a review of the Related Documents and all other documentation regarding the Collateral. Up to two such reviews per fiscal year shall be at the expense of the Borrower and additional reviews in a fiscal year shall be at the expense of the requesting Lender(s); provided that, after the occurrence and during the continuance of an Event of Default, any such reviews, regardless of frequency, shall be at the expense of the Borrower.

Section 14.11. Representations and Warranties of the Custodian. The Custodian in its individual capacity and as Custodian represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Custodian under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Custodian, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Custodian is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law as to the Custodian.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Custodian of the transactions contemplated hereby and the fulfillment by the Custodian of the terms hereof have been obtained.

(f) Validity. The Agreement constitutes the legal, valid and binding obligation of the Custodian, enforceable against the Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Code and general principles of equity (whether considered in a suit at law or in equity)

Section 14.12. Covenants of the Custodian.

(a) Affirmative Covenants of the Custodian.

(i) Compliance with Law. The Custodian will comply in all material respects with all Applicable Law.

(ii) Preservation of Existence. The Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(iii) Location of Related Documents. Subject to Section 14.08, the Related Documents shall remain at all times in the possession of the Custodian at the Document Custodian Facilities unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Related Documents to be released to the Collateral Manager on a temporary basis in accordance with the terms hereof, except as such Related Documents may be released pursuant to this Agreement.

(b) Negative Covenants of the Custodian.

(i) Related Documents. The Custodian will not dispose of any documents constituting the Related Documents in any manner that is inconsistent with the performance of its obligations as the Custodian pursuant to this Agreement.

(ii) No Changes to Custodian Fee. The Custodian will not make any changes to the custodian fee set forth in the Custodian Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

ARTICLE XV

MISCELLANEOUS

Section 15.01. No Waiver; Modifications in Writing. (a) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as otherwise provided in this Agreement, including, without limitation, as provided in Section 2.11(b) with respect to the implementation of a Benchmark Replacement Rate or Benchmark Replacement Conforming Changes (as set forth therein), no amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Collateral Manager, the Administrative Agent and the Required Lenders, provided that:

(i) any Fundamental Amendment shall require the written consent of all Lenders; and

(ii) no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent, the Swingline Lender, the Custodian, the Collateral Administrator or the Backup Collateral Manager (including in its role as successor Collateral Manager if it shall be so appointed) hereunder without the prior written consent of such Agent, the Swingline Lender, Custodian, Collateral Administrator or Backup Collateral Manager, as the case may be.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).

Section 15.02. Notices, Etc. Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address in Schedule 6), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 15.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 15.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 6, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 6.

Section 15.03. Taxes. (a) Any and all payments by the Borrower under this Agreement shall be made, in accordance with this Agreement, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, excluding, (A) income and franchise taxes or branch profit taxes imposed (i) in the case of any Secured Party or any Lender, by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located, or (ii) in the case of any Secured Party or any Lender, by any jurisdiction solely by reason of such Secured Party or such Lender having any other present or former connection with such jurisdiction (other than a connection arising solely from entering into, receiving any payment under or enforcing its rights under this Agreement or any other Facility Document) (“Other Connection Taxes”) and (B) any withholding taxes imposed on payments by the Borrower under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law (or by the interpretation or administration thereof) to deduct any Taxes from or in respect of any sum payable by it hereunder or under any other Facility Document to any Secured Party, (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 15.03) such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Borrower agrees (and, to the extent the funds available for by the Borrower therefor on any Payment Date are insufficient to pay such amounts in full, the Collateral Manager, on behalf of the Borrower, will shall pay such amounts), to timely pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower hereunder or under any other Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or under any other Facility Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify (and, to the extent the funds available for by the Borrower therefor on any Payment Date are insufficient to pay such amounts in full, the Collateral Manager, on behalf of the Borrower, will shall pay such amounts) each of the Secured Parties for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 15.03) paid by any Secured Party in respect of the Borrower, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments by Borrower or the Collateral Manager pursuant to this indemnification shall be made promptly following the date the Secured Party makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Such certificate shall be presumed to be correct absent manifest error.

(d) Notwithstanding anything herein to the contrary, the Borrower shall not be required to indemnify any Secured Party, or pay any additional amounts to any Secured Party (including under Section 15.03(a)), in respect of United States Federal withholding tax or backup withholding tax to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding or backup withholding tax existed on the date such Lender became a party to this Agreement or, with respect to payments to a new lending office so designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to an Advance; provided that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Secured Party would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the transferor Lender or the Lender making the designation of such New Lending Office would have been entitled to receive in the absence of such transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Secured Party to comply with paragraphs (g) or (h) below.

(e) Promptly after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to each Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Agent).

(f) If any payment is made by the Borrower (or the Collateral Manager on its behalf) to or for the account of any Secured Party after deduction for or on account of any Taxes or Other Taxes, and an indemnity payment or additional amounts are paid by the Borrower pursuant to this Section 15.03, then, if such Secured Party in its sole discretion determines that it is entitled to a refund of such Taxes or Other Taxes, such Secured Party shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, apply for such refund and reimburse to the Borrower (or the Collateral Manager, as applicable) such amount of any refund received (net of reasonable out-of-pocket expenses including Taxes incurred and without interest, other than interest received by the applicable Secured Party from the relevant Governmental Authority) as such Secured Party shall determine in its sole discretion to be attributable to the relevant Taxes or Other Taxes; provided that in the event that such Secured Party is required to repay such refund to the relevant taxing authority, the Borrower agrees to return the refund to such Secured Party pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority).

(g) Each Secured Party and each Participant that is entitled to an exemption from or reduction of withholding tax, with respect to payments hereunder shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Secured Party or Participant, if requested by a Borrower or the Administrative Agent, shall deliver such other forms, documentation, or other information reasonably requested by a Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent (i) to determine whether or not such Lender or Participant is subject to backup withholding or information reporting requirement. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution or submission of such documentation (other than such documentation set forth in this Section 15.03(g) below) shall not be required if in such Lender’s or Participant’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Participant.

Without limiting the generality of the foregoing, each Secured Party and each Participant that is a U.S. Person hereby agrees that it shall, no later than the Funding Effective Date or, in the case of a Secured Party or a Participant which becomes a party hereto pursuant to Section 15.06, the date upon which such Secured Party becomes a party hereto or participant herein, deliver to the Borrower and each Agent, if applicable, two accurate, complete and signed copies of IRS Form W-9 or successor form, certifying that such Secured Party or Participant is on the date of delivery thereof entitled to an exemption from United States backup withholding tax. Each Secured Party or Participant that is organized under the laws of a jurisdiction outside than the United States (a “Non-U.S. Lender”) shall, no later than the date on which such Secured Party becomes a party hereto or a participant herein pursuant to Section 15.06, deliver to the Borrower and each Agent two properly completed and duly executed copies of either IRS Form W-8BEN, IRS Form W-8ECI, IRS Form W-8EXP or IRS Form W-8IMY (and any required attachments to such forms) or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax with respect to payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender hereby represents that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall notify the

Borrower and each Agent in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or participant herein and on or before the date, if any, such Non-U.S. Lender designates a New Lending Office. In addition, each Non-U.S. Lender shall deliver such forms as promptly as practicable after receipt of a written request therefor from the Borrower or an Agent. Each Secured Party and each Participant agrees that if any form or certification it previously delivered pursuant to this Section 15.03(g) expires or becomes obsolete or inaccurate in any respect, or if a successor version of such form or certification is published, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding any other provision of this Section 15.03, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 15.03(g) that such Non-U.S. Lender is not legally able to deliver.

(h) If any Secured Party requires the Borrower to pay any additional amount to such Secured Party or any taxing Governmental Authority for the account of such Secured Party or to indemnify such Secured Party pursuant to this Section 15.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion, that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 15.03 in the future and (ii) would not subject such Secured Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Secured Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i) Nothing in this Section 15.03 shall be construed to require any Secured Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(j) Compliance with FATCA. Each Lender that is organized under the laws of a jurisdiction other than the United States shall comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

Section 15.04. Costs and Expenses; Indemnification. (a) The Borrower agrees to promptly pay on demand (i) all reasonable and documented out-of-pocket costs and expenses of the Agents, the Custodian, the Collateral Administrator, the Backup Collateral Manager and the other Lenders in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable and documented fees and disbursements of outside counsel for each of the Administrative Agent, the Collateral Agent, the Custodian, the Collateral Administrator, the Backup Collateral Manager and the other Lenders, UCC filing fees and all other related fees and expenses in connection therewith; and in connection with any modification or amendment of this Agreement or any other Facility Document. Further, the Borrower shall promptly pay on demand (A) all reasonable and documented out-of-pocket costs and expenses (including all reasonable fees, expenses and disbursements of legal counsel and any auditors, accountants, consultants or appraisers or other professional advisors and agents engaged by the Agents and the Lenders) incurred by the Agents and the Lenders in the preparation, execution, delivery, filing, recordation, administration, performance or enforcement of this Agreement or any other Facility Document or any consent, amendment, waiver or other modification relating thereto or the enforcement of this Agreement or any other Facility Document against the Borrower or the Collateral Manager, (B) all reasonable and documented out-of-pocket costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and title insurance premiums, and (C) after the occurrence of any Event of Default, all reasonable and documented costs and expenses incurred by the Agents and the Lenders in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Agents and the Lenders or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Agents and the Lenders; provided that, notwithstanding the foregoing or anything to the contrary herein, in each case, the Borrower shall only be responsible for the fees, expenses and disbursements of a single primary counsel to the Agents and the Lenders and a single local counsel to the Agents and the Lenders in each relevant jurisdiction (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses among the Agents and the Lenders, in which case each such similarly conflicted group of Persons may retain its own counsel). The undertaking in this Section shall survive repayment of the Obligations, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents, termination of this Agreement and the resignation or replacement of the Collateral Agent. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Collateral Agent are intended to constitute expenses of administration under any applicable bankruptcy law.

(b) The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever, (including the reasonable and documented fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated and including for the avoidance of doubt the enforcement of any contractual and indemnification obligation against the Borrower or the Collateral Manager) (collectively, the “Liabilities”), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach of any covenant by the Borrower or the Collateral Manager contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower or the Collateral Manager contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is false or misleading; (iv) any failure by the Borrower or the Collateral Manager to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Collateral Agent (for the benefit of the Secured Parties) a perfected security interest in all of the Collateral free and clear of all Liens; (vi) any action or omission, not expressly authorized by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of reducing or impairing the Collateral or the rights of the Agents or the Secured Parties with respect thereto; (vii) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time; (viii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on any Collateral Loan (or the Related Documents evidencing such Collateral Loan) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from any related property; (ix) the commingling of Collections on the Collateral at any time with other funds; (x) any failure by the Borrower to give reasonably equivalent value to the applicable seller, in consideration for the transfer by such seller to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code; (xi) the failure of the Borrower, the Collateral Manager or any of their respective agents or representatives to remit to the Collection Account, within one (1) Business Day of receipt, Collections on the Collateral Loans remitted to the Borrower, the Collateral Manager or any such agent or representative as provided in this Agreement; (xii) any environmental liabilities and (xiii) any Default or Event of Default; provided, that the Borrower shall not be liable (A) for any Liability or losses arising due to the deterioration in the credit quality or market value of the Collateral Loans or other Collateral hereunder to the extent that such credit quality or market value was not misrepresented in any material respect by the Borrower or any of its Affiliates or (B) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s bad faith, gross negligence or willful misconduct; provided however that in no event will such Indemnified Party have any liability for any special, exemplary, indirect, punitive or consequential damages in connection with or as a result of such Indemnified Party’s activities related to this Agreement or any Facility Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, further, that any payment hereunder which relates to taxes, levies, imposes, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, or additional sums described in Sections 2.09, 2.10 or 15.03, shall not be covered by this Section 15.04(b).

(c) No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Facility Documents or the transactions contemplated hereby or thereby.

(d) The provisions of this Section 15.04 shall survive the discharge and termination of this Agreement or earlier resignation or removal of an indemnitee.

Section 15.05. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 15.06. Assignability. (a) Each Lender may, with the consent of the Administrative Agent and the Borrower (in each case not to be unreasonably withheld or delayed), assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Commitment); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that:

(i) the Borrower’s consent to any such assignment shall not be required if the assignee is a Permitted Assignee with respect to such assignor;

(ii) the Borrower’s consent to any such assignment pursuant to this Section 15.06(a) shall not be required if an Event of Default shall have occurred and is continuing (and not been waived by the Lenders in accordance with Section 15.01); and

(iii) no such assignment shall be made to a natural person.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Section 15.03(g). Notwithstanding any other provision of this Section 15.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

(b) The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agents and the Lenders.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Swingline Lender sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 15.06(c) and Sections 15.09(b), 15.15 and 15.19. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment. Sections 2.09, 2.10, and 15.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that no Participant shall be entitled to any amount under Section 2.09, 2.10, or 15.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred.

(ii) In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Advances or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. An Advance may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Advance may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error.

(d) The Collateral Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 15.02 or such other address as the Collateral Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the aggregate outstanding principal amount of the outstanding Advances maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register and in accordance with this Section 15.06.

(e) Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”) and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Each Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser and a QIB. Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances or its Commitment to (x) any Person that is not both a Qualified Purchaser and a QIB or (y) the Borrower or any of the Borrower’s Affiliates.

Section 15.07. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK.

Section 15.08. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 15.09. Confidentiality. (a) Each Secured Party agrees to keep confidential all non-public information provided to it by the Borrower or the Collateral Manager with respect to the Borrower, its Affiliates, the Collateral or any other information furnished to any Secured Party pursuant to this Agreement or any other Facility Document (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) in connection with this Agreement and the other Facility Documents and not for any other purpose, (x) to any Secured Party or any Affiliate of a Secured Party, or (y) any of their respective Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information, (b) subject to an agreement to comply with the provisions of this Section (or other provisions at least as restrictive as this Section), (i) to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bone fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement and (ii) as reasonably required by any direct or indirect contractual counterparties for professional advisors thereto, to any swap or derivative transaction relating to the Borrower and its obligations, (c) to any Governmental Authority purporting to have jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative, (f) in connection with the exercise of any remedy hereunder or under any other Facility Document, or (g) with the consent of the Borrower or to any other party to this Agreement. In addition, each Secured Party may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Secured Parties in connection with the administration and management of this Agreement and the other Facility Documents.

(b) Notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, each of the parties hereto acknowledges and agrees that the Administrative Agent or any Lender may post to a secured password-protected internet website maintained by the Administrative Agent or such Lender and required by any Rating Agency rating the commercial paper notes of any CP Conduit in connection with Rule 17g-5 (as defined below) such information as any such Rating Agency may request in connection with the confirming its rating of such commercial paper notes or that the Administrative Agent or such Lender may otherwise determine is necessary or appropriate to post to such website in furtherance of the requirements of Rule 17g-5. “Rule 17g-5” shall mean Rule 17g-5 under the Securities Exchange Act of 1934 as such may be amended from time to time, and subject to such clarification and interpretation as has been provided by the Securities and Exchange Commission in the adopting release (Amendments to Rules for Nationally Recognized Statistical Rating Organizations, Exchange Act Release No. 34-61050, 74 Fed. Reg. 63,832, 63,865 (Dec. 4, 2009)) and subject to such clarification and interpretation as may be provided by the Securities and Exchange Commission or its staff from time to time.

Section 15.10. Merger. This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof and such Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 15.11. Survival. All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.04(f), 2.09, 2.10, 2.12, 15.03, 15.04, 15.09, 15.16, 15.18 and 15.19 and this Section 15.11 shall survive the termination of this Agreement in whole or in part and the payment in full of the principal of and interest on the Advances.

Section 15.12. Submission to Jurisdiction; Waivers; Etc. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, County of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b) consents that any such action or proceeding may be brought in any court described in Section 15.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 15.02 or at such other address as may be permitted thereunder;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, indirect, punitive or consequential damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement).

Section 15.13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM THEREIN OR RELATING THERETO.

Section 15.14. Service of Process. If the Borrower fails at any time to maintain a business office within the State of New York, it shall immediately (but no later than five (5) Business Days following such occurrence) (i) notify the Administrative Agent and (ii) appoint a process agent in accordance with the procedure set forth below.

The Borrower shall irrevocably designate, appoint and empower an agent (the “Process Agent”), with an office in New York, New York, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding brought in the courts listed in Section 15.12 in connection with or arising out of this Agreement or any other Facility Document. If for any reason the Process Agent shall cease to act as such and the Borrower does not at such time have a business office within the State of New York, the Borrower agrees to promptly designate new designees, appointees and agents in New York, New York on the terms and for the purposes of this Section 15.14 satisfactory to the Administrative Agent, which new designees, appointees and agents shall thereafter be deemed to be the Process Agent for all purposes of this Agreement and the other Facility Documents. The Borrower further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the Process Agent (whether or not the appointment of the Process Agent shall for any reason prove to be ineffective or the Process Agent shall accept or acknowledge such service) or by mailing copies thereof by regular or overnight mail, postage prepaid, to the Process Agent at its address specified above in this Section 15.14. The Borrower agrees that the failure of the Process Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of any Secured Party to serve any such legal process, summons, notices and documents in any other manner permitted by Applicable Law or to obtain jurisdiction over the Borrower or bring actions, suits or proceedings against the Borrower in such other jurisdictions, and in a manner, as may be permitted by Applicable Law. The Borrower hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or any other Facility Document brought in the court chosen by any Secured Party and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 15.15. Waiver of Setoff. Each of the Borrowers and the Collateral Manager hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 15.16. PATRIOT Act Notice. Each Lender and each of the Administrative Agent, the Collateral Agent, the Custodian and the Backup Collateral Manager hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender in order to assist such Lender in maintaining compliance with the PATRIOT Act.

Section 15.17. Legal Holidays. In the event that the date of any Payment Date, date of prepayment or Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 15.18. Non-Petition. The Collateral Manager, the Collateral Agent, the Collateral Administrator, the Backup Collateral Manager and the Custodian each hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under federal or state bankruptcy or similar laws until at least one year and one day, or if longer the applicable preference period then in effect plus one day, after the payment in full of the Advances and the termination of all Commitments. The provisions of this Section 15.18 shall survive the termination of this Agreement.

Section 15.19. CP Conduit Provisions. (a) No Proceedings. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money of any CP Conduit party hereto, to not, prior to the date which is one year and one day after the payment in full of all such indebtedness, acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such CP Conduit to invoke, the process of any governmental authority for the purpose of (i) commencing or sustaining a case against such CP Conduit under any federal or state bankruptcy, insolvency or similar law (including the Bankruptcy Code), (ii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such CP Conduit, or any substantial part of its property, or (iii) ordering the winding up or liquidation of the affairs of such CP Conduit. The provisions of this Section 15.19(a) shall survive the termination of this Agreement.

(b) Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, no CP Conduit party hereto shall, nor shall be obligated to, pay any amount pursuant to this Agreement unless (i) such CP Conduit has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such CP Conduit could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing its securitization program or (y) all of such CP Conduit’s commercial paper notes are paid in full. Any amount which such CP Conduit does not pay pursuant to the operation of the preceding sentence will not constitute a claim (as defined in § 101 of the Bankruptcy Code) against or obligation of such CP Conduit for any such insufficiency unless and until such CP Conduit satisfies the provisions of clauses (i) and (ii) above. Notwithstanding the foregoing, if such CP Conduit would (but for the operation of this Section 15.19) be obligated to fund any Advance hereunder, or make any other payment hereunder (including, without limitation, under Section 12.04), it shall cause its Liquidity Banks to fund such Advances, or make such payments, directly to the Borrower or to the other Persons entitled hereunder to receive such funds (and, by their execution and delivery hereof, the applicable Liquidity Banks hereby expressly agree to make such payments). The provisions of this Section 15.19(b) will survive the termination of this Agreement.

(c) Funding. For the avoidance of doubt, Mountcliff Funding LLC (“Mountcliff”) shall be the related CP Conduit for Société Générale (“SG”) with respect to Syndicated Advances denominated in Dollars. Mountcliff’s making, funding or maintaining any such Dollar-denominated Syndicated Advance shall satisfy SG’s Commitment to make, fund or maintain such Syndicated Advance, and SG’s unfunded Commitment shall be reduced by the principal amount of Mountcliff’s Syndicated Advances. Notwithstanding the otherwise-applicable restrictions on assignment set forth in Section 15.06(a), without the consent of any Person other than SG and Mountcliff and without delivering an Assignment and Acceptance or any new or additional tax forms, (i) SG may, with the consent of Mountcliff, at any time assign to Mountcliff all or any portion of SG’s Dollar-denominated Syndicated Advances, together with SG’s rights (including, without limitation, the right to receive payments of principal and interest thereon) and obligations with respect thereto, and (ii) Mountcliff may, with the consent of SG or pursuant to any purchase commitment made by SG to Mountcliff, at any time assign to SG all or any portion of Mountcliff’s Dollar-denominated Syndicated Advances, together with Mountcliff’s rights (including, without limitation, the right to receive payments of principal and interest thereon) and obligations with respect thereto. Promptly following any such assignment by SG to Mountcliff or by Mountcliff to SG, as the case may be, SG shall notify the Administrative Agent of such assignment and principal amount of Syndicated Advances so assigned, and the Administrative Agent shall record such assignment in the Register pursuant to Section 15.06(d).

Section 15.20. Third Party Beneficiary. The BDC shall be an express third party beneficiary of this Agreement with a right to enforce the provisions of Section 9.01 that inure to its benefit.

Section 15.21. Reserved.

Section 15.22. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. The Borrower, the Collateral Manager and the BDC (collectively, solely for purposes of this paragraph, the “Credit Parties”) each agree that nothing in the Facility Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Facility Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

Section 15.23. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 15.24. Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Agreed Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City, New York or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Advances denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Facility Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment (but subject to the provisos set forth in Section 15.04(b)), agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

Section 15.25. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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